As filed with the Securities and Exchange Commission on November 6, 2013
Registration No. 333-191165
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CST BRANDS, INC.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5500 (Primary Standard Industrial Classification Code Number)	46-1365950 (I.R.S. Employer Identification Number)
One Valero Way Building D, Suite 200 San Antonio, TX 78249 (210) 692-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Kimberly S. Bowers
Chairman of the Board, Chief Executive Officer and President
CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249
(210) 692-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Gerald M. Spedale Baker Botts L.L.P. 910 Louisiana St. Houston, TX 77019 (713) 229-1234	Stephanie L. Chandler Steven R. Jacobs Jackson Walker L.L.P. 112 E. Pecan, Suite 2400 San Antonio, TX 78205 (210) 978-7740
Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.
If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)     ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

* Includes certain subsidiaries of CST Brands, Inc. identified on the following page.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

SUBSIDIARY GUARANTORS

Exact Name of Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Identification No.
Autotronic Systems, Inc.	Delaware	74-1619690
Big Diamond, LLC	Texas	74-2487272
Big Diamond Number 1, LLC	Texas	74-1701466
CST Arizona Stations, Inc.	Delaware	74-2756940
CST Arkansas Stations, LLC	Arkansas	90-0815630
CST California Stations, Inc.	Delaware	68-0647593
CST Diamond Holdings, LLC	Texas	90-0939417
CST Diamond, L.P.	Texas	20-0488237
CST Marketing and Supply Company	Delaware	46-1848472
CST Metro LLC	Michigan	38-2114740
CST Security Services, Inc.	Delaware	46-2011678
CST Services LLC	Delaware	74-2505379
CST Shamrock Stations, Inc.	Delaware	74-2472053
CST USA INC.	Delaware	46-2226623
ELR, LLC	Delaware	46-3627870
Emerald Marketing, Inc.	Texas	74-1800709
National Convenience Stores Incorporated	Delaware	74-1361734
Real Estate Ventures, LLC	Texas	46-3622294
Sigmor Beverage, Inc.	Texas	74-2242376
Sigmor Company, LLC	Delaware	75-1828463
Sigmor Number 5, Inc.	Texas	74-1653533
Sigmor Number 43, Inc.	Texas	74-1366464
Sigmor Number 79, Inc.	Texas	74-1493115
Sigmor Number 80, Inc.	Texas	74-1399220
Sigmor Number 103, Inc.	Texas	74-1686610
Sigmor Number 105, Inc.	Texas	74-1504704
Sigmor Number 119, Inc.	Texas	74-1551267
Sigmor Number 178, Inc.	Texas	74-1598426
Sigmor Number 196, Inc.	Texas	74-1654843
Sigmor Number 238, Inc.	Texas	74-1672782
Sigmor Number 259, Inc.	Texas	74-1657037
Sigmor Number 422, Inc.	Texas	74-1689808
Skipper Beverage Company, LLC	Texas	74-2106588
Sunshine Beverage Co.	Texas	84-1122682
TOC-DS Company	Delaware	76-0265084
Valley Shamrock, Inc.	Texas	74-2292581

*
The address for each registrant’s principal executive office is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249 and the telephone number for each registrant’s principal executive office is (210) 692-5000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2013
CST Brands, Inc.
Offer to Exchange
$550,000,000 5.00% Senior Notes due 2023
that have been registered under the Securities Act of 1933
_______________________________
We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange an aggregate principal amount of up to $550,000,000 of our new 5.00% Senior Notes due 2023, and the guarantees thereof, which we refer to as the “exchange notes,” for a like amount of our outstanding 5.00% Senior Notes due 2023, and the guarantees thereof, which we refer to as the “outstanding notes,” in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”). The total principal amount of $550,000,000 of outstanding notes were issued on May 1, 2013. The term “notes” refers to, collectively, the outstanding notes and the exchange notes.
The terms of the exchange offer are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your outstanding notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	Outstanding notes may be exchanged for exchange notes only in minimum denominations of $2,000 and integral multiples of $1,000.

•
The exchange offer will expire at 5:00 p.m., New York City time, on         , 2013, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the previously scheduled expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	The exchange notes will be issued under the same indenture as the outstanding notes.

•
The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to special interest relating to our registration obligations.

Each holder of outstanding notes wishing to accept this exchange offer must effect a tender of outstanding notes by book-entry transfer into the account of U.S. Bank National Association (the “exchange agent”) at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer.”
Broker-dealers:

•
Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

•
Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

•
We have agreed that, for a period of up to 90 days after the deadline for completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.
For a discussion of factors you should consider in determining whether to tender your outstanding notes, see the information under “Risk Factors” beginning on page 10 of this prospectus.
_______________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_______________________________
The date of this prospectus is         , 2013.

i

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.
We have filed a registration statement on Form S-4 with respect to the exchange notes with the Securities and Exchange Commission. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.
You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:
CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249
Attention: Corporate Secretary
(210) 692-5000
If you would like to request copies of these documents, please do so by             , 2013 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

FORWARD LOOKING STATEMENTS
This prospectus includes forward-looking statements, including in the sections entitled “Summary,” “Risk Factors,” “Business and Properties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, credit ratings, dividend growth, potential growth opportunities, potential operating performance improvements, potential improvements in return on capital employed, benefits resulting from our separation from Valero Energy Corporation, or Valero, the effects of competition and the effects of future legislation or regulations. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goals,” “guidance,” “outlook,” “effort,” “target” and similar expressions. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. These forward-looking statements include, among other things, statements regarding:

•	future retail gross margins, including gasoline, diesel, heating oil and convenience store merchandise gross margins;

•	our anticipated level of capital investments and the effect of these capital investments on our results of operations;

•	anticipated trends in the demand for gasoline, diesel and heating oil globally and in the regions where we operate;

•	expectations regarding environmental, tax and other regulatory initiatives; and

•	the effect of general economic and other conditions on retail fundamentals.
In general, we based the forward-looking statements on our current expectations, estimates and projections about our company and the industry in which we operate. We caution you that these statements are not guarantees of future performance as they involved assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	competitive pressures from convenience stores, filling stations and other non-traditional retailers located in our markets;

•	volatility and seasonality in crude oil, wholesale petroleum costs and motor fuel sales;

•	increasing consumer preferences for alternative motor fuel and improvements in fuel efficiency;

•	the operation of our retail sites in close proximity to stores of Valero’s other branded wholesale customers;

•	seasonal trends in the retail industry;

•	severe or unfavorable weather conditions;

•	fluctuations in the exchange rate between the U.S. and Canadian currencies;

•	inability to build or acquire and successfully integrate new retail sites;

•	our ability to comply with federal, provincial and state regulations, including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	changes in our customers’ behavior and travel as a result of changing economic conditions, labor strikes or otherwise;

•	dangers inherent in storing and transporting motor fuel;

•	pending or future consumer or other litigation;

•	wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	litigation or adverse publicity concerning food quality, food safety or other health concerns related to our food product merchandise or restaurant facilities;

•	dependence on Valero for motor fuel;

•	dependence on suppliers for credit terms;

•	dependence on senior management and the ability to attract qualified employees;

•	acts of war and terrorism;

•	political conditions in oil producing regions and global demand for oil;

•	dependence on our IT systems and maintaining data security;

•	changes in accounting standards, policies or estimates;

•	impairment of long-lived assets, intangible assets or goodwill;

•	our ability to comply with covenants in any credit agreements or other debt instruments and availability, terms and deployment of capital;

•
the impact of the separation and distribution and risks relating to our ability to operate effectively as an independent, publicly traded company, including any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in our cost structure, management, financing and business operations following the separation;

•	our different capital structure as an independent company, including our access to capital, credit ratings, debt and ability to raise additional debt or equity financing;

•	any failure to fully and/or timely achieve the expected benefits of the separation and the distribution;

•	a determination by the U.S. Internal Revenue Service (the “IRS”) that the distribution or certain related transactions should be treated as a taxable transaction; and

•	other unforeseen factors.
You should consider the areas of risk described above, as well as those set forth in the section entitled “Risk Factors” included elsewhere in this prospectus, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We cannot assure you that projected results or events reflected in the forward-looking statements will be achieved or will occur. The forward-looking statements included in this document are made as of the date of this prospectus. We undertake no obligation to publicly release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
INDUSTRY AND MARKET DATA AND FORECASTS
Market and industry data used throughout this prospectus is based on the good faith estimates of management, which in turn are based upon management’s review of internal surveys, independent industry surveys and publications and other publicly available information. Although we believe that these third-party sources are reliable, we do not guarantee the accuracy or completeness of this information, and neither we nor the initial purchasers have independently verified this information. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.
TRADEMARKS AND SERVICE MARKS
The logos, trademarks, trade names, and service marks mentioned in this prospectus, including Corner Store®, CST Brands, Dépanneur du Coin, Fresh Choices®, U Force®, Cibolo Mountain®, Flavors2Go®, and Transit Café® are the property of CST or its subsidiaries. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States, Canada and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.
ABOUT THIS PROSPECTUS
We use the following terms to refer to the items indicated:

•	“We,” “us,” “our,” “company,” and “CST” refer to CST Brands, Inc., a Delaware corporation, and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•	“Valero” refers to Valero Energy Corporation and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•
The term “separation” refers to the separation of the retail business from Valero’s other businesses and the creation of an independent publicly traded company, CST, to hold the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with the retail business from and after the distribution.

•	The term “distribution” refers to the distribution on May 1, 2013 of 80% of the shares of CST common stock outstanding to stockholders of Valero.

•	The term “retail site” is a general term that refers to any of the following types of retail locations through which we sell merchandise and/or motor fuel to our customers:

◦	a “convenience store,” which is operated by us and provides motor fuel, food, convenience merchandise items and additional services to our customers;

◦	a “filling station,” which is operated by an independent dealer or agent and provides motor fuel to our customers; or

◦	a “cardlock,” which is an unattended self-service filling station that provides motor fuel to our fleet customers, such as trucking and other commercial customers.

•
The term “retail business” or “Valero’s retail business” refers to the assets (including the equity interests of certain former Valero subsidiaries) and liabilities formerly associated with Valero’s retail operations in the U.S. and Canada, as described below. All trade names and trademarks of Valero that are referenced herein have been registered by Valero with the appropriate national registration agencies in the U.S. and/or Canada.

•
The term “U.S. Fuel Supply Agreements” refers to a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement we entered into with Valero in connection with the separation and the distribution for the supply of motor fuel for our Retail–U.S. operations.

Retail–U.S.:

•
Our convenience stores are operated predominantly under the Corner Store name, and we offer a variety of convenience merchandise, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Fresh Choices, U Force, Cibolo Mountain and Flavors2Go brands.

v

•	Our convenience stores offer motor fuel to our customers primarily under the Valero and Diamond Shamrock brands, which are trademarks licensed from Valero.

•
Some of our convenience stores also offer additional products and services, such as car wash, lottery, money orders, air/water/vacuum services, video and game rentals and access to automated teller machines (“ATMs”).

Retail–Canada:

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Our convenience stores are operated predominantly under the Corner Store/Dépanneur du Coin names, and we offer a variety of convenience merchandise items, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Transit Café brand.

•	Some of our convenience stores also offer additional products and services, such as car wash, lottery, air/water/vacuum services and access to ATMs.

•	Our convenience stores offer motor fuel to our retail customers primarily under the Ultramar brand, which is a trademark licensed from Valero.

•	We offer Ultramar-branded motor fuel at filling stations and cardlocks.

•	We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers.

SUMMARY
This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. It is included for convenience only and should not be considered complete. For a more complete understanding, you should read the entire prospectus carefully, particularly the discussion set forth under “Risk Factors,” and our audited historical combined financial statements, our unaudited historical consolidated and combined financial statements, our unaudited pro forma consolidated and combined financial statements and the respective notes to those financial statements appearing elsewhere in this prospectus. This summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus, which should be read in its entirety.
Our Company
Overview
We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.
We have two operating segments:

•	Retail–U.S.—As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada—As of June 30, 2013, we had 841 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.
We were initially formed under the name “Corner Store Holdings, Inc.” in November 2012 and subsequently changed our name to “CST Brands, Inc.” in January 2013. Following our separation from Valero, we hold, through our subsidiaries, the assets (including the equity interests of certain Valero subsidiaries) and liabilities of Valero’s retail business.
Our headquarters are located at One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, and our telephone number is (210) 692-5000. Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.
The Separation
Our separation from Valero was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries. After the transfer of the Valero retail business to us, Valero effected a pro rata distribution of 80% of the outstanding shares of our common stock to Valero’s stockholders. As a result of the separation, we became an independent public company, although we continue to have a number of significant commercial arrangements with Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero.”
In connection with the separation, we incurred an aggregate of $1.05 billion in new debt. The $1.05 billion of indebtedness consists of $550 million aggregate principal amount of our outstanding 5.00% senior notes due 2023 (which we refer to as the “outstanding notes”); and $500 million principal amount under our senior secured term loan, which currently bears interest at the London Interbank Offered Rate (“LIBOR”) plus 1.75%, and in the future will bear interest at LIBOR plus an applicable margin determined based on our leverage ratio. We transferred the cash proceeds of the term loan facility to Valero. We also entered into, in connection with the separation and distribution, a senior secured revolving credit facility with a borrowing capacity up to $198 million as of June 30, 2013. Any borrowings under this facility would currently bear interest at LIBOR plus 1.75%. The new revolving credit facility provides for customary fees, including commitment fees and other fees. See “Description of Other Indebtedness.”

Recent Developments
Third Quarter 2013 Update

Although our financial statements for the three and nine months ended September 30, 2013 are not yet complete, certain preliminary estimated financial information is available. Based on such preliminary estimated financial information, we estimate the following consolidated and combined statements of income information (in millions of dollars):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating revenues	$3,316	$3,382	$9,715	$9,939
Cost of sales	3,026	3,137	8,900	9,110
Gross Margin	290	245	815	829
Operating Expenses:
Operating expenses	169	168	489	484
General and administrative expenses	21	15	56	44
Depreciation, amortization and accretion expense	30	27	90	83
Asset impairments	2	—	2	—
Total costs and expenses	222	210	637	611
Operating income	68	35	178	218
Other income, net	1	1	3	1
Interest expense	(10)	—	(17)	—
Income before income tax expense	59	36	164	219
Income tax expense	18	12	59	73
Net income	41	24	105	146
Significant items impacting these results include:

•
Operating revenues decreased approximately 2% for each of the three and nine month periods compared to the same periods in 2012. Wholesale motor fuel prices were generally lower during the three and nine months ended September 30, 2013 compared to the same periods of 2012. Correspondingly, our operating revenues were lower during the 2013 periods as our retail price correlates with the wholesale price of motor fuel. Our motor fuel gallons sold also declined during these periods. Included in the operating revenues decline is a decline of $55 million and $84 million for the three and nine months ended September 30, 2013, respectively, due to the weakness of the Canadian dollar relative to the U.S. dollar.

•
We experienced a $45 million improvement in gross margin during the third quarter of 2013, primarily attributable to crude oil price volatility. The West Texas Intermediate, or WTI, crude oil price per barrel increased 8% during the third quarter of 2013. This compares to the WTI crude oil price per barrel increasing approximately 14% during the third quarter of 2012. The $14 million decline in gross margin for the nine months ended September 30, 2013 was primarily the result of the volatility of crude oil prices in the second quarter of 2012 causing exceptional motor fuel gross margins during the second quarter of 2012. The WTI crude oil price per barrel decreased 20% in the second quarter of 2012 as compared to a WTI price per barrel increase of 4% for the second quarter of 2013. As more fully discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales,” during periods of crude oil price increases, we tend to experience decreased motor fuel gross margins. Conversely, during periods of crude oil price declines, we tend to experience more favorable motor fuel gross margins.

•
Depreciation, amortization and accretion expense increased $3 million and $7 million during the three and nine months ended September 30, 2013, respectively, compared to the same periods of 2012 as a result of an increase in the average number of convenience stores, primarily from our acquisition of Crackerbox and new to industry convenience stores.

•
General and administrative expenses increased $6 million and $12 million during the three and nine months ended September 30, 2013, respectively, compared to the same periods of 2012 as a result of higher actual expenses as a stand-alone, publicly-traded company.

•
Interest expense increased $10 million and $17 million during the three and nine months ended September 30, 2013, respectively, compared to the same period of 2012 as a result of our $1.05 billion of new debt issued in connection with the separation and distribution.

•	We identified and recorded $2 million of asset impairments in the third quarter of 2013 in our Retail–U.S. segment.
Consolidated cash balances as of September 30, 2013 were approximately $424 million and total debt and capital lease obligations outstanding were approximately $1.048 billion as of September 30, 2013.
The above information does not represent a comprehensive statement of our financial results for the three and nine months ended September 30, 2013. The final comprehensive statement of our financial results for the three and nine months ended September 30, 2013 may vary from our current expectations and may be different from the information described above as our quarterly financial statement close process is not yet complete and additional developments and adjustments may arise between now and the time the financial results for this period are finalized. Accordingly, you should not place undue reliance on the preliminary estimated financial information.
Capital Expenditures
We expect total capital expenditures for 2013 to be approximately $220 million, which includes nonrecurring capital costs associated with IT infrastructure of approximately $18 million.
The Exchange Offer
On May 1, 2013, we issued $550 million aggregate principal amount of 5.00% Senior Notes due 2023, the outstanding notes to which the exchange offer applies, to Valero. Valero transferred the outstanding notes in exchange for the satisfaction and discharge of certain short-term debt obligations of Valero to Credit Suisse Securities (USA) LLC. Following the consummation of the exchange, Credit Suisse Securities (USA) LLC placed a portion of the outstanding notes with other initial purchasers and the initial purchasers, including Credit Suisse Securities (USA) LLC, then offered the outstanding notes to investors in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the offering of the outstanding notes, we entered into a registration rights agreement pursuant to which we agreed, among other things, to commence this exchange offer within 30 days after the registration statement is declared effective and to use our commercially reasonable efforts to complete the exchange offer on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer is commenced. The summary below describes the principal terms and conditions of the exchange offer. The term “notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time.
Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer
We are offering to exchange up to $550 million aggregate principal amount of our 5.00% Senior Notes due 2023, which have been registered under the Securities Act, in exchange for your outstanding notes. The form and terms of these exchange notes are identical in all material respects to the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and
• you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes are permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, or such shorter period as will terminate when all exchange notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and, during the period ending 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Outstanding Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest (but not special interest) according to their terms.

Conditions
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will re-solicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes that wishes to tender its outstanding notes must either:

• complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or
• if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or
• comply with the procedures set forth below under “Guaranteed Delivery Procedures.”

Holders of outstanding notes that tender outstanding notes in the exchange offer must represent that the following are true:

• the holder is acquiring the exchange notes in the ordinary course of its business;
• the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and
• the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes
If:
• you beneficially own outstanding notes;
• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and
• you wish to tender your outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures
If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those outstanding notes but:
• your outstanding notes are not immediately available;
• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or
• you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Outstanding Notes—Guaranteed Delivery.”

Withdrawal Rights
You may withdraw your tender of outstanding notes under the exchange offer at any time before 5:00 p.m. New York City time on the date the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no special interest payable under the registration rights agreement if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes or we reject your tender, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances, and special interest will not be payable. Existing transfer restrictions would continue to apply to the outstanding notes. Holders of exchange notes will vote together with holders of outstanding notes not exchanged on all matters on which the holders of the exchange notes or the outstanding notes are entitled to vote.

Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer.

Material United States Federal Income Tax Considerations	Your exchange of outstanding notes for exchange notes will not be treated as a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Exchange Agent
U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes
The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to the timing of the exchange offer.
The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	CST Brands, Inc.

Notes Offered	Up to $550,000,000 aggregate principal amount of 5.00% Senior Notes due 2023. An aggregate principal amount of $550,000,000 of outstanding notes was originally issued on May 1, 2013.

Maturity Date	May 1, 2023.

Interest Rate
Interest on the exchange notes accrues at a rate of 5.00% per annum from the latest date to which interest shall have been paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from May 1, 2013.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2013.

Subsidiary Guarantees
The notes are fully and unconditionally guaranteed on a senior unsecured basis by each of our domestic subsidiaries, jointly and severally, that guarantee indebtedness under our senior secured revolving credit and term loan facilities. Future subsidiaries that guarantee our senior secured revolving credit and term loan facilities will also be required to guarantee the notes. See “Description of Exchange Notes—Additional Note Guarantees.”

Ranking
The notes and the guarantees are our and our subsidiary guarantors’ senior unsecured obligations and rank:
• equally in right of payment to all of our and our subsidiary guarantors’ existing and future senior unsecured debt;
• senior in right of payment to any of our and our subsidiary guarantors’ existing and future debt that is, by its terms, expressly subordinated in right of payment to the notes and the guarantees;
• effectively subordinate to our and our subsidiary guarantors’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, including indebtedness outstanding under our senior secured revolving credit and term loan facilities; and
• structurally subordinate to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

On June 30, 2013, we had approximately $1.05 billion of senior indebtedness outstanding (of which $500 million is secured), and an additional $198 million is available for borrowing under our senior secured revolving credit facility.
For the six month period ended June 30, 2013, our non-guarantor subsidiaries represented approximately 39% of our revenues. In addition, these non-guarantor subsidiaries represented 34% of our assets as of June 30, 2013.

Optional Redemption
At any time prior to May 1, 2016, we may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 105% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, if any, to the date of redemption, with an amount of cash not greater than the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Exchange Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.
At any time prior to May 1, 2018, we may, on any one or more occasions, redeem the notes, in whole or in part, at a “make whole” redemption price set forth under “Description of Exchange Notes—Optional Redemption.”
On and after May 1, 2018, we may, on any one or more occasions, redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the date of redemption.

Change of Control
If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of repurchase. For more details, see “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sales
If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase. For more details, see “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Covenants
The indenture governing the notes contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
•  incur, assume or guarantee additional indebtedness or issue certain preferred stock;
• declare or pay dividends, redeem, repurchase or retire our capital stock or subordinated indebtedness or make other distributions to stockholders;
• make specified types of investments;
• create liens or use assets as security in other transactions;
• enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;
• consolidate or merge with or into, or sell, transfer, lease or dispose of all or substantially all of our assets to, another person;
• enter into transactions with affiliates;
• designate unrestricted subsidiaries; and
• enter into new lines of business.
These covenants are subject to important qualifications and limitations. See “Description of Exchange Notes—Certain Covenants.” In addition, many of the covenants will terminate before the notes mature if both Standard & Poor’s Ratings Services and Moody’s Investors Service Inc. assign the notes investment grade ratings in the future and no default or event of default exists under the indenture. Any covenants that cease to apply to us as a result of achieving these ratings will not be restored, even if the credit rating assigned to the notes later falls below these ratings. See “Description of Exchange Notes—Certain Covenants—Changes in Covenants if Notes Rated Investment Grade.”

No Established Market
There is no existing market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for listing of the notes on any securities exchange.

Form and Denomination
The exchange notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess of $2,000. The exchange notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the exchange notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Risk Factors
You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus, before deciding whether to participate in this exchange offer.

RISK FACTORS
Your investment in the exchange notes will involve substantial risks. You should carefully consider the following factors described below and all other information in this prospectus prior to participating in the exchange offer. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of the exchange notes could decline, we could be unable to make interest and principal payments and you may lose all or part of your investment.
Risks Relating to the Exchange Offer
There are significant consequences if you fail to exchange your outstanding notes.
We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under applicable securities laws. If you do not exchange your outstanding notes in the exchange offer, you will lose your right to have the outstanding notes registered under the Securities Act, subject to certain limitations. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes because of the restrictions on transfer and because we expect that there will be fewer outstanding notes, which could result in an illiquid trading market for the outstanding notes. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.
You cannot be sure that an active trading market for the exchange notes will develop.
We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.
You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.
The exchange notes will be issued in exchange for the outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the outstanding notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.
The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.
If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.
A broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it resells the exchange notes and will be required to acknowledge this obligation in connection with participating in this exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to the Notes
We have substantial debt, which could have a negative impact on our financial position and prevent us from fulfilling our obligations under the exchange notes.
We have a significant amount of debt. As of June 30, 2013, we had $1.05 billion of total debt, including the notes, and $198 million of undrawn availability under our revolving credit facility. Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under the notes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•
limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate, and increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities and other general corporate requirements;

•
limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.
In connection with the separation, we incurred a significant amount of debt for which we did not receive any cash proceeds, but which, in the case of the outstanding notes, was issued to Valero and, in the case of borrowings in respect of our senior secured term loan, was used to make a cash payment to Valero in the amount of $500 million. As a result of the $1.05 billion of indebtedness incurred in connection with the separation, the amount of leverage in our business is significant. This has increased the risk associated with our business.
We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investment decisions and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreement relating to our senior credit facilities and the indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, and the lenders could exercise their rights and we could be forced into bankruptcy or liquidation.
Despite our substantial debt level, we are still able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness (including secured indebtedness) in the future. The terms of our senior secured revolving credit and term loan facilities (collectively, our “senior credit facilities”) and the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. Although the indenture governing the notes, and our senior credit facilities, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, as of June 30, 2013, we have $198 million of undrawn availability under our senior secured revolving credit facility. If new debt is added to our current debt levels, the related risks we could face would be magnified.
The notes and the guarantees of the notes are our and our subsidiary guarantors’ senior unsecured obligations. As such, the notes are effectively subordinated to any of our and our subsidiary guarantors’ secured debt, including any future debt under our senior credit facilities.
The notes and the guarantees of the notes constitute our and our subsidiary guarantors’ senior unsecured obligations and rank equally in right of payment with all of our and our subsidiary guarantors’ existing and any future unsecured senior indebtedness and senior in right of payment to any of our and our subsidiary guarantors’ future subordinated indebtedness. The notes and the guarantees of the notes are unsecured and therefore are effectively subordinated to any of our and our subsidiary guarantors’ secured debt to the extent of the value of the assets securing that debt. Our senior credit facilities are secured by liens on substantially all of our and certain of our subsidiaries’ personal property. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the assets which serve as collateral for any secured debt are available to satisfy the obligations under the secured debt before any payments are made on the notes. In such an event, holders of the notes may not be able to recover any or all of the principal or interest due under the notes.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under our senior secured revolving credit and term loan facilities bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.
We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.
We are a holding company and conduct all of our operations through our subsidiaries. As a result, we rely on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us depends substantially on their respective operating results and is subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries. See “Description of Exchange Notes—Certain Covenants.”
Certain of our subsidiaries have not guaranteed the notes.
The guarantors of the notes include only those of our domestic subsidiaries that guarantee our senior secured revolving credit and term loan facilities. Because a portion of our operations is conducted by the non-guarantor subsidiaries, our cash flow and our ability to service debt, including our and our subsidiary guarantors’ ability to pay the interest on and principal of the notes when due, are dependent to some extent upon interest payments, cash dividends and distributions or other transfers from the non-guarantor subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by the non-guarantor subsidiaries to us and to our subsidiary guarantors, as applicable, could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which those non-guarantor subsidiaries operate. Moreover, payments to us and our subsidiary guarantors by the non-guarantor subsidiaries are contingent upon non-guarantor subsidiaries’ earnings.
Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or our subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, is structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.
For the six month period ended June 30, 2013, our non-guarantor subsidiaries represented approximately 39% of our revenues. In addition, these non-guarantor subsidiaries represented approximately 34% of our assets as of June 30, 2013.
We may not be able to repurchase the notes with cash upon a change of control or in connection with an offer to repurchase the notes as a result of an asset sale as required by the indenture.
Upon the occurrence of a change of control (as defined in the indenture governing the notes), we will be required to offer to repurchase all of the notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and special interest, if any, to the date of repurchase. In addition, in connection with certain asset sales, we will be required to offer to repurchase the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.” We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control or in connection with such offer. Any of our future debt agreements may also limit our ability to repurchase the notes until all such debt is paid in full. If we fail to repurchase the notes, we would be in default under the indenture, which would likely in turn trigger a default under the instruments governing our existing and any future indebtedness, including our senior credit facilities. In addition, the occurrence of a change of control may also constitute an event of default under the instruments governing our existing and any future debt. In such an event, we would be required to cure or refinance the applicable indebtedness before making an offer to purchase the notes. Any requirement to offer to repurchase notes may therefore require us to refinance other outstanding debt, which we may be unable to achieve on commercially reasonable terms, if at all.
Certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions may not constitute a change of control under the indenture governing the notes, and thus would not permit the holders of the notes to require us to repurchase the notes. In addition, the definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain.
Additionally, the exercise by the holders of notes of their right to require us to repurchase the notes upon an asset sale offer could cause a default under our existing and any future debt agreements if we are then prohibited by the terms of the applicable debt agreements from making the asset sale offer under the indenture. In the event an asset sale occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our other applicable lenders to the repurchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay those borrowings, we will remain prohibited from repurchasing notes.

A Delaware court has held that a provision similar to the change of control put right that will be in the indenture for the notes may not be enforceable if it is used to improperly limit the ability of equity owners to effect a change of control.
The Chancery Court of Delaware has held in a published opinion that a provision in an indenture requiring a majority of the directors of the company issuing the notes be “continuing directors” could breach the fiduciary duties of the directors and be unenforceable if improperly used to prevent shareholders from effecting a change of control of the company. Under the continuing director provision of the indenture for the notes offered hereby, a majority of our Board of Directors must be “continuing directors” defined as either (i) a director on the date of the indenture or (ii) a director whose nomination for election, or whose election, to the Board of Directors was approved by a majority of the continuing directors. Under the court’s decision, a decision by a board of directors not to approve dissident shareholder nominees as continuing directors and to allow a change of control to occur would be subject to enhanced fiduciary duties typically applied in corporate change of control disputes. If the directors did not properly discharge those fiduciary duties, the change of control put right could be unenforceable by the holders of the notes. As a result, the ability of the holders of notes to enforce the continuing director provision in situations in which the provision acted to impede a change of control would be subject to the enhanced judicial scrutiny of the actions by our directors not to approve the director nominees whose election caused the provision to be invoked.
Any guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.
Various fraudulent conveyance or transfer laws have been enacted for the protection of creditors, and a court may use these laws to subordinate or avoid any subsidiary guarantee that may be delivered in the future. Generally, a subsidiary guarantee may be voided as a fraudulent conveyance or held unenforceable if a U.S. court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either:

•
the subsidiary incurred the guarantee with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee;
and, in either case, at the time it issued the subsidiary guarantee, the subsidiary:

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.
The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” as of the date its guarantee was issued, and, regardless of the method of valuation, a court could determine that such subsidiary guarantor was insolvent on that date. A court could also determine, regardless of whether a subsidiary guarantor was insolvent on the date the subsidiary’s guarantee was issued, that the payments constituted fraudulent transfer on another ground.

A legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the subsidiary realized as a result of our issuing the notes or the delivery of the subsidiary guarantee. A court could void a subsidiary guarantor’s obligation under its subsidiary guarantee, subordinate the guarantee to the other indebtedness of a subsidiary guarantor, direct that holders of the notes return any amounts paid under a subsidiary guarantee to the relevant subsidiary guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the guarantees by the subsidiary guarantors will be limited to the maximum amount that the applicable subsidiary guarantor is permitted to guarantee under applicable law, and, as a result, the subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. To the extent the subsidiary guarantee was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim against that subsidiary guarantor and would be solely creditors of the parent company and of any subsidiary guarantors whose subsidiary guarantees were not voided or held unenforceable. In that event, the claims of the holders of the notes against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor.
Covenants in the agreements governing our indebtedness restrict our ability to engage in certain activities, and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.
The indenture governing the notes and the agreement governing our senior credit facilities restrict our ability to, among other things:

•	incur, assume or guarantee additional indebtedness or issue certain preferred stock;

•	declare or pay dividends, redeem, repurchase or retire our capital stock or subordinated indebtedness or make other distributions to stockholders;

•	make specified types of investments;

•	create liens or use assets as security in other transactions;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate or merge with or into, or sell, transfer, lease or dispose of all or substantially all of our assets to, another person;

•	enter into transactions with affiliates;

•	designate unrestricted subsidiaries; and

•	enter into new lines of business.
In addition, the agreement governing our senior credit facilities contains various financial covenants that require us to maintain a maximum total lease adjusted leverage ratio of 3.75 to 1.00 through September 30, 2015 and 3.50 to 1.00 thereafter and a minimum fixed charge coverage ratio of 1.30 to 1.00 and that limits the amount of expansion capital expenditures that we may make in any calendar year. Such restrictions may limit our ability to successfully execute our business plans, which may have adverse consequences on our operations.

If we are unable to comply with the restrictions and covenants in such agreements, or in future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under the agreement governing our senior credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the agreement governing our senior credit facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facilities and the indenture governing the notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.
Moreover, the agreements governing our indebtedness contain cross-default or cross-acceleration provisions that would be triggered by the occurrence of a default or acceleration under other instruments governing our indebtedness. If the payment of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.
Any decline in the ratings of our corporate credit could adversely affect the value of the notes.
Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.
Many of the covenants contained in the indenture governing the notes terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.
Many of the covenants in the indenture governing the notes terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would, for the term of the notes and even if the notes fail to maintain such ratings, allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please read “Description of Exchange Notes—Certain Covenants—Changes in Covenants if Notes Rated Investment Grade.”
Risks Relating to the Separation and Distribution
We may not realize the potential benefits from the separation, and our historical and pro forma consolidated and combined financial information is not necessarily indicative of our future prospects. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.
We may not realize the potential benefits we expect from our separation from Valero. In addition, we have and will continue to incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Valero, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past.

Our historical and pro forma consolidated and combined financial statements do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly traded company during the periods presented or those that we will achieve in the future, as a result of the following factors:

•
Our historical consolidated and combined financial results reflect allocations of expenses for services historically provided by Valero, and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent company.

•
Our working capital requirements historically have been satisfied as part of Valero’s corporate-wide cash management programs, and our cost of debt and other capital may significantly differ from that reflected in our historical consolidated and combined financial statements.

•
Our historical consolidated and combined financial information may not fully reflect the costs associated with being an independent public company, including significant changes that may occur in our cost structure, management, financing arrangements and business operations as a result of our separation from Valero.

We based the pro forma adjustments on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial information may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company and is not necessarily indicative of our future financial condition or future results of operations. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical and pro forma financial statements and the notes to those statements included elsewhere in this prospectus.
We have no history operating as an independent public company. We have and will continue to incur significant costs to create the corporate infrastructure necessary to operate as an independent public company. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company. We may experience increased ongoing costs in connection with being an independent public company.
We have historically used Valero’s corporate infrastructure to support our business functions, including IT systems. Valero has performed various corporate functions for us, including tax administration, treasury activities, accounting, IT services, ethics and compliance program administration, risk management and public relations. The expenses related to establishing and maintaining this infrastructure were spread among all of Valero’s businesses.
After the expiration of the transition arrangements described below, we will no longer have access to Valero’s infrastructure, and we will need to establish our own for which we will incur costs. See “Unaudited Pro Forma Consolidated and Combined Financial Statements” included elsewhere in this prospectus.
Valero is contractually obligated to provide to us only those transition services specified in the Transition Services Agreements and the other agreements we entered into with Valero in connection with the separation and distribution. The expiration date of the Transition Services Agreements varies by service provided, but is generally no longer than 18 months from the distribution date. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Transition Services Agreements” for a description of the terms of the Transition Services Agreements. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Valero previously provided to us. Upon the expiration of the Transition Services Agreements or other agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties. We expect that, in some instances, we will incur higher costs to obtain such services than we incurred prior to the separation and distribution or under the terms of such agreements. If Valero does not effectively perform the services that are called for under the Transition Services Agreements and other agreements, we may not be able to operate our business effectively, and our profitability may decline. After the expiration of the Transition Services Agreements and the other agreements, we may be unable to replace the services specified in such agreements in a timely manner or on comparable terms.
Similarly, we historically purchased a wide variety of products and services, including software licenses, from third parties as part of Valero. We may experience some increased costs after the separation as a result of our inability to continue to purchase products and services on terms that are as favorable to us as those obtained under these combined purchasing arrangements. Although we cannot predict the extent of any such increased costs, it is possible that such costs could have a negative impact on our business and results of operations.
Valero has agreed to indemnify us for certain liabilities, and we have agreed to indemnify Valero for certain liabilities. If we are required to act on these indemnities to Valero, we may need to divert cash to meet those obligations, and our financial results could be negatively impacted. In the case of Valero’s indemnity, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or as to Valero’s ability to satisfy its indemnification obligations in the future.
Pursuant to the Separation and Distribution Agreement and other agreements with Valero, Valero has agreed to indemnify us for certain liabilities, and we have agreed to indemnify Valero for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Party Transactions—Agreements between us and Valero.” Indemnities that we may be required to provide Valero are not subject to any cap, may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that Valero has agreed to retain. Further, there can be no assurance that the indemnity from Valero will be sufficient to protect us against the full amount of such liabilities, or that Valero will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Valero any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, cash flows, results of operations and financial condition.
We are subject to continuing contingent liabilities of Valero following the separation.
There are several significant areas where the liabilities of Valero may become our obligations. For example, under the Internal Revenue Code of 1986, as amended (the “Code”), and the related rules and regulations, each corporation that was a member of the Valero consolidated U.S. federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire Valero consolidated tax reporting group for that taxable period. In connection with the separation, we entered into a Tax Matters Agreement with Valero that allocated the responsibility for prior period taxes of the Valero consolidated tax reporting group between us and Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.” However, if Valero is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes.
If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Valero and/or our stockholders could be subject to significant tax liability and, in certain circumstances, we could be required to indemnify Valero for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.
If the distribution or certain internal transactions undertaken in anticipation of the distribution are determined to be taxable for U.S. federal income tax purposes, then we, Valero and/or our stockholders could be subject to significant tax liability. Valero has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the distribution, except for cash received in lieu of fractional shares, will qualify as tax-free under Sections 355 and 361 of the Code, and that certain internal transactions undertaken in anticipation of the distribution will qualify for favorable treatment. Notwithstanding the private letter ruling, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of the facts, assumptions, representations or undertakings we or Valero have made or provided to the IRS is not correct, or that the distribution or the internal transactions should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain to our stockholders for U.S. federal income tax purposes, and they could incur significant U.S. federal income tax liabilities. In addition, Valero would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Valero stockholders on the distribution date over Valero’s tax basis in such shares of our common stock. Moreover, Valero could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the distribution are taxable.

Under the Tax Matters Agreement between Valero and us, we will be required to indemnify Valero against any tax resulting from the distribution to the extent that such tax resulted from (i) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (ii) other actions or failures to act by us or (iii) any of our representations or undertakings being incorrect. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.” Our indemnification obligations to Valero and its officers and directors will not be limited by any maximum amount. If we are required to indemnify Valero or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.
We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of certain restrictions relating to requirements for tax-free distributions.
To preserve the tax-free treatment to Valero of the distribution, for the two-year period following the distribution, we may be limited or prohibited, except in specified circumstances, from:

•	entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise;

•	issuing equity securities beyond certain thresholds;

•	repurchasing our common stock;

•	ceasing to actively conduct the retail business; and / or

•	taking or failing to take any other action that prevents the distribution and related transactions from being tax-free.
These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.”
We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with Valero.
The agreements entered into with Valero in connection with the separation, including the Separation and Distribution Agreement, the Tax Matters Agreement and other agreements, were negotiated in the context of the separation while we were still a wholly owned subsidiary of Valero. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent Board of Directors or a management team independent of Valero. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the separation related to, among other things, the allocation of assets, liabilities, rights and other obligations between Valero and us. Arm’s-length negotiations between Valero and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero.”
Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and the distribution.
Our financial results previously were included within the consolidated results of Valero, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the distribution, we were not directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002. Following the distribution, we are subject to such reporting and other requirements, which require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations place significant demands on our management, administrative and operational resources, including accounting and IT resources.
To comply with these requirements, we have upgraded and continue to upgrade our systems, including computer hardware infrastructure, implementation of additional financial and management controls, reporting systems and procedures, and we continue to hire additional accounting, finance and IT staff. We will incur additional annual expenses related to these steps, including with respect to, among other things, directors and officers liability insurance, director fees, reporting fees with the SEC, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, IT and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition, results of operations and cash flows.
Risks Relating to Our Industry and Our Business
The convenience store and retail motor fuel industries are highly competitive, and new entrants or increased competition could result in reduced gross margins.
The convenience store and retail motor fuel industries in the geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found at our retail sites. We compete with numerous other convenience store chains, independent convenience stores, supermarkets, drugstores, discount warehouse clubs, motor fuel service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, including supermarkets, club stores and mass merchants, have begun to compete directly with convenience stores, particularly in the sale of motor fuel. These non-traditional motor fuel retailers have obtained a significant share of the motor fuel market, and their market share is expected to grow, and these retailers may use promotional pricing or discounts, both at the fuel pump and in the convenience store, to encourage in-store merchandise sales and motor fuel sales. Some of our competitors have been in existence longer than us and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry.
Volatility in crude oil and wholesale motor fuel costs and sales prices, seasonality in those costs and sales prices and seasonality in motor fuel sales volumes and merchandise sales affect our operating results and cash flows.
For the six months ended June 30, 2013, our consolidated motor fuel revenue accounted for 83% of total revenues and motor fuel gross margin accounted for 44% of total gross margin. The sales prices for our motor fuel are substantially impacted by the price we pay for wholesale motor fuel, as we attempt to receive a margin on our motor fuel sales. Wholesale motor fuel costs are directly related to the price of crude oil and are volatile. General political conditions, acts of war or terrorism, instability in oil producing regions, particularly in the Middle East and South America, and the value of U.S. or Canadian dollars relative to other foreign currencies, particularly those of oil producing nations, could significantly affect oil supplies and, consequently, wholesale motor fuel costs. In addition, the supply of motor fuel and our wholesale purchase costs could be adversely affected in the event of a shortage, which could result from, among other things, lack of capacity at oil refineries, sustained increase in global demand or the fact that our motor fuel contracts do not guarantee an uninterrupted, unlimited supply of motor fuel.
Significant increases and volatility in wholesale motor fuel costs could result in lower motor fuel gross margins per gallon. Dramatic increases in oil prices reduce retail motor fuel gross margins, because wholesale motor fuel costs typically increase faster than retailers are able to pass them along to customers. In addition, significant decreases in oil prices and the corresponding decreases in wholesale motor fuel sales prices can result in lower revenues. As the market prices of crude oil, and correspondingly the market prices of wholesale motor fuel, experience significant and rapid fluctuations, we attempt to pass along wholesale motor fuel price changes to our customers through retail price changes; however, we are not always able to do so immediately. The timing of any related increase or decrease in sales prices is affected by competitive conditions in each geographic market. As such, our revenues and gross margin for motor fuel can increase or decrease significantly and rapidly over short periods of time. The volatility in crude oil and wholesale motor fuel costs and sales prices makes it extremely difficult to predict the effect that future wholesale costs and sales prices fluctuations will have on our operating results and financial condition.
Both crude oil and wholesale motor fuel sales prices were generally lower during the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The average monthly spot price per barrel during the six months ended June 30, 2013 for WTI and ICE Brent crude oil decreased 4.0% and 5.2%, respectively, compared to the six months ended June 30, 2012. The average monthly spot price per gallon for the six months ended June 30, 2013 for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New

York Harbor conventional gasoline decreased 4.5%, 2.9% and 4.1%, respectively, compared to the six months ended June 30, 2012. In our Retail–U.S. segment, for the six months ended June 30, 2013, we experienced a decrease of $95 million in motor fuel operating revenues compared to the six months ended June 30, 2012, driven primarily by an $0.11 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales” and “—Results of Operations.”
Furthermore, oil prices, wholesale motor fuel costs, motor fuel sales volumes, motor fuel gross margins and merchandise sales can be subject to seasonal fluctuations. For example, consumer demand for motor fuel typically increases during the summer driving season, and typically falls during the winter months. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel and merchandise that we sell. Therefore, our revenues are typically higher in the second and third quarters of our fiscal year. A significant change in any of these factors, including a significant decrease in consumer demand (other than typical seasonal variations), could materially affect our motor fuel and merchandise volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Changes in credit card expenses could reduce our gross margin, especially on motor fuel.
A significant portion of our sales involve payment using credit cards. We are assessed credit card fees as a percentage of transaction amounts and not as a fixed dollar amount or percentage of our gross margins. Higher motor fuel prices result in higher credit card expenses, and an increase in credit card use or an increase in credit card fees would have a similar effect. Therefore, credit card fees charged on motor fuel purchases that are more expensive as a result of higher motor fuel prices are not necessarily accompanied by higher gross margins. In fact, such fees may cause lower gross margins. Lower gross margins on motor fuel sales caused by higher credit card fees may decrease our overall gross margin and could have a material adverse effect on our business, financial condition and results of operations.
General economic conditions that are largely out of our control may adversely affect our financial condition and results of operations.
Recessionary economic conditions, higher interest rates, higher motor fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors may affect consumer spending or buying habits, and could adversely affect the demand for products we sell at our retail sites. Unfavorable economic conditions, higher motor fuel prices and unemployment levels can affect consumer confidence, spending patterns and miles driven, with many customers “trading down” to lower priced products in certain categories when unfavorable conditions exist. These factors can lead to sales declines in both motor fuel and general merchandise, and in turn have an adverse impact on our business, financial condition and results of operations.
Changes in our customers’ behavior and travel as a result of changing economic conditions, labor strikes or otherwise could affect our business.
In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for commercial truck traffic and trends in travel and weather. Changes in economic conditions generally, or in the regions in which we operate, could adversely affect consumer spending patterns and travel in our markets. In particular, weakening economic conditions may result in decreases in miles driven and discretionary consumer spending and travel, which affect spending on motor fuel and convenience items. In addition, changes in the types of products and services demanded by consumers or labor strikes in the construction industry or other industries that employ customers who visit our stores, may adversely affect our sales and gross margin. Additionally, negative publicity or perception surrounding motor fuel suppliers could adversely affect their reputation and brand image, which may negatively affect our motor fuel sales and gross margin. Similarly, advanced technology and increased use of “green” automobiles (e.g., those automobiles that do not use petroleum-based motor fuel or that are powered by hybrid engines) would reduce demand for motor fuel. Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands and preferences while continuing to sell products and services that remain relevant to the consumer and thus will positively impact overall merchandise gross margin.

Legal, technological, political and scientific developments regarding climate change may decrease demand for motor fuel.
Developments regarding climate change and the effects of greenhouse gas emissions on climate change and the environment may decrease the demand for our major product, petroleum-based motor fuel. Attitudes toward this product and its relationship to the environment may significantly affect our sales and ability to market our product. New technologies developed to steer the public toward non-fuel dependent means of transportation may create an environment with negative attitudes toward motor fuel, thus affecting the public’s attitude toward our major product and potentially having a material adverse effect on our business, financial condition and results of operations. Further, new technologies developed to improve fuel efficiency or governmental mandates to improve fuel efficiency may result in decreased demand for petroleum-based motor fuel, which could have a material adverse effect on our business, financial condition and results of operations.
Future tobacco legislation, campaigns to discourage smoking, increases in tobacco taxes and wholesale cost increases of tobacco products could have a material adverse impact on our operating revenues and gross margin.
Sales of tobacco products have historically accounted for an important portion of our total sales of convenience store merchandise. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as future legislation and national and local campaigns to discourage smoking in the U.S. and Canada, may have an adverse effect on the demand for tobacco products, and therefore reduce our revenues and profits. Competitive pressures in our markets can make it difficult to pass price increases on to our customers. These factors could materially and adversely affect our retail price of cigarettes, cigarette unit volume and sales, merchandise gross margin and overall customer traffic. Reduced sales of tobacco products or smaller gross margins on the sales we make could have a material adverse effect on our business, financial condition and results of operations.
Currently, major cigarette manufacturers offer substantial rebates to retailers. We include these rebates as a component of our gross margin. In the event these rebates are no longer offered, or decreased, our profit from cigarette sales will decrease accordingly. In addition, reduced retail display allowances on cigarettes offered by cigarette manufacturers negatively affect gross margins. These factors could materially affect our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross margin and overall customer traffic, which could in turn have a material adverse effect on our business, financial condition and results of operations.
We are subject to extensive government laws and regulations, and the cost of compliance with such laws and regulations can be material.
Our business and properties are subject to extensive local, state, provincial and federal governmental laws and regulations relating to, among other things, environmental conditions, the sale of alcohol, tobacco and money orders, employment conditions, including minimum wage requirements, and public accessibility requirements. The cost of compliance with these laws and regulations can have a material adverse effect on our operating results and financial condition. In addition, failure to comply with local, state, provincial and federal laws and regulations to which our operations are subject may result in penalties and costs that could adversely affect our business and our operating results.
In certain areas where our convenience stores are located, provincial, state or local laws limit the convenience stores’ hours of operation or their sale of alcoholic beverages, tobacco products, possible inhalants and lottery tickets, in particular to minors. Moreover, in some Canadian provinces, we are subject to price regulation on products such as gasoline, heating oil, milk, beer and wine. Failure to comply with these laws could adversely affect our revenues and results of operations because these state and local regulatory agencies have the power to revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of these products or to seek other remedies, such as the imposition of fines or other penalties.
Regulations related to wages also affect our business. Any appreciable increase in the statutory minimum wage would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.
Further, although we are still evaluating what effect, if any, U.S. health care reform legislation may have on our business, a requirement to provide additional health insurance benefits to our employees, or health insurance coverage to additional employees, would likely increase our costs and expenses, and such increases could be significant enough to materially affect our business, financial position, results of operations and cash flows. We currently estimate that our annual health care costs will increase by approximately $5 million in 2014.
Any changes in the laws or regulations described above that are adverse to us and our properties could affect our operating and financial performance. In addition, new regulations are proposed from time to time which, if adopted, could have a material adverse effect on our operating results and financial condition.
We are subject to extensive federal, provincial, state and local environmental laws.
Our operations are subject to a variety of environmental laws and regulations, including those relating to emissions to the air, discharges into water, releases of hazardous and toxic substances and remediation of contaminated sites. Under various federal, provincial, state and local laws and regulations, we may, as the owner or operator, be liable for the costs of removal or remediation of contamination at our current locations or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. In particular, as an owner and operator of motor fueling stations, we face risks relating to petroleum product contamination that other convenience store operators not engaged in such activities would not face. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. Contamination on and from our current or former locations may subject us to liability to third parties or governmental authorities for injuries to persons, property or natural resources and may adversely affect our ability to sell or rent our properties or to borrow money using such properties as collateral.
In the U.S., persons who dispose of or arrange for the disposal or treatment of hazardous or toxic substances at third party sites may also be liable for the costs of removal or remediation of such substances at these disposal sites although such sites are not owned by such persons. Our current and historic operation of many locations and the disposal of contaminated soil and groundwater wastes generated during cleanups of contamination at such locations could expose us to such liability.
We are subject to extensive environmental laws and regulations regulating underground storage tanks (“USTs”) and vapor recovery systems. Compliance with existing and future environmental laws regulating such tanks and systems may require significant expenditures. In the U.S., we pay fees to state “leaking UST” trust funds in states where they exist. These state trust funds are expected to pay or reimburse us for remediation expenses related to contamination associated with USTs subject to their jurisdiction. Such payments are always subject to a deductible paid by us, specified per incident caps and specified maximum annual payments, which vary among the funds. Additionally, such funds may have eligibility requirements that not all of our sites will meet. To the extent state funds or other responsible parties do not pay or delay payments for remediation, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. We cannot assure you that these funds or responsible third parties are or will continue to remain viable.
The nature of our motor fuel operations and those we acquire present risks of soil and groundwater contamination. In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which we may acquire. We regularly monitor our facilities for environmental contamination and record reserves on our financial statements to cover potential environmental remediation and compliance costs as we consider appropriate. However, we cannot assure you that the liabilities we have recorded are the only environmental liabilities relating to our current and former locations, that material environmental conditions not known to us do not exist, that future laws or regulations will not impose material environmental liability on us or that our actual environmental liabilities will not exceed our reserves. In addition, failure to comply with any environmental regulations or an increase in regulations could materially and adversely affect our operating results and financial condition.
Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and in Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. Governmental climate change or greenhouse gas reduction initiatives that are enacted could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming Solutions Act, also known as AB 32, directs the California Air Resources Board to develop and issue regulations to reduce greenhouse gas emissions in

California to 1990 levels by 2020. The California Air Resources Board has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. The California Air Resources Board is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. The Obama Administration also released a climate action plan in June 2013 directing, among other matters, additional regulations be implemented to reduce greenhouse gas emissions. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to our Canadian subsidiary starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase costs that we are unable to recover or otherwise adversely affect consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.
Unfavorable weather conditions, the impact of climate change or other trends or developments in the regions in which we operate could adversely affect our business.
Substantially all of our convenience stores are located in the southwestern U.S., Colorado and in eastern Canada. These regions are susceptible to certain severe weather events and potential impacts of climate change, such as hurricanes, severe thunderstorms, snowstorms, tornadoes and extreme heat and cold. Inclement weather conditions could damage our facilities, our suppliers or could have a significant impact on consumer behavior, travel and convenience store traffic patterns, as well as our ability to operate our retail sites. We could also be affected by regional occurrences, such as energy shortages or increases in energy prices, fires or other natural disasters. Besides these more obvious consequences of severe weather, our ability to insure these locations and the related cost of such insurance may also affect our business, financial condition and results of operations.
We could be adversely affected if we are not able to attract and retain a strong management team.
We are dependent on our ability to attract and retain a strong management team. If, for any reason, we are not able to attract and retain qualified senior personnel, our business, financial condition, results of operations and cash flows could be adversely affected. We also are dependent on our ability to recruit qualified convenience store and field managers. If we fail to attract and retain these individuals at reasonable compensation levels, our operating results may be adversely affected.
Valero is our principal supplier of motor fuel. A disruption in supply or a change in that relationship could have a material adverse effect on our business.
In connection with the separation, we entered into long-term fuel supply agreements with Valero pursuant to which Valero supplies our retail sites with motor fuel. As a result, we depend on Valero as the principal supplier of our motor fuel. A change of motor fuel suppliers, a disruption in supply or a significant change in our relationship or payment terms with Valero could have a material adverse effect on our business, cost of sales, financial condition, results of operations and liquidity. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Petroleum Product Supply Agreement (Canada),” and “—U.S. Fuel Supply Agreements.”
Pending or future litigation could adversely affect our financial condition and results of operations. Litigation and publicity concerning motor fuel or food quality, health and other related issues could result in significant liabilities or litigation costs and cause consumers to avoid our retail sites.
Convenience store businesses can be adversely affected by litigation and complaints from customers or government agencies resulting from motor fuel or food quality, illness or other health or environmental concerns or operating issues stemming from one or more locations. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing motor fuel, merchandise or food at one or more of our retail sites. We could also incur significant liabilities if a lawsuit or claim results in a decision against us. Even if we are successful in defending such litigation, our litigation costs could be significant, and the litigation may divert time and money away from our operations and adversely affect our performance. Our defense costs and any resulting damage awards may not be fully covered by our insurance policies.

The dangers inherent in the storage of motor fuel could cause disruptions and could expose us to potentially significant losses, costs or liabilities.
We store motor fuel in storage tanks at our retail sites. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally imposed fines or cleanup obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could have a material adverse effect on our business, financial condition and results of operations.
Future consumer or other litigation could adversely affect our financial condition and results of operations.
Our retail operations are characterized by a high volume of customer traffic and by transactions involving a wide array of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we may become a party to individual personal injury, off-specification motor fuel, products liability and other legal actions in the ordinary course of our business. While these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, if our assessment of any action or actions should prove inaccurate, our financial condition and results of operations could be adversely affected. Additionally, we are occasionally exposed to industry-wide or class-action claims arising from the products we carry or industry-specific business practices. For example, we recently reached a settlement in principle of a series of class-action claims alleging that the sale of unadjusted volumes of motor fuel at temperatures in excess of 60 degrees Fahrenheit violates various state consumer protection laws due to the expansion of the motor fuel with the increase of motor fuel temperatures. See further discussion of this matter in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements.
We rely on our IT systems and network infrastructure to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.
We depend on our IT systems and network infrastructure to manage numerous aspects of our business and provide analytical information to management. These systems are an essential component of our business and growth strategies, and a serious disruption to them could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses, which could result in a loss of sensitive business information, systems interruption or the disruption of our business operations. To protect against unauthorized access or attacks, we have implemented infrastructure protection technologies and disaster recovery plans, but there can be no assurance that a technology systems breach or systems failure will not have a material adverse effect on our financial condition or results of operations.
Our business and our reputation could be adversely affected by the failure to protect sensitive customer, employee or vendor data or to comply with applicable regulations relating to data security and privacy.
In the normal course of our business as a motor fuel and merchandise retailer, we obtain large amounts of personal data, including credit and debit card information from our customers. While we have invested significant amounts in the protection of our IT systems and maintain what we believe are adequate security controls over individually identifiable customer, employee and vendor data provided to us, a breakdown or a breach in our systems that results in the unauthorized release of individually identifiable customer or other sensitive data could nonetheless occur and have a material adverse effect on our reputation, operating results and financial condition. Such a breakdown or breach could also materially increase the costs we incur to protect against such risks. Also, a material failure on our part to comply with regulations relating to our obligation to protect such sensitive data or to the privacy rights of our customers, employees and others could subject us to fines or other regulatory sanctions and potentially to lawsuits.
We are subject to currency exchange risk.
A significant portion of our sales are made in Canada. In our combined financial statements, we translate the local currency financial results of our Retail–Canada segment into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, at a constant level of business, our reported Canadian revenues and earnings will be reduced because the local currency will translate into fewer U.S. dollars.
Substantially all of our indebtedness following the distribution is denominated in U.S. dollars, while a significant portion of our revenue and cash flow is generated from our Canadian operations. To the extent that the cash flow generated from our U.S. operations is not sufficient to satisfy the ongoing payment obligations under our U.S. dollar-denominated debt, we will need to convert Canadian dollars into U.S. dollars in order to make the necessary payments and we may incur additional tax expense. Accordingly, a strengthening of the U.S. dollar against the Canadian dollar could make it more difficult for us to repay our indebtedness.
Given the volatility of exchange rates, we may not be able to manage our currency risks effectively, which could have a material adverse effect on our financial condition or results of operations.
Upon completion of the distribution, we obtained comprehensive insurance coverage, but we may incur losses that are not covered by insurance or reserves in whole or in part, and such losses could adversely affect our results of operations and financial position.
We reserve for estimated general liability and workers’ compensation losses, and, in connection with our separation from Valero, we entered into an agreement that permits us to access Valero’s insurance for general liability and workers’ compensation losses that we incurred up to the distribution date. Although, we carry comprehensive insurance policies to cover general liabilities, workers’ compensation liabilities, employee work injury liabilities, property losses and directors and officers’ liabilities, a significant portion of risk is self-insured where the risk may not be insurable or cannot be insured at a reasonable cost. Some losses, such as those resulting from wars or acts of terrorism may not be insurable at any cost. Self-insured losses and uninsurable losses, if large enough, could have a material impact on our results of operations and financial position. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in that property, as well as the anticipated future revenues derived from the retailing activities conducted at that property, while remaining obligated for any mortgage debt or other financial obligations related to the property. Any such loss could adversely affect our business, results of operations or financial condition.
Uncertainty and illiquidity in credit and capital markets could impair our ability to obtain credit and financing on acceptable terms.
Our ability to obtain credit and capital depends in large measure on capital markets and liquidity factors that we do not control. Our ability to access credit and capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely affected by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on our lenders, causing them to fail to meet their obligations to us. Our access to credit and capital markets may be affected by the credit ratings assigned to our debt by independent credit rating agencies.
Compliance with and changes in tax laws could adversely affect our performance.
We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	8.0x	19.5x	19.6x	18.1x	14.9x	21.4x
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense, capitalized interest and our estimate of the interest component of rent expense.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
Simultaneously with the sale of the outstanding notes on May 1, 2013, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC on or prior to the 270th calendar day after May 1, 2013;

•	commence the exchange offer within 30 days after the registration statement is declared effective by the SEC; and

•
use our commercially reasonable efforts to complete the exchange offer on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer is commenced.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If one or more registration defaults occur under the registration rights agreement, including if the exchange offer is not completed by 30 business days after the effective date of the registration statement or longer, if required by the federal securities laws, the annual interest rate on the notes that qualify as “entitled securities” under the registration rights agreement will increase by 0.25% per year. The amount of this “special interest” will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. A copy of the registration rights agreement has been filed as an exhibit to the registration statement for which this prospectus is a part and is incorporated by reference in this prospectus.
The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.
The exchange offer is not extended to original noteholders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.
Terms of the Exchange Offer
We are offering to exchange up to $550 million aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $550 million in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about         , 2013, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $550 million aggregate principal amount of notes are outstanding.
Outstanding notes tendered in the exchange offer must be in denominations of $2,000 and any higher integral multiple of $1,000.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “Risk Factors—Risks Relating to the Exchange Offer—There are significant consequences if you fail to exchange your outstanding notes” for more information regarding outstanding notes outstanding after the exchange offer. After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.
None of us, our board of directors or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.
The expiration date is 5:00 p.m., New York City time, on         , 2013, or such later date and time to which we extend the exchange offer.
We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes due to an extension of the exchange offer;

•	to terminate the exchange offer and not accept any outstanding notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.
If we materially amend the exchange offer or if we waive a material condition to the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes disclosing the change or waiver and extend the exchange offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.
If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes
Promptly after the expiration date, we will accept all outstanding notes validly tendered and not validly withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.
We will be deemed to have exchanged outstanding notes validly tendered and not validly withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.
In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.
You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.
Procedures for Tendering Outstanding Notes
Valid Tender
When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to 5:00 p.m. New York City time on the expiration date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, U.S. Bank National Association, at the address set forth below under the heading “—Exchange Agent;”

•
if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”
In addition, on or prior to 5:00 p.m. New York City time on the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•
the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.
The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, the letter of transmittal provides that you are tendering all outstanding notes that you hold.
The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.
If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.
If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
Deemed Representations
To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is acquiring them in the ordinary course of business;
(ii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
(iii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;
(iv) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes is our “affiliate” as defined under Rule 405 of the Securities Act; and
(v) if you or another person acquiring exchange notes in exchange for your outstanding notes is a broker-dealer and you acquired the outstanding notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering your outstanding notes you are deemed to have made these representations.
Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.
If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the outstanding notes.
Book-Entry Transfers
For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.
Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•
the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.
Guaranteed Delivery
If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•
the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date:

◦	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;

◦	stating that the tender is being made; and

◦
guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.
Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.
Determination of Validity
We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our resolution of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.
We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.
If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act. A beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the exchange offer.
Resales of Exchange Notes
Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of CST. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions. The information described above concerning interpretations of and positions taken by the Staff is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to these matters.

By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•
neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of CST.
If any holder or any such other person is an “affiliate” of CST or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, or such shorter period as will terminate when all exchange notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and, during the period ending 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.
Withdrawal Rights
You can withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;

•	specify where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.
If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to 5:00 p.m. New York City time on the expiration date.
We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.
In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes timely withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.
Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “Procedures for Tendering Outstanding Notes” above at any time prior to 5:00 p.m. New York City time on the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.
The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “Terms of the Exchange Offer.”
In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

Exchange Agent
We appointed U.S. Bank National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent, at the address and phone number as follows:

By Facsimile Transmission (Eligible Institutions Only)	By Mail/Overnight Delivery/Hand	Confirm by Telephone
(651) 466-7372	60 Livingston Avenue St. Paul, MN 55107	(800) 934-6802
Attention: Specialized Finance	Attention: Specialized Finance
If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.
Fees and Expenses
The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer.
Transfer Taxes
Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Consequences of Failure to Exchange Outstanding Notes
Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor CST is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.
Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated May 1, 2013 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.
Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances and provisions in the outstanding notes related to special interest will not apply. Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Consequences of Exchanging Outstanding Notes
Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.
However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of CST;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

USE OF PROCEEDS
We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. The exchange offer is intended to satisfy our obligations under the registration rights agreement.
UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Overview
The following unaudited pro forma consolidated and combined income statements of CST have been derived from our historical consolidated and combined financial statements. The pro forma adjustments give effect to:

•	an increase in our cost of sales as a result of differences in price formulas from those historically employed prior to the separation and distribution for motor fuel purchased from Valero;

•	interest expense and debt issuance costs associated with the issuance of $1.05 billion of debt; and

•	the recording of the income tax effects of the pro forma adjustments.
Other Matters
The pro forma consolidated and combined income statements do not reflect all of the costs of operating as a stand-alone company, including possible higher IT, tax, accounting, treasury, legal, investor relations, insurance and other similar expenses associated with operating as a stand-alone company. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments. Incremental costs and expenses associated with operating as a stand-alone company, which are not fully reflected in the accompanying combined and consolidated income statements, are estimated to be in the range of approximately $15 million to $20 million before-tax annually.
Our historical consolidated and combined financial statements include intercompany charges for administrative office rent, claims management services and corporate shared services. After the separation and distribution, we have office lease agreements and a claims service agreement with Valero, and certain administrative corporate services are provided by Valero under transition services agreements. The annual charges under these agreements are comparable to the intercompany amounts that were charged by Valero. Therefore, no pro forma adjustments have been made related to these agreements.
We will incur costs and expenses, subject to the terms of the Separation and Distribution Agreement, related to ongoing support of a stand-alone company (including those related to IT infrastructure capital costs necessary to operate as a stand-alone company subsequent to the termination of the Transition Services Agreements). Nonrecurring capital costs associated with the IT infrastructure, which we expect to be reflected in our financial statements within one year after the separation, are estimated to be approximately $30 million.
For additional information regarding the matters discussed above, see “Risk Factors—Risks Relating to the Separation and the Distribution.”
The unaudited pro forma consolidated and combined statement of income for the six months ended June 30, 2013 and the unaudited pro forma combined statement of income for the year ended December 31, 2012 have been prepared as though the separation occurred on January 1, 2012. The pro forma consolidated and combined income statements are provided for illustrative purposes only and do not reflect what our results of operations would have been had the separation occurred on January 1, 2012. In addition, they are not necessarily indicative of our future results of operations.
The pro forma consolidated and combined statements of income should be read in conjunction with our historical consolidated and combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma consolidated and combined statements of income constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Forward-Looking Statements.”

CST BRANDS, INC.
UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2013
(Millions of Dollars, Except per Share Amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues	$6,399	$—		$6,399
Costs and expenses:
Cost of sales	5,874	—		5,874
Operating expenses	320	—		320
General and administrative expenses	35	—		35
Depreciation, amortization and accretion expense	60	—		60
Total costs and expenses	6,289	—		6,289
Operating income	110	—		110
Other income, net	2	—		2
Interest and debt expense	(7)	(14)	(a)	(21)
Income before income tax expense	105	(14)		91
Income tax expense	41	(4)	(b)	37
Net income	$64	$(10)		$54
Earnings per common share
Basic earnings per common share	$0.84	$(0.13)		$0.72	(c)
Weighted-average common shares outstanding (in thousands)	75,397	75,397		75,397	(c)
Earnings per common share—assuming dilution
Basic earnings per common share	$0.84	$(0.13)		$0.72	(c)
Weighted-average common shares outstanding—assuming dilution (in thousands)	75,402	75,402		75,402	(c)
See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

CST BRANDS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2012
(Millions of Dollars, Except per Share Amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues	$13,135	$—		$13,135
Costs and expenses:
Cost of sales	12,000	32	(d)	12,032
Operating expenses	644	—		644
General and administrative expenses	61	—		61
Depreciation, amortization and accretion expense	115	—		115
Total costs and expenses	12,820	32		12,852
Operating income	315	(32)		283
Other income, net	1	—		1
Interest and debt expense	(1)	(40)	(a)	(41)
Income before income tax expense	315	(72)		243
Income tax expense	105	(24)	(b)	81
Net income	$210	$(48)		$162

Pro forma earnings per common share				$2.15	(c)
Pro forma weighted-average common shares outstanding (in thousands)				75,397	(c)
See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

CST BRANDS, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(a)
We issued $550 million aggregate principal amount of 5.00% senior notes due 2023 and $500 million principal amount under our term loan facility, initially bearing interest at 1.75% per annum and with a final maturity date on May 1, 2018. This adjustment represents interest expense resulting from the incurrence of this new debt in connection with the separation, as follows (in millions):

Four Months Ended April 30, 2013
Interest expense on $1.05 billion of new debt	$13
Loan fees and amortization of debt issuance costs	1
Total pro forma adjustment to interest expense	$14

Year Ended December 31, 2012
Interest expense on $1.05 billion of new debt	$38
Loan fees and amortization of debt issuance costs	2
Total pro forma adjustment to interest expense	$40
Interest expense includes amortization of debt issuance costs and credit facility fees, which are amortized into interest expense using the effective interest method over the terms of the associated bonds and credit facilities.

(b)
This adjustment represents the net impact to income tax expense of the pro forma adjustments using our effective tax rate of 32.1% and 33.3% for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. The 32.1% effective tax rate for the six months ended June 30, 2013 excludes $7 million of deferred tax expense resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution.

(c)
On May 1, 2013, 75,397,241 shares of our common stock were distributed to Valero’s stockholders and Valero in conjunction with the separation and distribution. For comparative purposes, and to provide a more meaningful calculation of earnings per share, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation and distribution presented in the calculation of weighted-average shares outstanding.

No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation and distribution. Therefore, there are no stock-based awards included in the calculation of shares used in the diluted earnings per share calculation prior to the separation and distribution, and we have not presented diluted earnings per share for the period December 31, 2012.

(d)
This adjustment represents the increase to our cost of sales related to the increase in the cost of motor fuel purchased from Valero. Provisions included in the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada that we entered into with Valero in connection with the separation increased the price per gallon of motor fuel we purchase from Valero. This pro forma adjustment is calculated by applying the price increase to the actual volumes purchased from Valero during the year ended December 31, 2012. The provisions of the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada were generally applied beginning January 1, 2013 and as a result, no pro forma adjustment is made to the pro forma consolidated and combined statements of income for the six months ended June 30, 2013.

BUSINESS AND PROPERTIES
Overview
We are a holding company and conduct substantially all of our operations through our subsidiaries.
We are incorporated in Delaware. The address of our principal executive offices is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, and our telephone number is (210) 692-5000.
We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.
We have two operating segments:

•	Retail–U.S.—As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada—As of June 30, 2013, we had 841 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.
Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.
Retail–U.S.
Overview of Operations
We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S.
We sell motor fuel primarily under the Valero and Diamond Shamrock brands, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store name in nine states, with significant concentrations in Texas and Colorado. Most of these retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 838 are owned and 196 are leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.
We carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, kolaches, tacos, salads, pastries, coffee and fountain drinks), health and beauty products, motor oils and automotive products and general convenience merchandise items. Many of these products are offered under a line of proprietary brands, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, money orders, air/water/vacuum services, video and game rentals, and access to ATMs. We offer automated car wash services at 205 of our retail sites. We are a Subway® franchisee and currently offer Subway® food services at 33 of our U.S. retail sites. Subway is a registered trademark of Doctor’s Associates Inc.
Our Retail–U.S. segment is substantially a company owned and operated business. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and our retail sites are operated by company employees.
During the three years ended December 31, 2012, our Retail–U.S. segment sold 1.9 billion gallons, 1.8 billion gallons and 1.8 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–U.S. segment sold 946 million gallons and 927 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends
We operate within the large and growing U.S. convenience store industry, which is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•
increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets and quick service restaurants to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry, providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.
Properties
As of June 30, 2013, we owned 838 of our retail sites and leased the real property of the remaining 196 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our convenience store buildings average approximately 2,250 square feet. Twenty-two retail sites also have commercial motor fuel operations catering to independent truckers.
The following table provides the number of our convenience stores by state as of June 30, 2013:

Number of Convenience Stores
Arkansas	29
Arizona	63
California	83
Colorado	158
Louisiana	30
New Mexico	37
Oklahoma	2
Texas	628
Wyoming	4
Total	1,034
The following table provides a history of our convenience stores opened (reflected as NTIs below), acquired and closed or divested for the last three years:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Number at beginning of period	1,032	998	998	994	991
NTIs	5	3	11	7	7
Acquisitions	—	17	29	1	3
Closed or divested	(3)	(3)	(6)	(4)	(7)
Number at end of period	1,034	1,015	1,032	998	994

We lease approximately 83,000 square feet of office space in San Antonio, Texas from Valero, pursuant to a lease agreement based on market terms, which serves as our corporate headquarters.
Retail Distribution Center
We lease a 130,000 square-foot distribution center in Schertz, Texas, that supplies over 570 of our convenience stores, provides us with improved inventory management, allows us to handle a greater product variety and supports the development and growth of our private label packaged goods and fresh food programs. Core-Mark International (“Core-Mark”) operates our distribution center on our behalf under a management agreement. We own the distribution center’s improvements and inventory and pay a fee to Core-Mark for management of the center. We also pay Core-Mark a license fee for use of proprietary software necessary for operating the center.
IT Systems and Store Automation
All of our convenience stores use IT systems, including point-of-sale (“POS”) scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash and motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new convenience stores to be quickly integrated into our processes and system-wide reporting.
Our IT systems obtain detailed convenience store-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. We utilize price scanning and POS technology in all of our convenience stores that primarily use a single platform, the VeriFone System, supported by on-site computers that are networked to our central server and back office. We analyze and manage our motor fuel pricing through automated fuel pricing software, which is integrated with the VeriFone system. TelaPoint software made by WEX, Inc. uses automated tank gauge information to enable us to monitor and coordinate motor fuel inventory management with our motor fuel supplier and transportation service providers. This product has allowed us to better control motor fuel inventory levels. Our systems also facilitate workforce management including employee on-boarding, status changes, labor modeling and labor allocation, employee scheduling, time reporting and associated approval workflows, all of which are handled electronically through proprietary software.
Our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing and merchandising strategies, automates the traditional convenience store paperwork process, improves the speed and accuracy of category management and controls inventory. We hold a software license for PDI Enterprise software.
Data collected by the PDI Enterprise system is consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that Valero uses for payroll, fixed asset accounting, and financial reporting. We have Transition Services Agreements with Valero that allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation, at which time we will have our own enterprise reporting system.
Our IT network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our IT network.
Supplier Arrangements
Merchandise Supply
We have strong relationships with merchandise suppliers resulting from our high volume purchases allowing us to negotiate preferable prices. Through our retail distribution center and private label products, we believe we have a strategic advantage over our peers in terms of product knowledge and pricing. We have an agreement with Core-Mark, which is a leading grocery and merchandise wholesale distributor, to provide us with merchandising expertise, purchasing power and efficient distribution services.

Motor Fuel Supply
Before the separation, we purchased branded motor fuel from Valero at market-based transfer prices. The transfer price formulas varied from terminal to terminal. The actual prices we paid typically changed daily, based on market fluctuations. We took legal title to the motor fuel when we received it at the rack, and payment was due upon delivery. We arranged for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.
Under the U.S. Fuel Supply Agreements, we continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas differ from those historically employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $21 million for the year ended December 31, 2012. The U.S. Fuel Supply Agreements also differ from our previous arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. Due to the change in payment terms, cash in our Retail–U.S. segment increased by $204 million during the six months ended June 30, 2013. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms.
Competition
The convenience store industry in the U.S. is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.
Trade Names, Service Marks and Trademarks
We sell motor fuel primarily under the Valero and Diamond Shamrock brands, which are trademarks of Valero. We also sell motor fuel under the Arco brand at six sites in California. The U.S. Fuel Supply Agreements that we entered into with Valero in connection with the separation contain customary language granting us the right to continue to use the Valero-owned trademarks throughout the terms of those agreements.
The Corner Store trademark and a number of other registered trademarks and service marks, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go, are used exclusively in the retail business and not in connection with any other businesses conducted by Valero. These trademarks were licensed or transferred to us as part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service trademarks.
Environmental Laws and Regulations
We are subject to extensive federal, state and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions, and characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.
Sale of Regulated Products
In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and cigarettes to persons younger than a certain age.

State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and cigarettes. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure for damage claims as a seller of alcoholic beverages and cigarettes is substantial, we have adopted procedures intended to minimize such exposure.
Federally mandated anti-money laundering regulations, specifically the USA PATRIOT Act, which amends the Bank Secrecy Act, dictate the rules and documentation requirements we follow for the sales of money orders. In addition, we are subject to random anti-money laundering compliance audits. We have an anti-money laundering compliance officer, who reviews all money order sales transactions to ensure compliance with federal regulations.
We also adhere to the rules governing lottery sales as determined by state lottery commissions in each state in which we make such sales.
Safety
We are subject to comprehensive federal, state and local safety laws and regulations. These regulations address issues ranging from facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance and other worker safety issues, including workplace violence. We aim to fulfill these regulatory requirements through health, environmental and safety programs.
Other Regulatory Matters
Our retail sites are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.
Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance, both of which could affect our results of operations.
Employees
As of December 31, 2012, we employed 8,787 persons in the U.S., of which approximately 66% were full-time employees. Approximately 95% of our employees work in our convenience stores and 5% work in our corporate or field offices. Our convenience stores typically employ an average of eight individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 101 area managers, each of whom is responsible for nine to ten convenience stores, and 13 zone managers, each of whom is responsible for approximately 70 to 90 convenience stores. Our business is seasonal, and as a result, the number of employees fluctuates from a high in the spring and summer to a low in the fall and winter. These employee numbers exclude general corporate overhead employees of Valero who were not fully dedicated to our operations.
Legal Proceedings
We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any changes to the recorded liabilities will not be material to our financial position or results of operations.

We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements included elsewhere in this prospectus and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus.
Retail–Canada
Overview of Operations
We are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. We sell Ultramar-branded motor fuel, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store/Dépanneur du Coin names in six provinces in eastern Canada, with a significant concentration in Québec. We also sell Ultramar-branded motor fuel at filling stations and cardlocks in eastern Canada. Most of our retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, as of June 30, 2013, 315 were owned and 526 were leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.
Our convenience stores carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, salads, pastries), health and beauty products, motor oils and automotive products and general convenience merchandise items. At some of our retail sites, we offer a variety of additional products, and services, such as car wash, lottery, air/water/vacuum services and access to ATMs. We offer automated car wash services at 67 of our retail sites. We are a Subway® and Country Style® franchisee and currently provide these food offerings at four and 34 of our Canadian retail sites, respectively. Country Style is a registered trademark of MTY Tiki Ming Enterprises Inc.
As of June 30, 2013, our Retail–Canada segment consisted of the following operations:

•
265 convenience stores, of which 187 are owned and 78 are leased. We retain the gross margins on motor fuel sales, merchandise sales and services, and the retail sites are operated by company employees.

•
498 retail sites that are dealer/agent operated. At each of these retail sites, we retain title to the motor fuel inventory and sell it directly to our customers; therefore, we manage motor fuel pricing and retain the gross margin on motor fuel sales. We provide a commission to the dealer or agent to operate the retail site. These retail sites consist of the following:

◦	404 filling stations, where each retail site is typically owned and operated by an independent dealer; and

◦	94 filling stations, where each retail site is owned by us but operated by an independent agent.

•	78 cardlocks, where the site is owned or leased by us. We retain the gross margin on motor fuel sales at these retail sites.

•
We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers. Operating revenues from these sales were less than 9% of Retail–Canada’s operating revenues for the year ended December 31, 2012 and less than 11% of Retail–Canada’s operating revenues for the six months ended June 30, 2013.

During the three years ended December 31, 2012, our Retail–Canada segment sold 1.0 billion gallons, 1.1 billion gallons and 1.1 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–Canada segment sold 655 million gallons and 681 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends
We operate within the Canadian gas and convenience store industry. The industry in which our Retail–Canada segment operates is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•
increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.
Properties
As of June 30, 2013, we owned 315 of our retail sites and leased the real property of the remaining 526 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our operations consisted of 841 retail sites, which include 265 convenience stores. Our convenience store buildings average approximately 1,750 square feet.
The following table provides the number and type of our retail sites by region as of June 30, 2013:

Province	Convenience Stores	Filling Stations	Cardlock	Total
Québec	173	317	43	533
Ontario	17	89	18	124
Maritimes (a)	52	52	12	116
Newfoundland and Labrador	23	40	5	68
Total	265	498	78	841

(a)	Includes the provinces of Nova Scotia, New Brunswick and Prince Edward Island.
The following table provides a history of retail sites opened (reflected as NTIs below) and closed, divested or de-branded for the last three years:

	Six Months Ended,		Year Ended December 31,
	2013	2012	2012	2011	2010
Number at beginning of period	848	873	873	895	907
NTIs, acquisitions and new dealers	5	3	16	19	24
Closed, divested or de-branded (a)	(12)	(21)	(41)	(41)	(36)
Number at end of period	841	855	848	873	895

(a)	“De-branded” is a term we use to refer to filling stations where we choose not to renew our relationship with the dealers/agents who operate those retail sites.
We sublease approximately 49,000 square feet of office space in Montreal, Québec from Valero to support our Retail–Canada operations.

IT Systems and Store Automation
All of our company operated convenience stores use IT systems, including POS scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash, motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new retail sites to be quickly integrated into our processes and system-wide reporting.
Our information systems obtain detailed retail site-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. At our company operated convenience stores, we utilize price scanning and POS technology that is consolidated on a single platform, the Bt9000 System from Bulloch Technologies, Inc., supported by on-site computers that are networked to our central server and back office. We support two POS options for filling stations and certain retail sites, the Bt9000 and the SIR system. In addition, a small number of non-consignee dealer sites utilize a VX570 terminal for credit acceptance. We analyze and manage our motor fuel pricing through an in-house application named Price Information Center. Motor fuel mass price changes are pushed to retail sites by Somum Solutions, an automated call system. Our systems also facilitate workforce management including employee on-boarding, status changes, employee scheduling, time reporting and associated approval workflows, all of which are handled electronically through proprietary software that is integrated with SAP.
All convenience store level, back office, accounting functions, including our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports, are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing, merchandising strategies and price book, automates the traditional convenience store paperwork process and improves the speed and accuracy of category management and inventory control. We hold the software license for PDI Enterprise software. Data collected by the PDI Enterprise system are consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that we use for fixed asset accounting and reporting. We have Transition Services Agreements with Valero that allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation, at which time we will have our own enterprise reporting system.
Our network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our network.
Supplier Arrangements
Merchandise Supply
We have strong relationships with merchandise suppliers resulting from our high purchase volumes allowing us to negotiate preferable prices. We have an agreement with Sobeys, which is a leading grocery wholesale distributor in eastern Canada, to provide us with merchandising expertise, purchasing power and efficient distribution services.
Motor Fuel Supply
Prior to the separation, we purchased branded motor fuel from Valero primarily under the Ultramar brand at market-based transfer prices. The transfer price formulas varied from terminal to terminal. The actual prices we paid typically changed daily, based on market fluctuations. We took legal title to the motor fuel when we received it at the rack, and payment was due upon delivery. We arranged for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.
Under the Petroleum Product Supply Agreement, we continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas differ from those previously employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $11 million for the year ended December 31, 2012. The Petroleum Product Supply Agreement also differs from our previous arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. Due to the change in payment terms, cash in our Retail–Canada segment increased by $138 million during the six months ended June 30, 2013. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms.
Competition
The convenience store industry is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores and other retail sites. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.
Trade Names, Service Marks and Trademarks
We sell motor fuel under the Ultramar brand, which is a trademark of Valero. The Corner Store and Dépanneur du Coin trademarks and trade names are used exclusively in the retail business and not in connection with any other business conducted by Valero. These trademarks and trade names have been licensed or transferred to us as a part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service marks.
Environmental Laws and Regulations
We are subject to extensive federal, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions, the characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.
Sale of Regulated Products
Our activities require certain government permits and licenses, in particular pertaining to the sale of alcoholic beverages, tobacco and lottery tickets and as a distributor of heating oil. Our retail sites are concentrated in Québec and the eastern Canadian provinces, which have certain governmental regulations on motor fuel pricing. Moreover, we sell certain products subject to price regulation in certain provinces, such as milk, beer and wine. In addition, in some instances, provincial or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages, cigarettes and lottery tickets to persons younger than a certain age. Provincial and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages, cigarettes and lottery tickets. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.
Safety
We are subject to provincial and local safety laws and regulations. These regulations address issues such as facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance, inspection of heating oil installations and other health and safety issues. We aim to fulfill these regulatory requirements through health, environmental and safety programs.

Other Regulatory Matters
Our retail sites are subject to regulation by provincial and/or local agencies related to health, sanitation, safety and fire. Our retail sites are further regulated by other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.
Our operations are also subject to provincial laws governing such matters as wage rates, overtime and working conditions. In each province where we operate, there are proposals under consideration from time to time to increase minimum wage rates which could have an impact on our results of operations.
Employees
As of December 31, 2012, we employed 2,851 persons in Canada, of which approximately 43% were full-time employees. Approximately 87% of our employees work in our convenience stores and 13% work in our field or administrative offices. Our convenience stores typically employ an average of eight to fifteen individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 23 area managers, each of whom is responsible for eight to 12 convenience stores, and three zone managers, each of whom is responsible for approximately 80 to 90 convenience stores. These employee numbers exclude overhead employees of Valero who were not fully dedicated to our operations.
Legal Proceedings
We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus.

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND
CONDENSED COMBINED FINANCIAL DATA
The following selected financial data reflect the results of Valero’s retail business for periods prior to the separation and distribution and our consolidated results for periods after the separation and distribution. We derived the selected combined income statement data for the years ended December 31, 2012, 2011 and 2010 and the selected combined balance sheet data as of December 31, 2012 and 2011, from the audited combined financial statements included elsewhere in this prospectus. We derived the selected combined income statement data for the year ended December 31, 2009 and the selected combined balance sheet data as of December 31, 2010, from the audited combined financial statements of CST, which are not included in this prospectus. We derived the selected combined income statement data for the year ended December 31, 2008, and the selected combined balance sheet data as of December 31, 2009 and 2008, from the unaudited combined financial statements of CST, which are not included in this prospectus. We derived the selected consolidated and combined income statement data for the six months ended June 30, 2013 and 2012 and the selected consolidated balance sheet data as of June 30, 2013, from the unaudited consolidated and combined financial statements of CST, which are included elsewhere in this prospectus. We derived the selected combined balance sheet data as of June 30, 2012 from the unaudited combined financial statements of CST, which are not included in this prospectus.
To ensure a full understanding, you should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included elsewhere in this prospectus.
The financial data below are presented in millions.

	Six Months
	Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating revenues	$6,399	$6,557	$13,135	$12,863	$10,371	$8,780	$11,531
Operating income	110	183	315	317	289	222	344
Net income	64	122	210	214	193	146	225

	June 30,		December 31,
	2013	2012	2012	2011	2010	2009	2008
Total assets	$2,307	$1,648	$1,709	$1,691	$1,621	$1,581	$1,569
Debt and capital lease obligations, less current portion	1,025	4	4	5	5	6	2
Stockholders’ Equity/Net investment	551	1,201	1,247	1,249	1,193	1,197	1,207

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Management’s discussion and analysis is the analysis of our financial performance and it includes a discussion of significant trends that may affect our future performance. It should be read in conjunction with the audited and unaudited consolidated and combined financial statements and accompanying notes included elsewhere in this prospectus. It contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. We do not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with our disclosures under “Forward-Looking Statements” included elsewhere in this prospectus.
Management’s discussion and analysis is organized as follows:

•
Executive Overview—This section provides an overview of the separation of CST from Valero, the basis of presentation with respect to the amounts presented in the discussion of our results of operations, significance of crude oil prices on our revenues and cost of sales, our motor fuel strategy, the seasonality of our business, a description of our business segments and an overview of our results of operations.

•
Results of Operations—This section provides an analysis of our results of operations, including the results of operations of our two business segments, for the three and six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 and an outlook for our two business segments.

•
Liquidity and Capital Resources—This section provides a discussion of our financial condition and cash flows for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010. It also includes a discussion of how the separation is expected to affect our capital resources.

•	New Accounting Policies—This section describes new accounting pronouncements that we have already adopted and those that we are required to adopt in the future.

•
Critical Accounting Policies Involving Critical Accounting Estimates—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview
Overview of the Separation from Valero
On April 4, 2013, the Valero Board of Directors approved the separation and distribution of its retail business resulting in a separate, publicly traded company named CST Brands, Inc. In accordance with a separation and distribution agreement, the two companies were separated by Valero distributing to its stockholders 80% of the common stock of CST on May 1, 2013 (the “Distribution Date”). Each Valero stockholder received one share of CST common stock for every nine shares of Valero common stock held at the close of business on the record date of April 19, 2013 (the “Record Date”). Fractional shares of CST common stock were not distributed and any fractional shares of CST common stock otherwise issuable to a Valero stockholder were sold in the open market on such stockholder’s behalf, and such stockholder received a cash payment with respect to that fractional share. The remaining 20% of the common stock of CST was retained by Valero. In conjunction with the separation and distribution, Valero received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Valero, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) United States (“U.S.”) holders of Valero common stock upon their receipt of shares of CST common stock in the distribution, except with respect to cash received in lieu of fractional shares. However, the transfer of assets and liabilities associated with Valero’s retail business in Canada is taxable for Canadian income tax purposes.
Basis of Presentation
The audited and unaudited consolidated and combined financial statements of CST included elsewhere in this prospectus reflect the consolidated and combined historical results of operations, financial position and cash flows of Valero’s retail business, including an allocable portion of corporate costs. Although the legal transfer of the retail business of Valero into CST took place on May 1, 2013, for ease of reference, these condensed consolidated and combined financial statements are collectively referred to as those of CST.
The combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and distribution, and all of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income prior to the separation and distribution also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, human resources and IT. These allocations were based primarily on specific identification of time and/or activities associated with CST’s operations, employee headcount or capital expenditures. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Subsequent to the separation and distribution, Valero continues to perform certain of these corporate functions on our behalf, for which we are charged a fee, in accordance with the Transition Services Agreements. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the combined periods presented and may not reflect our combined financial position, results of operations and cash flows had we operated as a stand-alone company during the combined periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company during all periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including IT and related infrastructure.
The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect the financial results of Valero’s retail business for all periods prior to the separation and distribution. Accordingly:

•
Our consolidated and combined statements of income and comprehensive income for the three months ended June 30, 2013, consist of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the one month ended April 30, 2013. Our consolidated and combined statements of income and comprehensive income for the six months ended June 30, 2013, consist of the consolidated results of CST for the two months ended June 30, 2013 and of the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statements of income and comprehensive income for the three and six months ended June 30, 2012 consist entirely of the combined results of Valero’s retail business.

•
Our consolidated balance sheet at June 30, 2013, consists of the consolidated balances of CST, while our combined balance sheet at December 31, 2012 consists of the combined balances of Valero’s retail business.

•
Our consolidated and combined statement of cash flows for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statement of cash flows for the six months ended June 30, 2012, consists entirely of the combined results of Valero’s retail business.

•
Our consolidated and combined statement of changes in equity for the six months ended June 30, 2013, consists of both the combined activity for Valero’s retail business prior to April 30, 2013, and the consolidated activity for CST subsequent to the separation and distribution.

The Significance of Crude Oil Prices on Our Revenues and Cost of Sales
Wholesale motor fuel prices are highly correlated to the price of crude oil. The crude oil commodity markets are highly volatile, and the market prices of crude oil, and correspondingly the market prices of wholesale motor fuel, experience significant and rapid fluctuations. We attempt to pass along wholesale motor fuel price changes to our customers through retail price changes; however, we are not always able to do so immediately. The timing of any related increase or decrease in retail prices is affected by competitive conditions in each geographic market. As such, the prices we charge our customers for motor fuel and the gross margin we receive on our motor fuel sales can increase or decrease significantly and rapidly over short periods of time. It has been our experience, however, that, over time, motor fuel gross margins are less affected by the volatility of crude oil and wholesale motor fuel prices as we and our competitors successfully pass along wholesale motor fuel price changes to consumers.
Both crude oil and wholesale motor fuel prices were generally lower during the three and six months ended June 30, 2013 compared to the same periods of 2012. Correspondingly, our operating revenues and gross margins were also lower during these periods. Also impacting our motor fuel gross margin was the volatility of crude oil prices in the prior year, which is further discussed in “—Results of Operations” below. The following table provides benchmark information for both crude oil and wholesale motor fuel prices for the three months and six months ended June 30, 2013:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Benchmark crude oil prices (per barrel) (a):
West Texas Intermediate (WTI)	$94.10	$93.43	0.72%	$94.22	$98.15	(4.00)%
Brent	$102.58	$108.42	(5.39)%	$107.54	$113.45	(5.21)%

Benchmark wholesale gasoline prices (per gallon) (b):
U.S. Gulf Coast	$2.69	$2.80	(3.93)%	$2.76	$2.89	(4.50)%
U.S. West Coast	$2.98	$3.04	(1.97)%	$3.03	$3.12	(2.88)%
New York Harbor	$2.73	$2.90	(5.86)%	$2.83	$2.95	(4.07)%

(a)	Represents the average monthly spot price per barrel during the periods presented for WTI and ICE Brent crude oil. One barrel represents 42 gallons.

(b)
Represents the average monthly spot price per gallon during the periods presented for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New York Harbor conventional gasoline, respectively.

Both crude oil and wholesale motor fuel prices increased significantly during 2011 compared to 2010. However, 2012 crude oil prices were relatively flat compared to 2011. As a result, 2012 did not experience the significant increase in wholesale motor fuel prices as experienced in 2011. Changes in our average motor fuel selling price per gallon over the three year period ended December 31, 2012 are comparable to the changes in wholesale motor fuel prices over the same period. Variations in our reported revenues and cost of sales are, therefore, substantially related to the price of crude oil and wholesale motor fuel prices and generally not as a result of changes in motor fuel sales volumes, unless otherwise indicated and discussed below. The following table provides benchmark information for both crude oil and wholesale motor fuel prices for each of the years in the three year period ended December 31, 2012:

	Year Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2011	2010	Change
Benchmark crude oil prices (per barrel) (a):
West Texas Intermediate (WTI)	$94.11	$94.87	(0.80)%	$94.87	$79.40	19.48%
Brent	$111.65	$111.26	0.35%	$111.26	$79.51	39.93%

Benchmark wholesale gasoline prices (per gallon) (b):
U.S. Gulf Coast	$2.81	$2.75	2.18%	$2.75	$2.05	34.15%
U.S. West Coast	$3.03	$2.89	4.84%	$2.89	$2.21	30.77%
New York Harbor	$2.94	$2.80	5.00%	$2.80	$2.09	33.97%

(a)	Represents the average monthly spot price per barrel during the periods presented for WTI and ICE Brent crude oil. One barrel represents 42 gallons.

(b)
Represents the average monthly spot price per gallon during the periods presented for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New York Harbor conventional gasoline, respectively.

Motor Fuel Strategy
Prior to the separation and distribution, our business existed as an outlet for our former parent’s products and the focus was on maximizing consolidated parent company profitability. Occasionally, we priced motor fuel with the overall objective of increasing motor fuel gallons sold with less emphasis on retail motor fuel gross margin. This resulted in a higher profit generated by our former parent’s refining segment, which was beneficial to their consolidated earnings performance. As a separate company, we generally manage our motor fuel pricing to maximize motor fuel gross margin. This strategy, from time to time, may result in different motor fuel gallons sold from historical levels as a result of us being separated from our former parent company.
Seasonality
Our business exhibits substantial seasonality due to the concentration of our retail sites in certain geographic areas, as well as customer activity behaviors during different seasons. In general, sales volumes and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months. As a result, operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.
Business Segments
Our business is organized into two operating segments: Retail–U.S. and Retail–Canada. Operating segments were determined based on geographic criteria, with each geographic area having separate gross margins, country specific regulatory environments and location-specific supply and demand characteristics. The following provides an overview of our segments; however, for more information about our business segments, see “Business and Properties.”

Retail–U.S.
We operate convenience stores and are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming. We operate as a retail distributor of motor fuel that we purchase from Valero, and we primarily market motor fuel under the Valero and Diamond Shamrock brands. Subsequent to the separation and distribution, we are Valero’s largest retail distributor of motor fuel in the U.S.
The prices we pay for the motor fuel we purchase from Valero are based on wholesale market prices in the locations of our retail sites. In addition, the sales prices of our motor fuel are based on local market factors such as supply and demand, competition and local economic factors, among others. Therefore, the gross margins we receive for our sales of motor fuel are commodity-based, change daily and are volatile.
Retail–Canada
We operate convenience stores, filling stations and cardlocks, and are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. As of June 30, 2013, we had 841 retail sites in six eastern Canada provinces, including 265 convenience stores, 498 filling stations and 78 cardlocks.
The regulatory environment in Canada differs from the U.S. and certain provincial laws serve to regulate and preserve the gross margin for motor fuel and protect against below-cost selling. As such, the gross margin for motor fuel in Canada is typically less volatile than in the U.S.
Financial Results
On May 1, 2013, our spin-off from Valero was completed and 75,397,241 shares of our common stock were distributed, of which 80% are publicly traded and 20% are owned by Valero. As a result, our three and six months ended June 30, 2013 results include one month and four months, respectively, of our operations as a consolidated subsidiary of Valero.
For the three months ended June 30, 2013 and 2012, we reported net income of $43 million and $108 million, respectively. Diluted earnings per share were $0.57 and $1.43, respectively. Net income for the six months ended June 30, 2013 was $64 million, or $0.84 per diluted share. For the same period in 2012, net income was $122 million or $1.62 per diluted share. Included in net income for the three and six months ended June 30, 2013 is a deferred tax charge of approximately $7 million, or $0.09 per diluted share, resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return after the separation and distribution.
Our 2013 results of operations were significantly impacted by a decrease in our motor fuel cents per gallon gross margin, which was driven by the volatility of crude oil prices. Crude oil and wholesale motor fuel prices have been less volatile during 2013 than they were during 2012. Crude oil prices decreased in the second quarter of 2012, leading to a sharp decline in wholesale motor fuel prices. During this time, we were able to retain, for a period of time, our retail fuel prices, which resulted in a historically high motor fuel gross margin for the second quarter of 2012. Generally, we experience favorable motor fuel cents per gallon gross margins during periods of rapid declines in crude oil prices.
For the years ended December 31, 2012 and 2011, we reported net income of $210 million and $214 million, respectively. The decrease in net income of $4 million was primarily due to an increase in operating income from our Retail–U.S. segment offset by a decline in operating income from our Retail–Canada segment, as well as a $4 million increase in general and administrative expenses and income tax expense. Operating income from our Retail–U.S. segment increased $44 million, which was largely attributable to an increase in our motor fuel gross margin driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of crude oil price decreases (and corresponding decreases in wholesale motor fuel prices) that occurred during 2012. In addition, our Retail–U.S. merchandise gross margin increased in 2012 due to product pricing changes, along with growth in our food service offerings, which has a higher gross margin than other merchandise offerings inside our convenience stores. Operating income of our Retail–Canada segment decreased $44 million, which was attributable to a decrease in our motor fuel gross margin. Our motor fuel gross margin declined from $0.278 per gallon in 2011 to $0.243 per gallon in 2012 due to pricing pressure from our competitors.

For the years ended December 31, 2011 and 2010, we reported net income of $214 million and $193 million, respectively. The increase in net income of $21 million was primarily due to an increase of $25 million in the operating income of our Retail–Canada segment. This increase in Retail–Canada operating income was primarily attributable to a $37 million increase in motor fuel gross margin resulting from an increase in motor fuel gallons sold related to supply and demand conditions during the period, partially offset by a $20 million increase in operating expenses primarily attributable to an increase in salaries and incentive compensation.

Results of Operations
Consolidated and Combined Income Statement Analysis
Three Months and Six Months Ended June 30, 2013
Below is an analysis of our income statements, which provides the primary reasons for significant increases and decreases in the various income statement line items from period to period. It should be noted that the six months ended June 30, 2013 and 2012 contained 181 days and 182 days of operations, respectively. Our consolidated and combined statements of income are as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating revenues	$3,211	$3,345	$6,399	$6,557
Costs and expenses:
Cost of sales	2,919	2,977	5,874	5,973
Operating expenses	161	161	320	316
General and administrative expenses	20	14	35	29
Depreciation, amortization and accretion expense	30	29	60	56
Total costs and expenses	3,130	3,181	6,289	6,374
Operating income	81	164	110	183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—
Income before income tax expense	75	164	105	183
Income tax expense	32	56	41	61
Net income	$43	$108	$64	$122

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012
Operating revenues
Operating revenues for the three months ended June 30, 2013 decreased by $134 million, or 4%, compared to the same period of 2012. Significant items impacting these results were:

•	A $97 million decrease in our Retail–Canada segment operating revenues primarily attributable to:

◦
A decline in motor fuel gallons sold as a result of fewer sites operated during the quarter ended June 30, 2013 compared to the same period of the prior year. We operated an average of 21 fewer sites that sell motor fuel in the current year, primarily as a result of filling stations where we chose not to renew the lease or reinvest capital.

◦	Reflected in this operating revenue decline was $21 million due to the effects of the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $37 million decline in our Retail–U.S. segment operating revenues primarily attributable to:

◦
A decrease of $48 million in motor fuel operating revenues driven primarily by a $0.17 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices for motor fuel sold by us.

◦
Partially offset by an increase of $12 million in merchandise operating revenues as a result of an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox in the second quarter of 2012.

Cost of sales
We experienced a $58 million, or 2%, decline in cost of sales. This decline is primarily the result of lower prices for motor fuel purchased by us for resale, resulting from a decline in wholesale motor fuel prices. Included in this decline was $20 million due to the weakness of the Canadian dollar relative to the U.S. dollar and from an average of 21 fewer sites in Retail–Canada that sell motor fuel. Partially offsetting these declines was an increase in cost of sales related to an average of 35 more sites in Retail–U.S.
General and administrative expense
General and administrative expense increased $6 million as a result of higher actual expenses as a stand-alone company.
Interest expense
Interest expense increased $7 million as a result of our new debt issued in connection with the separation and distribution.
Income tax expense
Income tax expense decreased $24 million primarily as a result of the decrease in income before income tax expense but was partially offset by $7 million in deferred tax expense resulting from the loss of certain state tax credits, which were no longer eligible for use in our consolidated tax return after the separation and distribution.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012
Operating revenues
Operating revenues for the six months ended June 30, 2013 decreased by $158 million, or 2%, compared to the same period of 2012. Significant items impacting these results were:

•	A $145 million decrease in our Retail–Canada segment operating revenues primarily attributable to:

◦
A decline in motor fuel gallons sold as a result of fewer sites operated during the six months ended June 30, 2013 compared to the same period of the prior year. We operated an average of 19 fewer sites that sell motor fuel in the current year, primarily as a result of a reduction in filling stations where we chose not to renew the lease or reinvest capital.

◦	Reflected in this operating revenue decline was $29 million due to the effects of the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $13 million decline in our Retail–U.S. segment operating revenues primarily attributable to:

◦
A decrease of $29 million in motor fuel operating revenues primarily driven by a $0.10 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices for motor fuel sold by us.

◦
Partially offset by an increase of $17 million in merchandise operating revenues as a result of an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

Cost of sales
We experienced a $99 million, or 2%, decline in cost of sales. This decline is primarily a result of lower prices for motor fuel purchased by us for resale, resulting from a decline in wholesale motor fuel prices. Included in this decline was $27 million due to the weakness of the Canadian dollar relative to the U.S. dollar and from an average of 19 fewer sites in Retail–Canada that sell motor fuel. Partially offsetting these declines was an increase in cost of sales related to an average of 35 more sites in Retail–U.S.
General and administrative expense
General and administrative expense increased $6 million as a result of higher actual expenses as a stand-alone company.
Interest expense
Interest expense increased $7 million as a result of our new debt issued in connection with the separation and distribution.
Income tax expense
Income tax expense decreased $20 million primarily as a result of the decrease in income before income tax expense but was partially offset by $7 million in deferred tax expense resulting from the loss of certain state tax credits which were no longer eligible for use in our consolidated tax return after the separation and distribution.

Segment Results
Retail–U.S.
The following tables highlight the results of operations of our Retail–U.S. segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,661	$1,709	$3,280	$3,309
Merchandise	332	320	625	608
Other	14	15	30	31
Total operating revenues	$2,007	$2,044	$3,935	$3,948
Gross margin:
Motor fuel	$77	$138	$114	$159
Merchandise	98	96	185	181
Other	14	15	28	31
Total gross margin	189	249	327	371
Operating expenses	100	97	199	194
Depreciation, amortization and accretion expense	21	20	42	38
Operating income	$68	$132	$86	$139

Company operated retail sites at end of period	1,034	1,015	1,034	1,015

Average retail sites open during the period	1,033	998	1,033	998

Motor fuel sales (gallons per site per day)	5,080	5,163	5,064	5,104
Motor fuel sales (per site per day)	$17,683	$18,820	$17,552	$18,226

Retail–U.S. total system operating statistics:
Motor fuel gross margin (cents per gallon, “CPG”):
Motor fuel margin, before credit card fees	$0.21	$0.34	$0.16	$0.21
Credit card fees	(0.04)	(0.04)	(0.04)	(0.04)
Motor fuel gross margin, net (CPG)	$0.17	$0.30	$0.12	$0.17

Merchandise sales (per site per day)	$3,524	$3,529	$3,342	$3,351
Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	30.3%	30.8%	30.4%	30.5%
Credit card fees	(0.7)%	(0.7)%	(0.7)%	(0.8)%
Merchandise gross margin, net	29.6%	30.1%	29.6%	29.8%

Retail–U.S. (continued)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Company Operated Retail Sites:
Beginning of period	1,033	997	1,032	998
NTIs	4	2	5	3
Acquisitions	—	17	—	17
Closed	(3)	(1)	(3)	(3)
End of period	1,034	1,015	1,034	1,015

Average retail sites open during the period	1,033	998	1,033	998

Same Store Information (a):
Company operated retail sites	988	988	963	963
Motor fuel sales (gallons per site per day)	5,055	5,159	5,025	5,119
Merchandise sales (per site per day)	$3,492	$3,529	$3,317	$3,373
Merchandise gross margin percent, net	29.7%	30.1%	29.8%	29.9%
Merchandise sales, ex. cigarettes (per site per day)	$2,416	$2,411	$2,265	$2,268
Merchandise gross margin percent, net ex. cigarettes	35.9%	36.4%	36.1%	36.4%
Merchandise gross profit dollars	$93	$95	$171	$176
Other services operating revenues (b)	$14	$14	$26	$29

NTI Information (c):
Company operated retail sites at end of period	38	25	38	25
Company operated retail sites (average)	36	24	35	23
Motor fuel sales (gallons per site per day)	10,073	10,662	9,936	10,490
Merchandise sales (per site per day)	$6,904	$6,576	$6,449	$6,292
Merchandise gross margin percent, net	33.3%	32.0%	32.9%	31.8%
Merchandise sales, ex. cigarettes (per site per day)	$5,446	$5,153	$5,047	$4,882
Merchandise gross margin percent, net ex. cigarettes	37.9%	36.4%	37.5%	36.3%

(a)
The same store information consists of aggregated individual store results for all sites operated substantially throughout both periods presented. Stores that were closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been open for substantially all of the periods being compared.

(b)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(c)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012
Operating revenues decreased $37 million, or 2%, and total gross margin decreased $60 million, or 24%, which was the primary reason for the operating income decrease of $64 million, or 48%, during the quarter ended June 30, 2013 compared to the same period of the prior year.
Significant items impacting these results included:
Operating revenues

•
Our motor fuel operating revenues declined $77 million as a result of a decline in our average price per gallon, which was attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•
Partially offsetting this decline was a $29 million increase in motor fuel gallons sold attributable to an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

•	Our merchandise operating revenues increased $12 million, or 4%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.
Gross margin

•
Our motor fuel gross margin declined $62 million from a decline in our CPG. This decline in CPG was primarily the result of the volatility of crude oil prices in the prior year, during which we experienced exceptional motor fuel gross margins. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of WTI crude oil declined 20% during the second quarter of 2012 compared to an increase of 4% during the second quarter of 2013.

•
Partially offsetting this decline was a $1 million increase in total motor fuel gallons sold attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.

•	Our merchandise gross margin increased $2 million, or 2%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.
Operating expenses

•
Operating expenses increased $3 million, or 3%, primarily from an increase in payroll expenses due to an increase in the average number of convenience stores operated compared to the same period of the prior year.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012
Operating revenues decreased $13 million, or less than 1%, and total gross margin decreased $44 million, or 12%, which was the primary reason for the operating income decrease of $53 million, or 38%, during the six months ended June 30, 2013 compared to the same period of the prior year.
Significant items impacting these results included:
Operating revenues

•
Our motor fuel operating revenues declined $95 million as a result of a decline in our average price per gallon, which was attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•
Partially offsetting this decline was a $66 million increase in motor fuel gallons sold attributable to an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

•	Our merchandise operating revenues increased $17 million, or 3%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.
Gross margin

•
Our motor fuel gross margin declined $48 million from a decline in our CPG. This decline in CPG was primarily the result of the volatility of crude oil prices in the prior year, during which we experienced exceptional motor fuel gross margins. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of WTI crude oil declined 18% during the first six months of 2012 compared to an increase of 1% during the same period of 2013.

•
Partially offsetting this decline was a $3 million increase in total motor fuel gallons sold attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.

•	Our merchandise gross margin increased $4 million, or 2%, attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.
Operating expenses

•
Operating expenses increased $5 million, or 3%, primarily from an increase in payroll expenses due to an increase in the average number of convenience stores operated compared to the same period of the prior year.

Depreciation, amortization and accretion expense

•
Depreciation, amortization and accretion expense increased $4 million, or 11%, primarily from an increase in the average number of convenience stores operated compared to the same period of the prior year.

Retail–Canada
The following tables highlight the results of operations of our Retail–Canada segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,040	$1,106	$2,062	$2,168
Merchandise	67	65	126	123
Other	97	130	276	318
Total operating revenues	$1,204	$1,301	$2,464	$2,609
Gross margin:
Motor fuel	$66	$81	$116	$131
Merchandise	19	19	35	36
Other	18	19	47	46
Total gross margin	103	119	198	213
Operating expenses	61	64	121	122
Depreciation, amortization and accretion expense	9	9	18	18
Operating income	$33	$46	$59	$73

Retail sites (end of period):
Company- operated	265	254	265	254
Filling stations (fuel only)	498	521	498	521
Cardlock (fuel only)	78	80	78	80
Total retail sites (end of period)	841	855	841	855

Average retail sites open during of period:
Company- operated	264	256	263	256
Filling stations (fuel only)	500	526	503	527
Cardlock (fuel only)	77	80	79	81
Average retail sites open during the period	841	862	845	864

Retail–Canada total system operating statistics:
Motor fuel sales (gallons per site per day)	3,315	3,399	3,210	3,280
Motor fuel sales (per site per day)	$13,576	$14,099	$13,491	$13,786
Motor fuel gross margin (CPG):
Motor fuel margin, before credit card fees	$0.26	$0.30	$0.24	$0.25
Credit card fees	(0.02)	(0.02)	(0.02)	(0.02)
Motor fuel gross margin, net (CPG)	$0.24	$0.28	$0.22	$0.23

Merchandise sales (per site per day)	$2,798	$2,804	$2,646	$2,644
Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	28.6%	30.1%	28.4%	30.1%
Credit card fees	(0.7)%	(0.8)%	(0.7)%	(0.8)%
Merchandise gross margin, net	27.9%	29.3%	27.7%	29.3%

	Company Operated (b)
	Three Months Ended		Six Months Ended
Retail–Canada (continued)	June 30,		June 30,
	2013	2012	2013	2012
Retail Sites:
Beginning of period	262	257	261	258
Acquisitions	1	—	1	—
Conversions, net (a)	2	1	3	1
Closed	—	(4)	—	(5)
End of period	265	254	265	254

Average retail sites open during the period	264	256	263	256

Average foreign exchange rate for $1 USD to $1 CAD	0.97260	0.99180	0.98153	0.99349

Same Store Information (c), (d):
Retail sites	252	252	252	252
Motor fuel sales (gallons per site per day)	3,526	3,652	3,478	3,546
Merchandise sales (per site per day)	$2,899	$2,869	$2,724	$2,686
Merchandise gross margin percent, net	27.9%	29.3%	27.8%	29.3%
Merchandise sales, ex. cigarettes (per site per day)	$1,463	$1,497	$1,366	$1,382
Merchandise gross margin percent, net ex. cigarettes	40.1%	41.1%	40.7%	41.4%
Merchandise gross profit dollars	$19	$19	$35	$36
Other services operating revenues (e)	$4	$4	$8	$9

NTI Information (c), (f):
Company operated retail sites at end of period	16	11	16	11
Company operated retail sites (average)	16	11	16	11
Motor fuel sales (gallons per site per day)	5,706	6,339	5,539	6,160
Merchandise sales (per site per day)	$3,384	$3,626	$3,112	$3,394
Merchandise gross margin percent, net	29.4%	30.4%	29.1%	29.9%
Merchandise sales, ex. cigarettes (per site per day)	$1,802	$2,005	$1,652	$1,877
Merchandise gross margin percent, net ex. cigarettes	41.2%	41.3%	41.1%	40.5%

	Filling Stations (b)
	Three Months Ended		Six Months Ended
Retail–Canada (continued)	June 30,		June 30,
	2013	2012	2013	2012
Retail Sites:
Beginning of period	501	530	507	533
New dealers	2	2	3	3
Conversions, net (a)	(2)	(1)	(3)	(1)
Closed or de-branded	(3)	(10)	(9)	(14)
End of period	498	521	498	521

Average retail sites open during the period	500	526	503	527

Average foreign exchange rate for $1 USD to $1 CAD	0.97260	0.99180	0.98153	0.99349

Same Store Information (c), (d):
Retail sites	477	477	477	477
Motor fuel sales (gallons per site per day)	2,796	2,887	2,668	2,751

(a)
Conversions represent stores that have changed their classification from filling stations to company owned and operated or vice versa. Changes in classification result when we either take over the operations of a filling station or convert an existing company owned and operated store to a filling station.

(b)	Company retail sites sell motor fuel and merchandise and dealer/agent retail sites sell motor fuel only.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites operated substantially throughout both periods presented. Stores that were closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been open for substantially all of the periods being compared.

(e)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings. NTIs exclude dealer/agent stores.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012
Operating revenues decreased $97 million, or 7%, and total gross margin decreased $16 million, or 13%, which was the primary reason for the operating income decrease of $13 million, or 28%, during the quarter ended June 30, 2013 compared to the same period of the prior year.
Significant items impacting these results included:
Operating revenues

•
Our motor fuel operating revenues declined $53 million primarily as a result of a decline in motor fuel gallons sold attributable to a decline in the number of sites operated as well as increased competition from new market participants. We operated an average of 21 fewer sites that sell motor fuel in the current year primarily as a result of a decrease in filling stations where we chose not to renew the lease or reinvest capital. Also contributing to the decline in motor fuel gallons sold was motor fuel demand reductions caused by inclement weather and labor strikes in certain industries.

•
Our motor fuel operating revenues declined $13 million from a decline in our average price per gallon attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Included in the operating revenues decline is a decline of $21 million due to the weakness of the Canadian dollar relative to the U.S. dollar.

•
Other operating revenues declined $33 million attributable to a decrease in home heating oil operating revenues resulting from a 4% decline in both sales volumes and average price. The decline in volumes sold was the result of a declining number of heating oil customers, while the decline in average price was the result of a decline in wholesale prices.

Gross margin

•
Our motor fuel gross margin declined $11 million from a decline in our CPG, which resulted primarily from the volatility of crude oil prices in the prior year. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of Brent crude oil declined 21% during the second quarter of 2012 compared to an increase of 1% during the second quarter of 2013.

•	Our motor fuel gross margin declined $4 million from a decline in total motor fuel gallons sold as a result of a decline in the average number of sites selling motor fuel.

•	Our merchandise gross margin percentage declined slightly in the current year primarily from the impact of cigarette tax increases.

•
Although we experienced a decline of $33 million in “other” operating revenues, our “other” gross margin declined by only $1 million. This revenue decline was attributable to our home heating oil sales, which have very low margins relative to other products and therefore our “other” gross margin was not significantly impacted by this revenue decline.

Operating expenses

•	Operating expenses decreased $3 million primarily as a result of decreased volumetric expenses, such as commissions paid to dealer/agents, associated with the decline in motor fuel gallons sold.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012
Operating revenues decreased $145 million, or 6%, and total gross margin decreased $15 million, or 7%, which was the primary reason for the operating income decrease of $14 million, or 19%, during the six months ended June 30, 2013 compared to the same period of the prior year.
Significant items impacting these results included:
Operating revenues

•
Our motor fuel operating revenues declined $105 million primarily as a result of a decline in motor fuel gallons sold attributable to a decline in the number of sites operated as well as increased competition from new market participants. We operated an average of 19 fewer sites that sell motor fuel in the current year primarily as a result of a decrease in fillings stations where we chose not to renew the lease or reinvest capital. Also contributing to the decline in motor fuel gallons sold was motor fuel demand reductions caused by inclement weather and labor strikes in certain industries.

•
Our motor fuel operating revenues declined $1 million from a decline in our average price per gallon attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Included in the operating revenue decline is a decline of $29 million due to the weakness of the Canadian dollar relative to the U.S. dollar.

•
Other operating revenues declined $42 million attributable to a decrease in home heating oil operating revenues resulting from a 3% decline in both volumes and average price. The decline in volumes sold was the result of a declining number of heating oil customers, while the decline in average price was the result of a decline in wholesale prices.

Gross margin

•	Our motor fuel gross margin declined $6 million from a decline in our CPG, which was primarily the result of the change in price formulas under the Petroleum Product Supply Agreement.

•	Our motor fuel gross margin declined $9 million from a decline in total motor fuel gallons sold as a result of a decline in the average number of sites selling motor fuel.

•	Our merchandise gross margin percentage declined slightly in the current year primarily from the impact of cigarette tax increases.

•
Although we experienced a decline of $42 million in “other” operating revenues, our “other” gross margin declined by only $1 million. This revenue decline was attributable to our home heating oil sales, which have very low margins relative to other products and therefore our “other” gross margin was not significantly impacted by this revenue decline.

Years Ended December 31, 2012, 2011 and 2010
Below is an analysis of our income statements, which provides the primary reasons for significant increases and decreases in the various income statement line items from period to period. Our consolidated and combined statements of income are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Operating revenues	$13,135	$12,863	$10,371
Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment loss	—	3	5
Total costs and expenses	12,820	12,546	10,082
Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)
Income before income tax expense	315	317	290
Income tax expense	105	103	97
Net income	$210	$214	$193

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Operating revenues

•	Operating revenues increased by $272 million, or 2%. The improved results were driven by:

•
A $166 million increase to operating revenues resulted from higher motor fuel sales volume in our Retail–U.S. segment. This increase in sales volume was attributable to NTI and acquired convenience stores and increased demand from our markets in Texas, which experienced positive economic impacts from oil and gas production activities.

•
A $165 million increase to operating revenues from our Retail–U.S. segment was attributable to higher prices for the motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

•
A $123 million increase to operating revenues from our Retail–Canada segment was attributable to higher prices for the motor fuel that we sold. The New York Harbor wholesale gasoline prices per gallon averaged $2.94 per gallon during 2012 compared to $2.80 per gallon in 2011.

•	Partially offsetting these increases to operating revenues were:

o	A $71 million decline to operating revenues resulting from the weakening of the Canadian dollar relative to the U.S. dollar.

o	A $105 million decline to operating revenues in our Retail–Canada segment attributable to a decrease in the volume of motor fuel that we sold as a result of a fewer retail sites in 2012.
Cost of sales
We experienced a $330 million increase in our cost of sales, primarily as a result of higher prices for motor fuel purchased by us for resale that resulted from an increase in wholesale motor fuel prices discussed above. Offsetting this cost of sales increase was a cost of sales decline of $65 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. As a result, our cost of sales increased by $265 million, or 2%.
Operating expenses
Operating expenses increased by $8 million, or 1%, primarily related to an increase of $14 million in our Retail–U.S. segment. This $14 million increase was primarily attributable to an increase in payroll expenses from additional employees from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims. These increases were partially offset by a $6 million decline in our Retail–Canada segment primarily from the weakening of the Canadian dollar relative to the U.S. dollar.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010
Operating revenues
Operating revenues increased by $2.5 billion, or 24%, primarily due to higher prices for the motor fuel that we sold resulting from an increase in wholesale motor fuel prices, as well as a $222 million increase resulting from the strengthening of the Canadian dollar relative to the U.S. dollar. U.S. Gulf Coast and New York Harbor wholesale gasoline prices averaged $2.75 per gallon and $2.80 per gallon, respectively, during 2011 compared to $2.05 per gallon and $2.09 per gallon, respectively, during 2010.
Cost of sales
Cost of sales increased by $2.4 billion, or 26%, primarily due to higher prices for motor fuel purchased by us for resale resulting from an increase in wholesale motor fuel prices discussed above. The strengthening of the Canadian dollar relative to the U.S. dollar contributed $200 million to the increase in cost of sales.
Operating expenses
Operating expenses increased by $31 million primarily due to increases of $12 million related to the strengthening of the Canadian dollar relative to the U.S. dollar, $6 million for wages and incentive compensation expenses, $2 million resulting from the impact of a favorable legal settlement in 2010, $1 million from higher electricity usage, $2 million from ad valorem taxes and various other items, none of which were individually significant.
Depreciation, amortization and accretion
Depreciation, amortization and accretion expense increased by $8 million due primarily to an increase in retail sites placed in service during 2012.
Income tax expense
Income tax expense increased by $6 million mainly due to higher operating income.

Segment Results
Retail–U.S.
The following tables highlight the results of operations of our Retail–U.S. segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except number of convenience stores, per store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$6,612	$6,281	$4,926
Merchandise	1,239	1,223	1,205
Other	56	53	52
Total operating revenues	$7,907	$7,557	$6,183
Gross margin:
Motor fuel	$298	$258	$251
Merchandise	368	353	340
Other	56	53	52
Total gross margin	722	664	643
Operating expenses	398	384	373
Depreciation, amortization and accretion expense	78	76	71
Asset impairment loss	—	2	2
Operating income	$246	$202	$197
Retail sites (end of period)	1,032	998	994
Motor fuel sales (gallons per store per day)	5,083	5,059	5,086
Merchandise sales (per store per day)	$3,341	$3,370	$3,333
Average motor fuel selling price per gallon	$3.51	$3.42	$2.68
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.20	$0.19	$0.17
Credit card fees	(0.04)	(0.05)	(0.04)
Motor fuel gross margin	$0.16	$0.14	$0.14
Merchandise gross margin (percentage of merchandise revenues)	29.7%	28.9%	28.3%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Operating revenues increased $350 million, or 5%, and gross margin increased $58 million, or 9%, which was the primary reason for the operating income increase of $44 million, or 22%.
The results were driven by:
Operating revenues

•
An increase in motor fuel sales volumes of 48 million gallons, which increased motor fuel operating revenues by $166 million, or 3%, attributable to stronger motor fuel demand in Texas as a result of NTI and acquired convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities.

•
An increase in the price per gallon of motor fuel that we sold contributed $165 million, or 3%, of the increase to our motor fuel operating revenues, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•
An increase in motor fuel gross margin of $40 million, or $0.02 per gallon, driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of decreases in wholesale motor fuel prices that occurred during 2012.

•
An increase of $15 million, or 4%, to our merchandise gross margin from the increased contribution of higher-margin items driven by NTI convenience stores and additional proprietary brand offerings. The merchandise categories that contributed the most to the growth included snacks/gum/candy, food service, alcohol and packaged beverages.

Operating expenses

•
An increase in operating expenses of $14 million, or 4%, primarily as a result of an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010
Operating revenues increased $1.4 billion, or 22%, and gross margin increased $21 million, or 3%, which was the primary reason for the operating income increase of $5 million, or 3%.
The results were driven by:
Operating revenues

•
An increase in the price per gallon of motor fuel that we sold resulted in a $1.4 billion, or 27%, increase in motor fuel operating revenues, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•
An increase of $13 million in our motor fuel gross margin attributable to growth in Texas as a result of remodeled convenience stores, NTI convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities. This growth was partially offset by a $6 million decline in our motor fuel gross margin in Arizona as a result of an increase in competition along with a decline in demand resulting from poor economic conditions in the state.

•
An increase in our merchandise gross margin of $13 million mostly attributable to NTI convenience stores and remodeled convenience stores. Our NTI convenience stores are typically larger than the average size of our convenience stores and generate more in merchandise sales while our remodeled stores realize an increase in merchandise sales from an expanded product offering and increased customer traffic.

•	An increase in our gross margin of $1 million mostly attributable to the remodeling of car washes, a higher interchange fee on ATM transactions and an increase in video and game rentals.
Operating expenses

•
An $11 million increase in operating expenses, or 3%, attributable to increases of $3 million related to an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and remodeled convenience stores, $2 million of various other expense increases from NTI convenience stores, $1 million from higher consumption of electricity due to record warmth in much of Texas, $1 million from ad valorem taxes, the impact from a favorable legal settlement of $2 million received in 2010 and various other items, none of which were individually significant.

Retail–Canada
The following tables highlight the results of operations of our Retail–Canada segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except number of retail sites, per store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$4,435	$4,477	$3,517
Merchandise	257	261	240
Other	536	568	431
Total operating revenues	$5,228	$5,306	$4,188
Gross margin:
Motor fuel	$255	$298	$261
Merchandise	75	77	72
Other	83	89	85
Total gross margin	413	464	418
Operating expenses	246	252	232
Depreciation, amortization and accretion expense	37	37	34
Asset impairment loss	—	1	3
Operating income	$130	$174	$149
Retail sites (end of period)	848	873	895
Motor fuel sales (gallons per store per day)	3,340	3,320	3,223
Motor fuel sales (per store per day)
Merchandise sales (per store per day)	$2,743	$2,786	$2,661
Average motor fuel selling price per gallon	$4.95	$4.90	$3.84
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.27	$0.30	$0.26
Credit card fees	(0.02)	(0.02)	(0.02)
Motor fuel gross margin	$0.24	$0.28	$0.25
Merchandise gross margin (percentage of merchandise revenues)	29.2%	29.5%	30.0%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Operating revenues decreased $78 million, or 1%, and gross margin declined $51 million, or 11%, which was the primary reason for the operating income decline of $44 million, or 25%.
Significant items impacting these results included:
Operating revenues

•
A decline of $71 million in operating revenues due to the weakness of the Canadian dollar relative to the U.S. dollar. On average, Canadian $1 was equal to U.S. $1 during 2012 compared to U.S. $1.01 during 2011, representing a decrease in value of 1%.

•	Excluding the effects of foreign exchange movements, our operating revenues declined $7 million. This decline was attributable to:

◦	A decline of $105 million attributable to a 2% decrease in the volume of motor fuel we sold as a result of a fewer retail sites.

◦	A $25 million decline in our operating revenues primarily attributable to a decline in volume in our home heat business resulting from a decline in our customer base.

◦
A $123 million increase in operating revenues partially offset the declines discussed above and was attributable to an increase in the average price per gallon of motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•	The decrease in the Canadian dollar resulted in a $6 million gross margin decline.

•	A $6 million motor fuel gross margin decline attributable to a decline in the volume of motor fuel sold as a result of a fewer retail sites.

•
A $34 million motor fuel gross margin decline, representing $0.04 per gallon, related to pricing pressure from our competitors and changes in wholesale motor fuel prices during 2012. We price to the competition, so the timing of changes to our price of the motor fuel we sell is driven by local competitive conditions.

Operating expenses

•	Operating expenses declined $6 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. There were no other items of significance.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010
Operating revenues increased $1.1 billion, or 27%, and gross margin increased $46 million, or 11%, which was the primary reason for the operating income increase of $25 million, or 17%.
The results were primarily driven by:
Operating revenues

•
Excluding the effects of foreign exchange movements, our operating revenues increased $896 million primarily as a result of an increase in the price per gallon of motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

•	An increase of $222 million driven by the strengthening of the Canadian dollar relative to the U.S. dollar year over year.
Gross margin

•
An increase of $22 million due to the stronger Canadian dollar and a $22 million increase related to supply and demand conditions, which allowed us to increase the price of motor fuel that we sold in response to the increase in wholesale motor fuel prices.

Operating expenses

•
Operating expenses increased by $20 million, or 9%, of which $12 million was due to the stronger Canadian dollar. The remainder of the increase was primarily attributable to higher wages from merit increases and incentive compensation expenses attributable to improved operating performance.

Outlook
Retail–U.S.
The Retail–U.S. segment continues to operate in a very competitive environment that is experiencing highly volatile motor fuel pricing and intense competition for our core convenience store customers. The economic environment in the markets where we operate is stable to moderately improving. The Texas economy, where we have a strong presence, has generally been healthier than the national economy. We see housing starts on the rise and a higher demand for skilled tradesmen. Additionally, growth in the areas of shale gas exploration continues to create a high demand for oil field services workers. As employment conditions improve, we expect our business activity will improve also as these individuals make up a significant portion of our customer base. As we move into the second half of 2013 and into 2014, we are primarily targeting geographic areas of robust economic activity for our organic growth.
Retail–Canada
The Retail–Canada segment also continues to operate in a very competitive environment. Certain non-traditional competitors, such as discount warehouse clubs and grocery chains, have added motor fuel offerings but we believe that the impact to our sales volumes from these non-traditional competitors is moderating. Cross promotional programs entered into between grocers and convenience stores represent a new competitive factor. The Canadian economy in general has recently softened and there is a cautious economic outlook for the remainder of 2013. Despite this overall sentiment, the markets where we operate remain relatively healthy and more stable, which we believe will support our growth and expansion plans.
Liquidity and Capital Resources
General
Prior to the separation and distribution, we participated in Valero’s centralized approach to the cash management and financing of our operations. Therefore, our cash was transferred to Valero daily and Valero funded our operating and investing activities, as needed. Accordingly, the cash and cash equivalents held by Valero at the corporate level were not allocated to us for any of the periods presented in our historical combined financial statements. The cash reflected in our historical combined financial statements represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs in our Retail–Canada segment. See “—Other Matters Impacting Liquidity and Capital Resources—Working Capital Adjustments Made in Connection With the Separation and Distribution” below for a discussion of changes that occurred prior to the separation and distribution with respect to the payment for motor fuel purchased from Valero and the transfer of cash to Valero.
During the three years ended December 31, 2012 and the six months ended June 30, 2013, we generated net cash and transferred that cash to Valero. These transfers are shown as a component of financing activities on our combined statements of cash flows. We transferred $219 million, $150 million and $220 million of cash during 2012, 2011 and 2010, respectively, and $378 million during the six months ended June 30, 2013, to Valero.
Cash Flows
Six Months Ended June 30, 2013
Cash provided by operating activities for the six months ended June 30, 2013 was $351 million compared to $200 million for the six months ended June 30, 2012. The increase in cash provided by operating activities was due primarily to the change related to our payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Changes in cash provided by or used for working capital are shown in Note 10 of condensed notes to consolidated and combined financial statements that accompany our unaudited consolidated and combined financial statements included elsewhere in this prospectus.
Cash flow used in investing activities for the six months ended June 30, 2013 was $96 million compared to $105 million for the six months ended June 30, 2012. An increase in capital expenditures in 2013, primarily in the U.S. for sustaining capital and NTI’s, was offset by the $61 million acquisition of Crackerbox in the second quarter of 2012.
Cash flow provided by financing activities for the six months ended June 30, 2013 was $103 million compared to cash flow used in financing activities of $172 million for the six months ended June 30, 2012. During the six months ended June 30, 2013, we transferred $378 million of net cash to Valero, primarily from proceeds of our new $500 million term loan facility, which were not retained by us, offset by the net cash activity between us and Valero prior to the separation and distribution. For the six months ended June 30, 2012, we were wholly-owned by Valero and the net cash activity between us and Valero resulted in $172 million of cash used in financing activities.
Year Ended December 31, 2012
Cash provided by operating activities for the year ended December 31, 2012 was $364 million compared to $308 million for the year ended December 31, 2011. The increase was due primarily to a decrease in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Also contributing to the decline was the timing for payment of taxes other than income taxes. Changes in cash provided by or used for working capital during the years ended December 31, 2012 and 2011 are shown in Note 15 of the notes to combined financial statements that are included elsewhere in this prospectus.
The net cash provided by operating activities during the year ended December 31, 2012 combined with $71 million of available cash on hand was used to fund $156 million of capital expenditures, fund the acquisition of Crackerbox for $61 million and transfer $219 million to Valero.
Year Ended December 31, 2011
Cash provided by operating activities for the year ended December 31, 2011 was $308 million compared to $323 million for the year ended December 31, 2010. The decrease was due primarily to an increase in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Changes in cash provided by or used for working capital during the years ended December 31, 2011 and 2010 are shown in Note 15 of the notes to audited combined financial statements that are included elsewhere in this prospectus.
The net cash provided by operating activities during the year ended December 31, 2011 was used primarily to fund capital expenditures of $130 million, transfer $150 million to Valero and increase available cash on hand by $30 million.

Year Ended December 31, 2010
Cash provided by operating activities for the year ended December 31, 2010 was $323 million compared to $262 million for the year ended December 31, 2009. The increase was due primarily to an increase in operating income as discussed above in “—Results of Operations.”
The net cash generated from operating activities during the year ended December 31, 2010 was used to fund capital expenditures of $105 million and transfer $220 million to Valero.
Non–U.S. GAAP Measures
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. We believe that EBITDA and EBITDAR are useful to investors and creditors in evaluating our operating performance because (a) they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and (c) the financial covenants in our debt agreements use EBITDA and EBITDAR in calculating our total lease adjusted leverage ratio and fixed charge coverage ratio. EBITDA and EBITDAR are not recognized terms under U.S. GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of net income to EBITDA and EBITDAR (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011
Net income	$43	$108	$64	$122	210	214
Depreciation, amortization and accretion	30	29	60	56	115	113
Interest expense	7	—	7	—	1	1
Income tax expense	32	56	41	61	105	103
EBITDA	112	193	172	239	431	431
Minimum rent expense	7	7	13	13	25	25
EBITDAR	$119	$200	$185	$252	456	456
Debt
In connection with the separation and distribution, we incurred an aggregate of $1.05 billion of new long-term debt and no proceeds of these debt offerings were retained by us. Our new debt consists of the following (in millions):

5.00% senior notes due 2023	$550
Term loan due 2018 (effective rate of 1.95% at June 30, 2013)	500
Total debt outstanding	1,050
Less current portion	(28)
Debt, less current portion	$1,022
We also have a revolving credit facility in an aggregate principal amount of up to $300 million. As of June 30, 2013, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraint to availability, approximately $198 million was available for future borrowings. The credit facilities agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider usual and customary for an agreement of this type. The financial covenants require us to maintain a total lease adjusted leverage ratio (as defined in the credit agreement) initially set at no greater than 3.75 to 1.00 and a minimum fixed charge coverage ratio (as defined in the credit agreement) at no less than 1.30 to 1.00. As of June 30, 2013, our lease adjusted leverage ratio and fixed charge coverage ratio were 3.24 and 5.56, respectively.
As of June 30, 2013, we also have capital lease obligations of $4 million of which $1 million are current obligations.

Our debt and financing agreements do not have rating agency triggers that would increase the interest rates applicable to our existing senior unsecured debt or automatically require us to post additional collateral. However, any future reduction in the ratings outlined below or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing in the future and the future cost of such financings. As of June 30, 2013, our ratings on our senior unsecured debt were as follows:

Rating Agency	Rating
Standard & Poor’s Rating Services	BB- (stable outlook)
Moody’s Investor Services	Ba3 (stable outlook)
We cannot provide assurance that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell, or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating.
See Note 7 of condensed notes to consolidated and combined financial statements that accompany our unaudited consolidated and combined financial statements included elsewhere in this prospectus for additional disclosures of our indebtedness.
Capital Requirements
Our capital expenditures and investments relate primarily to the acquisition of land and the construction of new convenience stores, which we refer to as NTIs below. We also spend capital to improve our existing retail sites, which we refer to as sustaining capital and, from time to time, we enter into strategic acquisitions. We believe we have adequate liquidity from cash on hand and borrowing capacity under our revolving credit facility to continue to operate and grow our business.
During 2013, we plan to expand and upgrade our portfolio of retail sites. We anticipate completing fifteen NTIs in 2013 in the U.S., focused in key markets in Texas. During the first six months of 2013, we completed five of these NTIs. In Canada, we anticipate completing seven NTIs in 2013, focused in the Greater Toronto, Ottawa and Montreal areas. During the first six months of 2013, no NTIs were completed in Canada; however during the second quarter of 2013, we acquired one store.
The following table outlines our capital expenditures by segment for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 (in millions):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Retail–U.S.
NTI	$48	$19	$66	$38	$32
Sustaining capital	30	16	48	53	35
	$78	$35	$114	$91	$67
Retail–Canada
NTI	$2	$2	$18	$9	$8
Sustaining capital	10	9	24	30	30
	$12	$11	$42	$39	$38

Consolidated and combined capital expenditures	$90	$46	$156	$130	$105
We expect total capital expenditures for 2013 to be approximately $220 million, which includes nonrecurring capital costs associated with IT infrastructure of approximately $18 million. An additional $12 million of IT infrastructure cost is expected to be incurred in 2014.
In July 2012, we completed the acquisition of 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas from Crackerbox for $61 million. The acquisition of these stores enhanced our existing retail network and supply chain.

Contractual Obligations
As of June 30, 2013, our contractual obligations for the the last six months of 2013 and for each year thereafter are summarized below (in millions).

	Payments Due by Period
	2013	2014	2015	2016	2017	Thereafter	Total
Debt	$12	$34	$47	$69	$75	$813	$1,050
Interest payments on debt	20	37	37	35	34	151	314
Capital lease obligations	2	1	1	1	—	3	8
Operating lease obligations	12	18	15	12	9	26	92
Purchase obligations	1	1	1	—	—	—	3
Other long-term liabilities	9	31	19	3	3	65	130
Total	$56	$122	$120	$120	$121	$1,058	$1,597
Debt and Capital Lease Obligations
We have land and certain convenience store properties under capital leases. Capital lease obligations in the table above include both principal and interest.
We incurred an aggregate $1.05 billion in new debt in connection with the separation and distribution, consisting of: (i) $550 million aggregate principal amount of senior unsecured bonds due 2023 (the “notes”); and (ii) $800 million in senior secured credit facilities, comprised of a $500 million term loan facility (the “term loan”) and a $300 million revolving credit facility (the “revolving credit facility”). We have not borrowed under the revolving credit facility as of the date of this filing.
Interest expense on the term loan in the table above was calculated based on the term loan interest rate as of June 30, 2013, which was 1.95%.
Operating Lease Obligations
Our operating lease obligations include leases for land, office facilities and retail sites. Operating lease obligations reflected in the table above include all operating leases that have initial or remaining non-cancelable terms in excess of one year, and are not reduced by minimum rentals to be received by us under subleases. In addition, such amounts do not reflect contingent rentals that may be incurred in addition to minimum rentals. See Note 9 in the notes to the audited combined financial statements included elsewhere in this prospectus for our disclosures of contingent rentals paid related to our operating leases.
In connection with the separation and distribution, we entered into an Office Lease Agreement with Valero, pursuant to which we lease approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease is five years, but we will have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges to be paid by us under the lease are consistent with the rates charged for comparable office space in the San Antonio area.
We also entered into an Office Sublease Agreement with Valero to sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we will have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges under the sublease are straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease is subject to the consent of the landlord under the lease.
The lease and sublease agreements with Valero have non-cancelable terms that are less than one year. Therefore, the amounts to be paid in future periods are not disclosed in the table of contractual obligations and the above-described office lease and sublease does not change our annual operating lease expense materially.
Purchase Obligations
The U.S. Fuel Supply Agreements and Petroleum Product Supply Agreement in Canada contain minimum annual purchase obligations. The minimum purchase obligation provisions of these agreements require us to purchase minimum annual volumes of motor fuel at market-based prices. In the event that we do not purchase the minimum volumes, the agreements include a charge for the difference between the total minimum volume commitment to be purchased over the terms of the agreements and the volumes actually purchased by us.
Other Long-Term Liabilities
Other long-term liabilities are described in Note 8 of the notes to audited combined financial statements included elsewhere in this prospectus. For purposes of reflecting amounts for other long-term liabilities in the table above, we have made our best estimate of expected payments for each type of liability based on information available as of December 31, 2012.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements.
Other Matters Impacting Liquidity and Capital Resources
Cash Held by Our Canadian Subsidiary
As of June 30, 2013, $148 million of cash was held in Canada. A significant portion of our operating income is from our Retail–Canada segment, and we have agreed with Valero not to dividend or repatriate any cash from Canada through the end of 2013. We intend to reinvest earnings indefinitely in our Canadian operations even though we are not restricted from repatriating such earnings to the U.S. in the form of cash dividends subsequent to 2013.
Should we decide to repatriate such earnings, we would incur and pay taxes on the amounts repatriated. In addition, such repatriation could cause us to record deferred tax expense that could significantly impact our results of operations.
Concentration of Customers
We have no significant concentration of customers.
Dividends
On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. We expect to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance that we will continue to pay any dividend.
Working Capital Adjustments Made in Connection With the Separation and Distribution
We participated in Valero’s centralized cash management program and the cash generated by us was transferred to Valero daily and Valero funded our operating and investing activities, as needed. The cash collected on our credit card receivables was immediately transferred to Valero. As a result, the cash reflected on our historical combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs.
In connection with the separation and distribution, certain changes occurred regarding the manner in which we participated in Valero’s centralized cash management program. The most significant change related to our payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Previously, we paid Valero for our motor fuel on the same day we took delivery. Due to the change in payment terms, our cash increased by $342 million during the six months ended June 30, 2013.
After one year, Valero can, at its sole discretion, reduce or eliminate the payment terms on motor fuel purchases. We believe, however, that the increase to our cash on hand will result in a cash balance that is more typical for a company of our size and in our industry.
Health Care Reform
In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of U.S. health care plans. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our annual health care costs will increase by approximately $5 million in 2014.

Contingencies
Legal Matters
See Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of our legal matters.
Environmental Matters
Our operations are subject to extensive environmental regulations by governmental authorities relating to the discharge of materials into the environment, waste management, pollution prevention measures, greenhouse gas emissions and characteristics and composition of gasoline and diesel. Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase in the future. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations. See Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus for a discussion of our environmental matters.
Quarterly Results of Operations and Seasonality
Our business exhibits substantial seasonality due to concentrated geographic areas of our stores, as well as the fluctuating customer activity during different times of the year. In general, sales and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months.
See Note 17 of the notes to audited combined financial statements included elsewhere in this prospectus for financial and operating quarterly data for each quarter of 2012 and 2011.
New Accounting Policies
The adoption of certain new financial accounting pronouncements has not had, and is not expected to have, a material effect on our financial statements.
As a result of our acquisition of Crackerbox, we recorded $18 million of goodwill. See Note 11 to the condensed notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for our goodwill impairment testing policy.
We issued our first grants of stock-based awards in the second quarter of 2013. We account for stock-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation. See Note 12 to the condensed notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for further discussion or our accounting for stock-based awards.

Critical Accounting Policies Involving Critical Accounting Estimates
We prepare our financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 1 under the caption “Significant Accounting Policies” of the notes to audited combined financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.
Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments, often because we must make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements.
Impairment of Assets
Long-lived assets at the individual retail site level are reviewed for impairment periodically or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our primary indicator that operating store assets may not be recoverable is consistent negative cash flow for a twelve-month period for those retail sites that have been open in the same location for a sufficient period of time to allow for meaningful analysis of ongoing results. Management also monitors other factors when evaluating retail sites for impairment, including individual sites’ execution of their operating plans and local market conditions.
When an evaluation is required, the projected future undiscounted cash flows to be generated from each retail site over its remaining economic life are compared to the carrying value of the long-lived assets of that site to determine if a write-down to fair value is required. When determining future cash flows associated with an individual retail site, management makes assumptions about key variables such as sales volume, gross margins and expenses. Cash flows vary for each retail site year to year and, as a result, we identified and recorded impairment charges for operating and closed retail sites in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors have impacted the overall operations of certain of our individual retail site locations. Similar changes may occur in the future that will require us to record impairment charges. We have not made any material changes in the methodology used to estimate future cash flows of operating retail sites during the past three years.
Our impairment evaluations are based on assumptions we deem to be reasonable. If the actual results of our operating retail sites are not consistent with the estimates and judgments we have made in estimating future cash flows and determining fair values, our actual impairment losses could vary positively or negatively from our estimated impairment losses. Providing sensitivity analysis if other assumptions were used in performing the impairment evaluations is not practical due to the significant number of assumptions involved in the estimates. As discussed further in Note 3 of the notes to audited combined financial statements included elsewhere in this prospectus, we recorded asset impairment losses of $3 million and $5 million for 2011 and 2010, respectively. Asset impairment losses are reported separately in the statements of income.
Goodwill
Goodwill is not amortized, but instead is tested for impairment at the reporting unit level at least annually, and tested for impairment more frequently if events and circumstances indicate that the goodwill might be impaired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of our fiscal year.
In performing our annual impairment analysis, ASC 350–20, Intangibles–Goodwill and Other, allows us to use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further testing is necessary. However, if we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the first step of the two-step goodwill impairment test.
In the first step of the goodwill impairment test, the reporting unit’s carrying amount (including goodwill) and its fair value are compared. If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of our “implied fair value” requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.
Self-Insurance Liabilities
We currently self-insure for expected losses under our workers’ compensation, non-subscriber work injury program and general liability. We accrue liabilities based on our estimates of the ultimate costs to settle claims, including incurred but not reported claims.
We have not made any material changes in the methodology used to establish our self-insurance liability during the past three years. Our accounting policies regarding self-insurance programs include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased medical costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position.
In connection with the separation and distribution, we recognized a $15 million receivable from Valero in connection with Valero’s agreement to indemnify us for self-insurance obligations that we incurred up to and including the distribution date.
As of June 30, 2013, our self-insurance reserve recorded in the the unaudited consolidated and combined financial statements was $18 million. As of December 31, 2012 and 2011, our self-insurance reserves recorded in the audited combined financial statements were $17 million and $18 million, respectively. A 10% change in our estimate for our self-insurance liability as of June 30, 2013 would change our self-insurance liability by approximately $2 million.
Asset Retirement Obligations
As of June 30, 2013, we had approximately 4,600 USTs at our retail sites. We recognize the estimated future cost to remove these USTs over their estimated useful lives. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time a UST is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST.
We have not made any material changes in the methodology used to estimate future costs for removal of a UST during the past three fiscal years. We base our estimates of such future costs on our prior experience with removal and include normal and customary costs we expect to incur associated with UST removal. We compare our cost estimates with our actual removal cost experience on an annual basis, and when the actual costs we experience exceed our original estimates, we will recognize an additional liability for estimated future costs to remove the USTs. Because these estimates are subjective and are currently based on historical costs with adjustments for estimated future changes in the associated costs, the dollar amount of these obligations could change as more information is obtained.
As of June 30, 2013, our liability related to the removal of USTs recorded in the the unaudited consolidated and combined financial statements was $81 million. As of December 31, 2012 and 2011, our liabilities related to the removal of USTs recorded in the audited combined financial statements were $79 million and $76 million, respectively. A 10% change in our estimate of anticipated future costs for removal of USTs as of June 30, 2013 would change our asset retirement obligation by approximately $8 million. See also Note 8 under the caption “Asset Retirement Obligation” of the notes to audited combined financial statements included elsewhere in this prospectus.

Environmental Liabilities
As of June 30, 2013, our environmental reserve recorded in the unaudited consolidated and combined financial statements was $4 million. As of December 31, 2012 and 2011, our environmental reserves recorded in the audited combined financial statements were $5 million and $4 million, respectively. These environmental reserves represent our estimates for future expenditures for remediation and related litigation associated with contaminated sites as a result of releases (e.g. overfills, spills and releases) and are based on current regulations, historical results and certain other factors.
Environmental liabilities that we have recorded are based on internal and external estimates of costs to remediate sites. Factors considered in the estimates of the liability are the expected cost and the estimated length of time to remediate each contaminated site. Estimated remediation costs are not discounted because the timing of payments cannot be reasonably estimated. Reimbursements under state trust fund programs are recognized when received because such amounts are insignificant. The adequacy of the liability is evaluated quarterly and adjustments are made based on updated experience at existing sites, newly identified sites and changes in governmental policy. A 10% change in our estimate of environmental liabilities recorded as of June 30, 2013 would change our environmental liabilities that we have recorded by less than $1 million. See also Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.
Tax Matters
We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities that cannot be predicted at this time. In addition, we have received claims from various jurisdictions related to certain tax matters. Tax liabilities include potential assessments of penalty and interest amounts.
We record tax liabilities based on our assessment of existing tax laws and regulations. A contingent loss related to a transactional tax claim is recorded if the loss is both probable and estimable. The recording of our tax liabilities requires significant judgments and estimates. Actual tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due. In addition, in determining our income tax provision, we must assess the likelihood that our deferred tax assets will be recovered through future taxable income. Significant judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against those deferred income tax assets. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised. However, an estimate of the sensitivity to earnings that would result from changes in the assumptions and estimates used in determining our tax liabilities is not practicable due to the number of assumptions and tax laws involved, the various potential interpretations of the tax laws, and the wide range of possible outcomes. See Note 9 under the caption “Tax Matters” and Note 12 of the notes to audited combined financial statements and Note 5 of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a further discussion of our tax liabilities.
Legal Matters
See Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of our legal matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
In connection with the separation and distribution, we incurred an aggregate of $1.05 billion in new debt, $500 million of which consists of a five-year term loan bearing interest at a variable rate. In addition, our revolving credit facility has a borrowing capacity of up to $300 million, and any borrowings would bear interest at variable rates. As of June 30, 2013, the borrowing rate on the term loan and revolving credit facility was 1.95% (LIBOR plus a spread of 1.75%). As of June 30, 2013, we had not borrowed under the revolving credit facility.
As a result of these financing transactions, we are subject to market risk from exposure to changes in interest rates. The annualized effect of a one percentage point change in floating interest rates on our variable rate debt obligations outstanding at June 30, 2013 would be to change interest expense by approximately $5 million.
Commodity Price Risk
We have not historically hedged or managed our price risk with respect to our commodity inventories (gasoline and diesel fuel), as the time period between the purchases of our motor fuel inventory and the sales to our customers is very short.
Foreign Currency Risk
Our financial statements are reported in U.S. dollars. However, a substantial portion of our operations are in Canada. As such, our reported results of operations, cash flows and financial position as they relate to our Canadian operations are impacted by fluctuations in the Canadian dollar exchange rate into U.S. dollars. We have not historically hedged or managed our risk associated with our exposure to the Canadian dollar/U.S. dollar exchange rate.

CORPORATE GOVERNANCE AND MANAGEMENT
Executive Officers
The following individuals serve as our executive officers following the distribution.

Name	Position with CST	Age as of December 31, 2012
Kimberly S. Bowers	Chief Executive Officer and President	48
Clayton E. Killinger	Senior Vice President and Chief Financial Officer	52
Charles (Hal) Adams	Senior Vice President and Chief Marketing Officer	52
Anthony P. Bartys	Senior Vice President and Chief Operating Officer	55
Stephan F. Motz	Senior Vice President and Chief Development Officer	54
There are no family relationships among any of the officers named above. Each officer of CST will hold office from the date of election until a successor is elected.
Kimberly S. Bowers. Ms. Bowers was elected Chief Executive Officer and President of CST effective January 1, 2013. Ms. Bowers served as Executive Vice President and General Counsel of Valero from October 2008, and previously served as Senior Vice President and General Counsel of Valero since April 2006. Before that, she was Valero’s Vice President—Legal Services from 2003 to 2006. Ms. Bowers joined Valero’s legal department in 1997. Ms. Bowers was elected to the board of directors of WPX Energy, Inc. on December 30, 2011.
Clayton E. Killinger. Mr. Killinger was elected Senior Vice President and Chief Financial Officer of CST effective January 1, 2013. He served as Senior Vice President and Controller of Valero since July 1, 2007, and previously served as Vice President and Controller of Valero since 2003. Mr. Killinger joined Valero in December 2001. Prior to joining Valero, Mr. Killinger, a certified public accountant, was a partner with Arthur Andersen LLP, having joined that firm in 1983.
Charles (Hal) Adams. Mr. Adams was elected Senior Vice President—Marketing of CST effective January 1, 2013, and became Senior Vice President and Chief Marketing Officer effective May 1, 2013. Previously, he served as Vice President of U.S. Retail Merchandising from January 1, 2001 until January 1, 2013. Mr. Adams served in various capacities with Valero and certain of its predecessor companies for over 25 years.
Anthony P. Bartys. Mr. Bartys was elected Senior Vice President and Chief Operating Officer of CST effective January 1, 2013. Previously, he served as Vice President of U.S. Retail Operations and Marketing from July 2007 until January 1, 2013. Mr. Bartys has over 27 years of experience in the retail and fuels management field, 21 of those years with Valero and certain of its predecessor companies.
Stephan F. Motz. Mr. Motz was first elected Senior Vice President of CST effective January 1, 2013, and became Senior Vice President and Chief Development Officer on March 11, 2013. He previously served as Vice President of U.S. Retail Asset Development and Administration since October 2003. Mr. Motz has served in various capacities with Valero and certain of its predecessor companies for 30 years.

Board of Directors
The following individuals serve as members of our Board of Directors.

Name	Age as of December 31, 2012
Donna M. Boles	59
Kimberly S. Bowers	48
Roger G. Burton	66
Michael S. Ciskowski	55
S. Eugene Edwards	56
Ruben M. Escobedo	75
Denise Incandela	48
William G. Moll	75
Alan Schoenbaum	55
Michael Wargotz	54
Our Board of Directors is divided into three classes, each of roughly equal size. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the distribution; the directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders; the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders after that. Commencing with the first annual meeting of stockholders held following the distribution, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.
Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications each person provides the Board of Directors of CST.
Donna M. Boles. Ms. Boles, prior to her retirement, was Senior Vice President, Human Resources of Becton, Dickinson and Company, a global medical technology company, from 2005 until August 31, 2013. Prior to that, Ms. Boles served as Vice President, Human Resources for the BD Medical division since 2001. She joined Becton, Dickinson and Company in 1973 and served in progressively responsible roles across multiple business segments since. Ms. Boles’ pertinent experience, qualifications, attributes and skills include the knowledge and management experience (including extensive experience in executive compensation and leadership succession planning) she has attained through her years of service as an officer of a global, publicly traded corporation. Ms. Boles was elected to CST’s Board of Directors in April 2013.
Kimberly S. Bowers. Ms. Bowers’ biographical information is provided above under the caption “Executive Officers.” Ms. Bowers was elected to CST’s Board of Directors in November 2012. Ms. Bowers’ pertinent experience, qualifications, attributes and skills include the knowledge and experience she has attained through her service, with extensive and varied responsibilities, as an executive officer of Valero for more than four years and the knowledge and experience she has attained from her service on another public company board.
Roger G. Burton. Mr. Burton is a Certified Public Accountant. He served as a partner of Arthur Andersen LLP from 1981 to 2002. After retiring from Arthur Andersen LLP, Mr. Burton founded his own financial consulting, auditing and litigation support services firm, Roger G. Burton, CPA. Mr. Burton was elected to CST’s Board of Directors in March 2013. His pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA) and managerial experience attained from serving as chief executive of his own financial services firm.

Michael S. Ciskowski. Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. He previously served as Executive Vice President—Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001. Mr. Ciskowski was elected to CST’s Board of Directors in November 2012. Mr. Ciskowski’s pertinent experience, qualifications, attributes and skills include his experience and knowledge (particularly his expertise in finance) attained through his service as an executive officer and the chief financial officer of Valero for ten years.
S. Eugene Edwards. Mr. Edwards has served as Executive Vice President and Chief Development Officer of Valero since January 2011. He previously served as Executive Vice President—Corporate Development and Strategic Planning of Valero beginning in December 2005. Starting in 2001, Mr. Edwards served as Senior Vice President of Valero with responsibilities for product supply, trading, and wholesale marketing. Mr. Edwards was elected to CST’s Board of Directors in November 2012. Mr. Edwards’ pertinent experience, qualifications, attributes and skills include the knowledge and experience he has attained from his service as an executive officer of Valero with numerous, disparate responsibilities for more than seven years.
Ruben M. Escobedo. Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc., a position he has held since 1996, and he has served as a director of Valero since 1994 where he is the Chairman of the Audit Committee and a member of the Executive Committee. Mr. Escobedo was elected to CST’s Board of Directors in April 2013. Mr. Escobedo’s pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA), managerial experience attained from serving as chief executive of his own accounting firm, the knowledge and experience he has attained from service on the boards of Cullen/Frost Bankers, Inc. and Valero.
Denise Incandela. Ms. Incandela is Executive Vice President and Chief Marketing Officer of Saks Fifth Avenue, where she oversees Saks Direct and Saks Fifth Avenue’s marketing programs including, advertising, sales promotions, loyalty, digital marketing / social media, customer analytics and market research. From 1992 through 1999, Denise worked at McKinsey & Company’s New York Office, where she was a leader of their Retail practice and served Saks Fifth Avenue as a consultant. In 1999, she joined Saks as the Chief Operating Officer of Saks Direct, where she was ultimately promoted to President of Saks Direct prior to being named Executive Vice President and Chief Marketing Officer of Saks Fifth Avenue in 2011. Denise received an M.B.A. from the Wharton Business School and a B.S. from Boston College. She was elected to CST’s Board of Directors in June 2013. Ms. Incandela’s pertinent experience, qualifications, attributes and skills include management experience and retail expertise and perspective gained through her positions described above.
William G. Moll. Mr. Moll, prior to his retirement, was President and Chief Executive Officer of Alamo Public Telecommunications Council (KLRN-TV, San Antonio, Texas) from 2009 to 2012. From 2000 to 2009, Mr. Moll served in various roles at Clear Channel Communications, Inc., including as President and Chief Executive Officer of Clear Channel Television from 2000 to 2006 and as Chairman of Clear Channel Television from 2006 to 2009. Mr. Moll was elected to CST’s Board of Directors in April 2013. Mr. Moll’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in communications and advertising) he has attained through his years of service as an officer of publicly traded corporations and telecommunications organizations.
Alan Schoenbaum. Mr. Schoenbaum is Senior Vice President and General Counsel of Rackspace Hosting, Inc., a publicly traded information service company based in San Antonio, Texas. Mr. Schoenbaum also leads Rackspace’s governmental relations efforts. Prior to joining Rackspace, he was a partner at Akin Gump Strauss Hauer & Feld LLP in San Antonio. He has more than 25 years of experience in corporate and securities law and mergers and acquisitions. Mr. Schoenbaum was elected to CST’s Board of Directors in April 2013. Mr. Schoenbaum’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in mergers and acquisitions, corporate compliance and strategic planning) he has attained through his years of service as an officer of a publicly traded corporation and as partner of a major law firm.

Michael Wargotz. Mr. Wargotz has served since July 2011 as the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., an aviation services provider, and from June 2004 to November 2006, he was a Vice President of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm, which originated in 2001. Mr. Wargotz also serves as a director of the publicly traded companies, Wyndham Worldwide Corporation and Resources Connection Inc. Mr. Wargotz was elected to CST’s Board of Directors in April 2013. Mr. Wargotz’s pertinent experience, qualifications, attributes and skills include management experience, financial expertise, branding knowledge and compliance expertise and perspective gained through his responsibilities with the companies described above.

Committees of the Board of Directors
Our Board of Directors has the following committees:
Audit Committee
The principal functions of the Audit Committee include:

•
discussing with management, our independent registered public accounting firm and the internal auditors the integrity of the company’s accounting policies, internal controls, financial statements, financial reporting practices and select financial matters, covering our company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning;

•	reviewing significant corporate risk exposures and steps management has taken to monitor, control and report such exposures;

•	monitoring the qualifications, independence and performance of our independent registered public accounting firm and internal auditors;

•	monitoring the company’s compliance with legal and regulatory requirements and corporate governance; and

•	maintaining open and direct lines of communication with the Board of Directors and the company’s management, internal auditors and independent registered public accounting firm.
The size and composition of the Audit Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Audit Committee Charter. Messrs. Burton, Ciskowski and Escobedo each qualify as financial experts within the meaning of applicable SEC rules.
The Audit Committee consists of three members and includes Messrs. Burton, Escobedo and Ciskowski.
A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Audit Committee Charter, which is available on our website: www.cstbrands.com.
Compensation Committee
The principal functions of the Compensation Committee include:

•	overseeing our executive compensation policies, plans, programs and practices;

•	assisting the Board of Directors in discharging its responsibilities relating to the fair and competitive compensation of our company’s executives and other key employees;

•	conducting periodic reviews of director compensation and making recommendations to the Board of Directors regarding director compensation; and

•	annually reviewing the performance and setting the compensation of the Chief Executive Officer.
The Compensation Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Compensation Committee charter.
The Compensation Committee consists of three members and includes Ms. Boles and Messrs. Edwards and Schoenbaum.
In carrying out its duties, the Compensation Committee has direct access to outside advisers, independent compensation consultants and others to assist them.
A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Compensation Committee Charter, which is available on our website: www.cstbrands.com.

Nominating and Governance Committee
The principal functions of the Nominating and Governance Committee include:

•	selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors;

•	recommending committee assignments to the Board of Directors;

•	reviewing and recommending to the Board of Directors appropriate corporate governance policies and procedures for the company; and

•	conducting an annual assessment of the qualifications and performance of the Board of Directors.
The Nominating and Governance Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and requirements set forth in the Nominating and Governance Committee charter.
The Nominating and Governance Committee consists of three members and includes Messrs. Moll and Wargotz and Ms. Incandela.
A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Nominating and Governance Committee Charter, which is available on our website: www.cstbrands.com.
Selection of Nominees for Directors
One of the principal functions of the Nominating and Governance Committee is selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors. The Nominating and Governance Committee identifies, investigates and recommends director candidates to the Board of Directors with the goal of creating balance of knowledge, experience and diversity. Generally, the Nominating and Governance Committee identifies candidates through business and organizational contacts of the directors and management. CST Brands’ bylaws address the process by which stockholders may nominate candidates for director election at a meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. The Nominating and Governance Committee considers and evaluates director candidates recommended by stockholders on the same basis as candidates recommended by the company’s directors, Chief Executive Officer, other executive officers, third-party search firms or other sources.
Decision-Making Process to Determine Director Compensation
Director compensation is reviewed annually by the Compensation Committee with the assistance of such third-party consultants as the committee deems advisable, and set by action of the CST Brands’ Board of Directors.
Board Risk Oversight
While our company’s management is responsible for the day-to-day management of risks to the company, the Board of Directors has broad oversight responsibility for our risk management programs. In this oversight role, the Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are functioning as intended, and necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the Board of Directors delegates to individual Board committees certain elements of its oversight function. In this context, the Board of Directors delegates authority to the Audit Committee to facilitate coordination among the Board’s committees with respect to oversight of our risk management programs. As part of this authority, the Audit Committee regularly discusses the company’s risk assessment and risk management policies to ensure our risk management programs are functioning properly. The Board of Directors receives regular updates from its committees on individual areas of risk, such as updates on financial risks from the Audit Committee and compensation program risks from the Compensation Committee.

Communications with the Board of Directors
Our Board of Directors maintains a process for stockholders and interested parties to communicate with the Board of Directors. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary as provided below:

•	Mailing Address: Corporate Secretary, CST Brands, Inc., One Valero Way, Building D, Suite 200, San Antonio, Texas 78249

•	Phone Number: (210) 692-5000
Relevant communications will be distributed to the Board of Directors or to any individual director or directors, as appropriate; however, threatening, illegal or similarly unsuitable communications will be excluded. Any communication that is filtered out will be made available to any outside director upon request.
Stock Ownership and Retention Guidelines for Directors and Officers
Our Board adopted stock ownership and retention guidelines. The Compensation Committee believes that directors and executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests.
The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Two times Base Salary
Outside Directors	Three times Annual Cash Retainer
For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.
In addition, our stock retention guidelines require that our directors retain 50% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted stock until they attain their target stock ownership goal. As our board was only constituted in the past six months with most of the members joining the board within the past two months, only Messrs. Ciskowski, Edwards and Schoenbaum meet the applicable stock ownership multiple guidelines.
As of September 1, 2013, Mr. Killinger exceeded the applicable stock ownership multiple guidelines, however, none of our other named executive officers met or exceeded the applicable stock ownership multiple guidelines.
Compensation Committee Interlocks and Insider Participation
None of the members of the CST Compensation Committee as of the date of this prospectus has been an officer or employee of CST or any of its subsidiaries and no executive officer of the Company serves on the CST Compensation Committee or board of any company that employed any member of the CST Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION
Our five named executive officers are Kimberly S. Bowers, Clayton E. Killinger, Stephan F. Motz, Anthony P. Bartys and Charles (Hal) Adams. These individuals are our Chief Executive Officer and President, Chief Financial Officer and our three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer). For the disclosures below and in our Compensation Discussion and Analysis, we refer to these five individuals as our “named executive officers.” Prior to the separation, each of our named executive officers was employed by Valero or its subsidiaries; therefore, the information provided for the years 2012, 2011 and 2010 reflects compensation earned at Valero or its subsidiaries and the design and objectives of the executive compensation programs in place at Valero prior to the separation.
Compensation decisions for our named executive officers prior to the separation were made by Valero. Compensation decisions following the separation are made by our Compensation Committee.
The tables in the following sections of this prospectus provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2012. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Summary Compensation Table
The following table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensa- tion ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensa- tion ($)(6)	Total ($)
Kimberly S. Bowers,	2012	$550,000	$926,686	$154,095	$660,000	$821,674	$42,527	$3,154,982
Chief Executive Officer and President	2011	535,000	526,050	201,932	710,000	492,536	40,063	2,505,581
	2010	515,000	588,439	163,300	456,000	226,607	41,721	1,991,067
Clayton E. Killinger,	2012	$430,000	$512,953	$86,000	$419,300	$482,838	$39,479	$1,970,570
Senior Vice President and Chief Financial Officer	2011	415,000	289,328	111,063	450,000	277,748	38,026	1,581,165
	2010	375,000	323,649	89,815	270,000	115,966	35,139	1,209,569
Stephan F. Motz,	2012	$299,000	$159,304	$—	$166,244	$201,852	$24,264	$850,664
Senior Vice President	2011	290,800	170,966	—	192,942	133,932	22,803	811,443
	2010	281,736	125,888	—	109,198	101,905	22,601	641,328
Anthony P. Bartys,	2012	$294,000	$159,304	$—	$163,464	$312,654	$31,394	$960,816
Senior Vice President	2011	284,800	170,966	—	193,158	173,512	25,657	848,093
	2010	275,126	123,090	—	106,636	133,182	25,221	663,255
Charles (Hal) Adams,	2012	$226,000	$73,952	$—	$125,656	$191,984	$29,623	$647,215
Senior Vice President	2011	218,500	80,223	—	147,923	97,703	28,517	572,866
	2010	211,423	58,095	—	81,946	77,162	21,112	449,738
Footnotes to Summary Compensation Table:

(1)
The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).

(2)
See the Grants of Plan-Based Awards table for more information regarding shares of restricted stock and performance shares awarded in 2012. Only Ms. Bowers and Mr. Killinger received awards of performance shares in the years shown.

(3)
See the Grants of Plan-Based Awards table for more information on stock options granted in 2012. For information about valuation assumptions for the 2012 stock option grants, refer to the footnotes in the Grants of Plan-Based Awards table. Only Ms. Bowers and Mr. Killinger received awards of stock options in the years shown.

(4)	Represents amounts earned under Valero’s annual incentive bonus plan.

(5)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of our named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(6)	The amounts listed as “All Other Compensation” for 2012 are composed of these items:

Item of income (in dollars)	Bowers	Killinger	Motz	Bartys	Adams
Valero contribution to Thrift Plan account	$15,000	$15,000	$15,000	$15,000	$13,335
Valero contribution to Excess Thrift Plan account	18,000	10,800	2,940	2,640	—
Reimbursement of club membership dues	—	5,820	—	—	—
Imputed income—personal liability insurance	3,250	2,058	650	650	650
Imputed income—individual disability insurance	2,975	3,381	1,772	1,795	472
Imputed income—long-term disability	2,420	2,420	2,420	2,420	2,420
Imputed income—insurance (life & survivor) over $50,000	882	—	1,482	8,889	2,636
Reimbursement of higher education expenses	—	—	—	—	10,110
Total	$42,527	$39,479	$24,264	$31,394	$29,623

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards (under Valero’s plans) for our named executive officers in 2012.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kimberly S. Bowers	n/a	(3)	$—	$440,000	$4,568,000
	11/09/2012	(4)				n/a	27,593	n/a			$806,546
	11/09/2012	(5)				—	16,840	33,680			120,140
	11/09/2012	(6)				n/a	14,030	n/a	$29.2301	$29.59	154,095
Clayton E. Killinger	n/a	(3)	$—	$279,500	$559,000
	11/09/2012	(4)				n/a	15,257	n/a			$445,964
	11/09/2012	(5)				—	9,390	18,780			66,989
	11/09/2012	(6)				n/a	7,830	n/a	$29.2301	$29.59	86,000
Stephan F. Motz	n/a	(3)	$—	$119,600	$239,200
	11/09/2012	(4)				n/a	5,450	n/a			$159,304
Anthony P. Bartys	n/a	(3)	$—	$117,600	$235,200
	11/09/2012	(4)				n/a	5,450	n/a			$159,304
Charles (Hal) Adams	n/a	(3)	$—	$90,400	$180,800
	11/09/2012	(4)				n/a	2,530	n/a			$73,952
Footnotes to Grants of Plan-Based Awards table:

(1)
The exercise price is the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant. Under the Valero 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan cannot be less than the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with FASB ASC Topic 718.

(3)
Represents potential awards under Valero’s annual incentive bonus program. Actual amounts earned by our named executive officers for 2012 are reported in the Summary Compensation table under the column “Non-Equity Incentive Plan Compensation.” Under the incentive bonus program, our named executive officers (other than Ms. Bowers) could earn from zero to 200% of their bonus target amounts. The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 80%, 65%, 40%, 40% and 40% for Ms. Bowers, Mr. Killinger, Mr. Motz, Mr. Bartys and Mr. Adams, respectively. The amounts listed as “maximum” are determined (except for Ms. Bowers) by multiplying the target amount by two. Because Ms. Bowers was a named executive officer for Valero in 2012, she participated in the Valero Annual Incentive Plan for Named Executive Officers. Accordingly, per the terms of that plan, the amount listed as “maximum” in the foregoing Grants of Plan-Based Awards table for Ms. Bowers is determined by multiplying (a) the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $45.68 million for 2012) by (b) 10%.

(4)
Represents an award of shares of Valero’s restricted stock. The shares vest (become nonforfeitable) annually in equal one-third increments beginning in 2013. Dividends on restricted stock are paid as and when dividends are declared and paid on Valero’s outstanding common stock. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST employees, including CST’s named executive officers, prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(5)
Represents an award of performance shares. Per the awards’ terms, on a normal vesting date, officers can earn, in shares of Valero common stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by Valero’s Compensation Committee. The amounts listed above represent an award of performance shares in three tranches. The performance shares are scheduled to vest annually in one-third increments in January 2014, January 2015 and January 2016. The first tranche is scheduled to vest in January 2014, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2013. Under FASB ASC Topic 718, each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under FASB ASC Topic 718) in 2012 and is deemed to have an expected conversion rate (probable outcome) of 75% with a fair value per share of $28.53 (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2012). When assuming achievement of the highest level of performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $320,335 and $178,598, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the second tranche of these performance shares is scheduled to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is scheduled to occur in either the fourth quarter of 2014 or in January 2015, depending on actions to be taken by our Compensation Committee. Ms. Bowers and Mr. Killinger forfeited these performance shares following their termination of employment with Valero in connection with the separation and the distribution.
For performance shares awarded in 2011, the grant date (per FASB ASC Topic 718) for the second tranche occurred in the fourth quarter of 2012. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 50% and fair value per share of $28.53, resulting in grant date fair values of $190,210 and $104,620, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. For performance shares awarded in 2010, the grant date (per FASB ASC Topic 718) for the third tranche occurred in the fourth quarter of 2012. The performance shares in the third tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $28.53, resulting in grant date fair values of $380,391 and $209,211, for Ms. Bowers and Mr. Killinger, respectively. Ms. Bowers and Mr. Killinger forfeited the unvested portion of these performance shares following their termination of employment with Valero in connection with the separation and the distribution.
Mr. Motz, Mr. Bartys and Mr. Adams did not receive awards of performance shares in 2012, 2011 or 2010.

(6)
Represents a grant of options to purchase Valero common stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2013. The options are known as “performance stock options” because the options become exercisable after their vesting dates, if at all, only if the reported market price per share of Valero’s common stock on the NYSE has, since the date of grant, reached a price that equals or exceeds a price that is 25% greater than the options’ exercise price. (This performance milestone was reached in early 2013.) The options will expire 10 years from their date of grant.

For financial reporting purposes, the fair value of stock options must be determined using a model taking into consideration the following:

•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.
The fair value of Valero’s stock options granted during 2012 were estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. The expected life of options granted is the period of time from the grant date to the date of expected exercise or other expected settlement. The options have an expected life of six years, as calculated using the safe harbor provisions of SEC Staff Accounting Bulletin No. 107 and No. 110 related to share-based payments. The expected volatility of 49.11% is based on closing prices of Valero’s common stock for periods corresponding to the expected life of the options granted. The expected dividend yield of 2.39% is based on annualized dividends at the date of grant. The risk-free interest rate used (0.85%) is the implied yield currently available from the U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the options at the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
The following table describes unexercised Valero stock options, unvested restricted shares of Valero common stock and unvested Valero performance shares held by our named executive officers as of December 31, 2012.

Option Awards						Stock Awards
						Restricted Stocks			Performance Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kimberly S. Bowers	9,400	—		$21.3550	10/21/2014	3,256	(6)	$111,095	40,000	(11)	$1,364,800
	—	6,666	(3)	18.9850	11/17/2020	14,176	(7)	483,685	40,000	(12)	1,137,322
	6,667	13,333	(4)	26.3025	10/28/2021	6,666	(8)	227,444	16,840	(13)	574,581
	—	14,030	(5)	29.2301	11/9/2022	13,333	(9)	454,922
						27,593	(10)	941,473
Clayton E. Killinger	—	3,666	(3)	$18.9850	11/17/2020	1,500	(6)	$51,180	22,000	(11)	$750,640
	—	7,333	(4)	26.3025	10/28/2021	6,424	(7)	219,187	22,000	(12)	625,522
	—	7,830	(5)	29.2301	11/9/2022	3,666	(8)	125,084	9,390	(13)	320,387
						7,333	(9)	250,202
						15,257	(10)	520,569
Stephan F. Motz	13,500	—		$9.8250	10/29/2013	520	(6)	$17,742
	9,500	—		21.3550	10/21/2014	1,040	(7)	35,485
	3,525	—		52.5450	10/19/2013	3,250	(8)	110,890
	2,800	—		71.4500	10/25/2014	4,333	(9)	147,842
	6,400	—		17.1100	10/16/2015	5,450	(10)	185,954
	6,000	—		18.9150	10/29/2019
Anthony P. Bartys	2,820			$52.5450	10/19/2013	356	(6)	$12,147
	2,800			71.4500	10/25/2014	745	(7)	25,419
						1,416	(8)	48,314
						2,970	(9)	101,336
						4,008	(10)	136,753
Charles (Hal) Adams	2,480			$9.8250	10/29/2013	250	(6)	$8,530
	3,120			21.3550	10/21/2014	440	(7)	15,013
	1,625			52.5450	10/19/2013	1,038	(8)	35,417
	1,275			71.4500	10/25/2014	2,033	(9)	69,366
	3,100			17.1100	10/16/2015	2,530	(10)	86,324
	2,000			18.9150	10/29/2019
Footnotes to Outstanding Equity Awards table:

(1)
Valero’s equity plans provided that the exercise price for all stock options must not be less than the mean of the high and low NYSE-reported sales prices per share of Valero’s common stock on the date of grant.

(2)
The assumed market values were determined using the closing market price of Valero’s common stock on December 31, 2012 ($34.12 per share). For performance shares that vested in January 2013, the payout value used for this column was their actual vesting percentages on January 22, 2013 (i.e., 100% for performance shares granted in 2010 and 50% for performance shares granted in 2011). Only Ms. Bowers and Mr. Killinger have outstanding performance shares.

(3)	The unvested portion of this award is scheduled to vest on November 17, 2013.

(4)	The unvested portion of this award is scheduled to vest in equal installments on October 28, 2013 and October 28, 2014.

(5)	The unvested portion of this award is scheduled to vest in equal installments on November 9, 2013, November 9, 2014 and November 9, 2015.

(6)
The unvested portion of this award was scheduled to vest in October 2013, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(7)
The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(8)
The unvested portion of this award was scheduled to vest in November 2013, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(9)
The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(10)
The unvested portion of this award was scheduled to vest in equal installments in November 2013, November 2014 and November 2015, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(11)
Two-thirds of these performance shares vested on January 22, 2013 at 100%, the final one-third is scheduled to vest in January 2014. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100% of the performance shares at the closing price of Valero’s common stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.

(12)
One-third of these performance shares vested on January 22, 2013 at 50% of target; one-third is scheduled to vest in January 2014, and the final one-third is scheduled to vest in January 2015. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents, for the performance shares that vested in January 2013, the market value of 50% (the actual payout amount) of the closing price of Valero’s common stock on December 31, 2012, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of Valero’s common stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.

(13)
These performance shares are scheduled to vest in one-third increments in each of January 2014, January 2015, and January 2016. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding (i) Valero stock option exercises by our named executive officers and (ii) the vesting of Valero restricted stock held by our named executive officers during 2012 on an aggregated basis.

Name	Option Awards		Stock Awards (1)
	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(4)	Value Realized on Vesting ($)(5)
Kimberly S. Bowers	169,134	$2,611,602	24,398	$713,348
Clayton E. Killinger	82,141	$1,239,718	12,652	$370,129
Stephan F. Motz	40,000	$813,374	5,697	$164,244
Anthony P. Bartys	14,900	$189,319	3,792	$79,973
Charles (Hal) Adams	—	$—	2,645	$76,257
Footnotes to Option Exercises and Stock Vested table:

(1)
Represents shares of Valero common stock from the vesting of restricted shares. No shares of Valero’s common stock were issued to the named executive officers with respect to performance shares vesting in 2012 because Valero’s performance score on January 23, 2012 was 0%.

(2)	Represents the gross number of shares received by the named executive officer before deducting any shares withheld from an option’s exercise to pay the exercise price and/or tax obligation.

(3)
The reported value is determined by multiplying (i) the number of shares subject to the option, times (ii) the difference between the market price of Valero’s common stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The number of shares listed represents the gross number of shares received before deducting shares withheld from the vesting of restricted stock to pay the resulting tax obligation.

(5)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.

Post-employment Compensation
Pension Benefits
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans as of December 31, 2012.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Kimberly S. Bowers	Pension Plan	15.25	$424,808	$—
	Excess Pension Plan	15.25	1,151,081	—
	SERP	15.25	588,046	—
Clayton E. Killinger	Pension Plan	11.08	$359,894	$—
	Excess Pension Plan	11.08	580,471	—
	SERP	11.08	323,372	—
Stephan F. Motz	Pension Plan	15.00	$519,604	$—
	Excess Pension Plan	15.00	333,818	—
Anthony P. Bartys	Pension Plan	21.58	$816,973	$—
	Excess Pension Plan	21.58	464,452	—
Charles (Hal) Adams	Pension Plan	17.00	$563,679	$—
	Excess Pension Plan	17.00	130,835	—
Present values in the table were calculated using the same interest rate and mortality table used for Valero’s financial reporting. Present values at December 31, 2012 were determined using a 4.27% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the 2013 Pension Protection Act Static Annuitant Mortality Table. No decrements were included for pre-retirement termination, mortality or disability. When applicable, lump sums were determined based on a 4.27% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for distributions in the years 2009 to 2013. Compensation for purposes of the Valero Pension Plan, Valero Excess Pension Plan and Valero SERP includes salary and bonus.
Under the Valero Pension Plan, an eligible employee elected to retire prior to the normal retirement age of 65 if he or she is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee was permitted to elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by 4% for each full year between the benefit start date and the individual’s 62nd birthday. The 4% reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Bartys is eligible for early retirement benefits.
For employees hired by Valero prior to January 1, 2010, the Valero Pension Plan (supplemented, as necessary, by the Valero Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. Each of our named executive officers was hired by Valero prior to January 1, 2010.
The Valero Excess Pension Plan provided benefits to those employees whose pension benefits under the Valero Pension Plan are subject to limitations under the Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Valero Excess Pension Plan was designed as an “excess benefit plan” as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”), for those benefits provided in excess of section 415 of the Code. The Valero Excess Pension Plan was not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the plan, the benefit payable under the Valero Excess Pension Plan was generally an amount equal to “x” minus “y”, where “x” was equal to 1.6% of a participant’s final average monthly earnings (as determined under the plan) multiplied by the participant’s number of years of credited service, and “y” was equal to the participant’s benefit that was payable under the Valero Pension Plan. A participant’s benefits under the Valero Excess Pension Plan vest concurrently with the vesting of the participant’s benefits under the Valero Pension Plan.

The Valero SERP provided an additional benefit equal to 0.35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The Valero SERP benefit payment was made in a lump sum. A participant in the Valero SERP vested in the Valero SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). Neither Ms. Bowers nor Mr. Killinger was vested in the Valero SERP.
Following the distribution, none of our named executive officers participate in the Valero Pension Plan, Valero Excess Pension Plan or Valero SERP.
Nonqualified Deferred Compensation
The following table describes contributions by Valero and each of our named executive officers under Valero’s non-qualified defined contribution and other deferred compensation plans during 2012. The table also presents each named executive officer’s earnings, withdrawals (if any) and year-end balances in these Valero plans.

Name	Plan Name	Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Kimberly S. Bowers	Deferred Compensation Plan	$—	$—	$37,068	$—	$309,849
	Excess Thrift Plan	—	18,000	—	—	150,847
Clayton E. Killinger	Deferred Compensation Plan	$—	$—	$70,564	$—	$415,596
	Excess Thrift Plan	—	10,800	—	—	84,705
Stephan F. Motz	Deferred Compensation Plan	$107,216	$—	$116,641	$—	$1,000,928
	Excess Thrift Plan	—	2,940	—	—	56,258
	UDS Non-qualified 401(k) Plan (2)	—	—	62,718	—	470,295
Anthony P. Bartys	Excess Thrift Plan	$—	$2,640	$—	$—	$26,355
	UDS Non-qualified 401(k) Plan (2)	—	—	12,960	—	156,082
Charles (Hal) Adams	UDS Non-qualified 401(k) Plan (2)	$—	$—	$10,574	$—	$268,465
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	1,745
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2012 in the Summary Compensation table.

(2)	Valero assumed the Diamond Shamrock Excess ESOP and Ultramar Diamond Shamrock Corporation Non-qualified 401(k) Plan when Valero acquired UDS in 2001. These plans are frozen.
Under the Valero Deferred Compensation Plan (the “Valero DC Plan”), participants were able to elect when and over what period of time their deferrals would be distributed based on plan provisions. Participants were permitted to elect to have their accounts distributed in a lump sum on a specified date, at least five years after the year of the deferral election. Effective January 1, 2010, the five-year period changed to a three-year period after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s Valero DC Plan account would be distributed upon the participant’s death, retirement or other termination of employment. Participants were permitted to elect, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.
Participants were permitted to also elect to have their accounts distributed in one lump sum payment or in five-, 10- or 15-year installments upon retirement, and in a lump sum or five annual installments upon other termination. Participants were permitted to also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary would receive the participant’s Valero DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all Valero DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the Valero DC Plan’s normal distribution provisions.

The Valero Excess Thrift Plan provided benefits to participants of Valero’s qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Valero Excess Thrift Plan was neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Valero Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that was unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Our named executive officers ceased accruing benefits under Valero’s non-qualified deferred compensation plans as of the effective date of the separation and the distribution.

Potential Payments Upon Termination or Change of Control
Prior to the separation and distribution, Ms. Bowers and Mr. Killinger had change-of-control severance agreements with Valero, which were terminated after the separation and distribution. None of the named executive officers have a change-of-control severance agreement with CST. The separation and distribution described in this prospectus was not a “change of control” event that triggered the application of the Valero change-of-control severance agreements. For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20% or more of Valero’s common stock;

•	the ouster from Valero’s board of a majority of the incumbent directors;

•	consummation of a business combination; or

•	approval by stockholders of the liquidation or dissolution of Valero.
The following tables disclose potential payments to Ms. Bowers and Mr. Killinger that would have been payable in connection with a change of control of Valero. The potential payments were calculated in accordance with SEC regulations. Values in the tables assume that a change of control occurred on December 31, 2012 and that the officer’s employment was terminated on that date. Mr. Motz, Mr. Bartys and Mr. Adams are not listed in the following tables because they did not have change-of-control severance agreements with Valero, and they are not otherwise entitled to compensation in connection with a change in control or termination event.
POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
Termination of Employment by the Company Other Than for “Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Bowers	Killinger
Salary (2)	$1,100,000	$860,000
Bonus (2)	1,420,000	900,000
Pension, Excess Pension, and SERP	1,270,098	820,578
Contributions under Defined Contribution Plans	66,000	51,600
Health & Welfare Plan Benefits (3)	37,662	33,738
Outplacement Services	25,000	25,000
Accelerated Vesting of Stock Options (4)	273,726	151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334
Termination of Employment by the Company because of Death or Disability (7) and Termination by the Executive Other Than for “Good Reason” (8) ($)

	Bowers	Killinger
Accelerated Vesting of Stock Options (4)	$273,726	$151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334
Continued Employment Following Change of Control (9) ($)

	Bowers	Killinger
Salary	(9)	(9)
Bonus	(9)	(9)
Pension, Excess Pension, and SERP	(9)	(9)
Contributions under Defined Contribution Plans	(9)	(9)
Health & Welfare Plan Benefits	(9)	(9)
Accelerated Vesting of Stock Options (4)	$273,726	$151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)
If an acquiror terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” the officer was generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) two times the sum of the officer’s annual base salary plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional two years of service and (iv) the equivalent of two years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for two years; and (c) up to $25,000 of outplacement services.

(2)
Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary was the executive officer’s actual rate of pay as of December 31, 2012. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2010, 2011 or 2012 (the three years prior to the assumed change of control):

Name	Salary	Bonus
Kimberly S. Bowers	$550,000	$710,000
Clayton E. Killinger	$430,000	$450,000

(3)	The officer was entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for two years following the date of termination.

(4)
The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012), and the options’ exercise prices, times (b) the number of option shares.

(5)
The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).

(6)
The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).

(7)
If employment was terminated by reason of death or disability, then the officer’s estate would be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(8)
If the officer voluntarily terminated employment other than for “good reason,” he or she would have been entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(9)
The agreements provide for a three-year term of employment following a change of control, and generally provided that the officer would continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards vested on the date of the change of control.

NON-EMPLOYEE DIRECTOR COMPENSATION
CST Non-Employee Director Compensation
Our non-employee directors receive compensation for their services on our Board of Directors. In anticipation of the distribution, Valero engaged in a benchmarking process to establish compensation programs and targets for our non-employee directors. As a result, the following non-employee director compensation components were considered and approved by the Valero Board of Directors and the CST Board of Directors and are currently in effect.

Component	Amount
Annual cash retainer	$70,000
Annual restricted stock grant (value) (1)	$125,000
Committee chair fee (cash)	$15,000
Lead director fee (cash)	$20,000
Footnote for Non-Employee Director Compensation table:

(1)	Shares of restricted stock will vest on the one-year anniversary of the date of grant.
Our Compensation Committee has not made any revisions with respect to our director compensation program subsequent to the separation and the distribution, but will periodically reevaluate with assistance from independent compensation consultants retained by the committee.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis has two main parts:

•	CST Compensation Programs—This section discusses (i) certain compensation actions taken prior to the distribution and (ii) our executive compensation programs instituted after the distribution.

•	Effects of the Distribution on Outstanding Stock-Based Awards—This section discusses the effects of the distribution on outstanding compensation awards for our named executive officers.
CST Compensation Programs
Compensation Actions Taken Prior to the Distribution
Initial Target Compensation
In anticipation of the distribution, Valero, as sole stockholder of CST, engaged in a benchmarking process to establish initial base salaries, initial long-term incentive grants, annual incentive bonus targets and annual long-term incentive targets for our named executive officers. Cash and equity as well as short-term and long-term allocations of compensation were considered in this benchmarking process. The benchmarked compensation components take into account (i) new positions with increased responsibilities for our named executive officers within the CST organization and (ii) market compensation levels of our peer companies. Exequity, Valero’s independent executive compensation consultant, advised Valero in connection with this review and continues to advise CST’s Compensation Committee. Valero and the CST Board of Directors used the following companies, recommended by Exequity, as a peer group for purposes of targeting compensation for our named executive officers. The companies in the peer group are companies in the retail industry with whom we would compete for executive talent.

Alimentation Couche-Tard Inc.	Kohl’s Corp.
AutoZone, Inc.	Office Depot, Inc.
Bed Bath & Beyond, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Staples, Inc.
Dollar General Corporation	Susser Holdings Corporation
Family Dollar Stores, Inc.	The TJX Companies, Inc.
Gap, Inc.	TravelCenters of America LLC
Genuine Parts Company	YUM! Brands, Inc.
J.C. Penney Company

Valero and the CST Board of Directors benchmarked initial base salaries, annual incentive bonus targets and annual long-term incentive targets for our named executive officers at or near the 50th percentile (median) of compensation for the peer group, taking into consideration each named executive officer’s post-distribution level of responsibility as well as the median market pay data for similar positions at peer companies. The CST Board of Directors approved the following salaries and compensation targets, effective as of the date of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
Base salary	$900,000	$575,000	$425,000	$330,000	$330,000
Annual bonus target percentage (1)	136%	90%	75%	70%	70%
Annual bonus target amount (2)	$1,224,000	$517,500	$318,750	$231,000	$231,000
Annual long-term incentive target percentage (3)	263%	175%	125%	90%	90%
Annual long-term incentive amount (4)	$2,367,000	$1,006,250	$531,250	$297,000	$297,000
Total target compensation (5)	$4,491,000	$2,098,750	$1,275,000	$858,000	$858,000

(1)	Bonus target as a percentage of base salary.

(2)	Determined by multiplying “bonus target percentage” times “base salary.”

(3)	Annual long-term incentive target as a percentage of base salary.

(4)	Determined by multiplying “annual long-term incentive” times “base salary.”

(5)	Sum of “base salary,” “annual bonus target amount,” and “annual long-term incentive amount.”
Prior to the above decisions on pay alignment, the total compensation levels of each CST named executive officer were substantially below the median pay of similarly situated executives among the peer companies. In anticipation of the distribution, Valero and the CST Board of Directors increased each named executive officer’s total targeted pay. Notwithstanding these increases, the total targeted pay still falls below the median total targeted pay levels among the peers. Following the separation and distribution, CST’s Compensation Committee has made no modifications to the base salaries, annual bonus targets and annual long-term incentive targets for our named executive officers.
Historical compensation information for our named executive officers (under Valero’s compensation programs) for the fiscal years ended December 31, 2012, 2011 and 2010 is detailed in the Summary Compensation table of the “Executive Compensation” section of this prospectus.
CST Brands, Inc. 2013 Omnibus Stock Incentive Plan
Summary
The Company has adopted the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan (the “Plan”), which permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards to CST officers, directors and certain other employees. The Plan provided a pool of shares representing 10% of CST common stock issued and outstanding immediately following the separation and the distribution, or 7,539,724 shares, of which not more than 70% of the available shares under the Plan may be in the form of time-based vesting full-value shares or equivalents (including time-lapse Restricted Stock, time-lapse Restricted Stock Units, Stock Units, Performance Shares, Performance Units, Performance Cash and Dividend Equivalents, as described in the Plan).
The following is a summary of the material terms of the Plan. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Plan. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. In the following summary, the term “shares” means CST’s $0.01 par value common stock, and such other securities or property as may become the subject of awards under the Plan, and the term “stock unit” means a unit or right whose value is based on the value of a share.
Administration. The Plan is administered by CST’s Compensation Committee, composed of directors appointed by CST’s Board of Directors who are non-employee directors, as defined by Rule 16b-3 of the Exchange Act and outside directors, as defined in Section 162(m) of the Code. Per the Plan, CST’s Compensation Committee is authorized, subject to the terms of the Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. All decisions with respect to the Plan are within the discretion of CST’s Compensation Committee, except for certain discretion granted to the CST Chief Executive Officer. Certain of CST’s Compensation Committee’s duties and authority may be delegated pursuant to the terms of the Plan.
Share Counting. Generally, if an award granted under the Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan, and may again be subject to an award granted under the Plan. If, however, shares are delivered or tendered to CST for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for future grants under the Plan.
Limitations on Awards. The following limitations apply:

•
The maximum number of shares of CST common stock that may be delivered pursuant to (a) awards granted under the Plan is an amount equal to 10% of the total number of shares of common stock issued by CST as of immediately following the distribution, or 7,539,724 (the “Share Limit”) and (b) stock options granted under the Plan intended to be Incentive Stock Options (“ISOs”) is an amount equal to 50% of the Share Limit.

•
Not greater than 5% of the Share Limit may be issued as restricted stock or restricted stock units with less than a three-year vesting period from the date of grant if not granted pursuant to a performance award, provided that CST’s Compensation Committee may provide for earlier vesting following a change in control or upon an employee’s termination of employment by reason of death, disability or retirement.

•
No participant may receive during any calendar year (a) stock options or stock appreciation rights (“SARs”) covering an aggregate of more than 1,000,000 shares or (b) awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code (other than stock options or SARs) covering an aggregate of more than 1,000,000 shares.

•	The exercise price of stock options cannot be less than 100% of the fair market value of a share at the time the option is granted.

•	The grant price of a SAR cannot be less than 100% of the fair market value of a share at the time the SAR is granted.

•	Repricing of stock options and SARs is not permitted.

•	Not more than 70% of shares issued pursuant to awards may be in the form of time-lapse restricted stock, stock units, performance shares, performance units, performance cash and dividend equivalents.

•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $20,000,000.

•	The term of the Plan and awards granted under the Plan of awards may not exceed 10 years.

•	The Plan does not contain an evergreen provision.
Eligibility. The Plan provides for awards to the directors and employees of CST and its subsidiaries. Six non-employee directors and approximately 11 thousand employees are eligible to participate in the Plan.
Types of Awards. The Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SARs; (iv) performance awards of cash, stock or property; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by CST’s

Compensation Committee or as required by applicable law (or for no cash consideration). Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares or other securities, or property or any combination of these.
Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units may be paid cash (dividend equivalents) that are equal in timing and amount to share dividends but does not have voting or other stockholder rights. The units may be settled in cash or shares.
Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the Plan are subject to the terms and conditions determined by CST’s Compensation Committee, except that the exercise price cannot be less than 100% of the fair market value of a share at the time of the grant. CST’s Compensation Committee determines the form in which payment of the exercise price may be made. Stock options may be granted in the form of nonqualified stock options or, provided they meet certain requirements of the Code, ISOs, which are subject to the treatment described below. Stock options and SARs are subject to forfeiture upon a participant’s termination of employment or service.
Performance Awards. Performance awards that may be granted under the Plan may consist of a right payable in cash, shares, other securities or other property upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. CST’s Compensation Committee determines the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by CST’s Compensation Committee. Performance awards are subject to forfeiture upon a participant’s termination of employment or service.
Performance goals may be particular to a plan participant, may relate to the performance of CST or one of its subsidiaries or divisions, or a combination thereof. Performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by CST’s Compensation Committee. The extent to which such performance goals are met determines the number and/or value of the performance award to the participant. In the case of awards intended to comply with Code Section 162(m), performance goals may include the following: increased revenue; net income measures; stock price measures (including growth measures and total stockholder return); market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation and amortization; economic value added; cash flow measures; return measures (including return on equity, return on assets, return on capital, return on equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income and sales volumes); expense measures; margins; total stockholder return; proceeds from dispositions; total market value; and corporate values measures (including ethics compliance, environmental and safety).
Unless otherwise directed by the CST Compensation Committee at the time of grant, performance awards granted under the Plan to “covered employees” will be intended to qualify as “performance-based compensation” (within the meanings given in Section 162(m) of the Code). For any performance award that is intended to comply with Section 162(m), specification of the performance goal(s) must be made prior to the beginning of the performance period or not later that the date permitted under Section 162(m) and must otherwise satisfy the parameters of Section 162(m). CST’s Compensation Committee must certify prior to payment that the previously established performance goal has been met. CST’s Compensation Committee has discretion to decrease but not increase the value of a performance award during the performance period and prior to certification that the established performance goal has been met.
Stock Compensation and Other Stock-Based Awards. CST’s Compensation Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the Plan. Subject to the terms of the Plan, CST’s Compensation Committee may determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards are determined by CST’s Compensation Committee.
Termination of Service. The following terms may be modified by CST’s Compensation Committee in its discretion. In the event the participant terminates service other than due to retirement, death or disability, any unvested awards will be immediately forfeited and any vested stock options or SARs will expire either on the 30th day following the participant’s termination or, in the case of involuntary termination without cause, on the last business day of the 12th month following the date of the participant’s termination. In the case of termination due to retirement, death or disability, any award other than a restricted stock award or restricted stock unit award will remain outstanding and continue to vest in accordance with its original terms. Restricted stock awards and restricted stock unit awards will be forfeited in the case of termination due to retirement, death or disability.
Adjustments. CST’s Compensation Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution or other similar event.
Change of Control. Upon a change of control as defined in the Plan, CST’s Compensation Committee is authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving entity in the change of control. In addition, for participants whose employment has been terminated in connection with the change of control, CST’s Compensation Committee may accelerate vesting periods, provide for extended exercise periods (for options) or waive other conditions applicable to the outstanding awards so that the terminated participant’s outstanding awards may be vested, exercised, paid or distributed in full on or before a date fixed by CST’s Compensation Committee. Also in connection with a participant’s termination of employment as a result of the change of control, CST’s Compensation Committee may provide for the purchase of outstanding awards from the participant for cash.
Amendment/Limitations on Amendments. CST’s Compensation Committee, or as applicable, CST’s Board of Directors, may terminate or amend the Plan without participant or stockholder approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NYSE or would be necessary in order for the Plan or an award to comply with Section 162(m) of the Code, or as otherwise may be required by applicable rule or regulation. No option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend, stock split or similar event as specified in the Plan in order to prevent dilution or enlargement of benefits intended under the Plan.
Federal Income Tax Consequences
The following discussion summarizes certain federal income tax consequences of the issuance and receipt of Plan awards under the law as in effect on the date of this prospectus. The rules governing the tax treatment of such awards are complex, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, and it does not address state, local or non-U.S. taxes. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of ERISA.
Options, SARs, Performance Unit Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted stock unit award, performance unit award or other stock-based award. Instead, ordinary income generally is required to be recognized on the date the option or SAR is exercised (but see ISO discussion below), or in the case of restricted stock unit awards, performance unit awards or other stock-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted stock unit awards, performance unit awards or other stock-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.
ISOs. When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax). If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.
Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.
Restricted Stock and Performance Share Awards. Unless a participant who receives an award of restricted stock or performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted stock or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.
Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.
Deductibility by CST. To the extent that a participant recognizes ordinary income in the circumstances described above, CST will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “—Performance Based Compensation” below).
Performance Based Compensation. In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The Plan has been designed so that CST’s Compensation Committee in its discretion may grant qualifying exempt “performance-based” compensation under the Plan. CST believes that awards intended and structured as such by CST’s Compensation Committee meet the requirements for “performance-based” compensation under Section 162(m), and that the amount of ordinary income to the participant with respect to such awards generally is allowed as a deduction for federal income tax purposes to CST. Other awards that may be subject to the attainment of performance measures but that do not meet the requirements of Section 162(m) does not qualify as “performance-based” compensation and, in such event, is subject to Section 162(m)’s deduction restrictions.
Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, we may require the participant to remit the withholding amount to CST or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.
Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of CST that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code. If any Plan provision or award under the Plan would result in the imposition of an applicable tax under Section 409A and related regulations and Treasury pronouncements, that Plan provision or award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.
Long-Term Incentive Awards
In anticipation of the distribution, Valero and the CST Board of Directors approved individual awards of stock options and shares of CST restricted common stock as long-term incentive awards to each of our named executive officers. In addition, Valero and the CST Board of Directors approved a one-time grant of restricted stock (a retention award) to Ms. Bowers and Mr. Killinger. The retention awards are designed to minimize the risk of loss of these executives. The following table details the awards that became effective upon completion of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
Stock options (1)	50,000	25,000	20,000	15,000	15,000
Restricted stock (2)	20,000	10,000	8,000	6,000	6,000
Retention award (restricted stock) (3)	50,400	28,000	n/a	n/a	n/a

(1)	Option shares will have a 10 year term life and will vest in one-third increments over three years.

(2)	Shares of CST restricted stock will vest in full after three years.

(3)	Shares of CST restricted stock will vest in one-third increments over three years.
Short-Term Incentive Plan for Named Executive Officers
The CST Brands, Inc. Short-Term Incentive Plan for Named Executive Officers is a sub-plan under the Plan. The plan is designed to meet the requirements of a performance plan under Section 162(m) under the Code. Participation in the plan is limited to the persons who are required to be listed as CST’s named executive officers in the summary compensation table of CST’s annual proxy statements.
The plan is administered by the members of CST’s Compensation Committee who qualify as “outside directors” under Section 162(m)(4)(o)(i) of the Code. CST’s Compensation Committee has full authority with respect to awards under the Plan, including but not limited to: (a) the establishment and approval of performance goals and criteria for applicable performance periods; (b) the determination of the maximum award opportunity for which a participant may be eligible based upon CST’s financial performance for the applicable performance period; and (c) the exercise of negative discretion to reduce the amount of any participant’s award based on supplemental performance criteria that the Committee may consider with respect to CST’s or the individual executive’s performance during the performance period. CST’s Compensation Committee must establish with respect to each performance period, a maximum opportunity for each participant, subject to the achievement of one or more performance goals, provided that notwithstanding any other provision in the plan, the incentive award amount ultimately to be paid to any participant with respect to any calendar year may not exceed $20 million.
The Compensation Committee has approved, for the period from the first day of the second quarter of 2013 through the last day of the fourth quarter of 2013 a bonus pool of 10% of the target of 50% of the revised budget for operating income for the applicable period of $210 million, or $10.5 million, subject to downward discretion by the Compensation Committee. The Committee has determined this maximum bonus pool should be allocated with 40% of the pool payable to the Chief Executive Officer, 25% of the pool payable to the second highest paid executive, the Chief Financial Officer, 15% of the pool payable to the third highest paid executive, the Chief Operating Officer, 10% of the pool payable to the fourth highest paid executive, the Chief Development Officer, and 10% of the pool payable to the fifth highest paid executive, the Chief Marketing Officer.
Excess Savings Plan
CST has established the Excess Savings Plan to provide benefits to our employees whose annual additions to our qualified 401(k) plan are subject to the limitations on such annual additions as provided under Section 415 of the Code, and/or who are otherwise constrained by Code Section 401(a)(17), which limits the amount of an employee’s annual compensation that may be taken into account under the qualified plan. All balances under the Excess Savings Plan are maintained on the books of CST and earnings are credited to a participant’s accumulated savings account under the plan in an amount equal to an interest rate of prime plus 1%. Benefits will be paid in a lump sum within 90 days following the applicable distribution event; provided, however, that, in the event that a participant is a “specified employee” within the meaning of Code Section 409A, any distribution shall be subject to a six-month delay, if applicable. Participants are 100% vested at all times in any Company contributions credited to their Excess Savings Plan accounts.
The plan is administered by the members of CST’s Compensation Committee and the Committee has full authority with respect to the Excess Savings Plan.
Compensation Program Design Following the Distribution
CST’s Compensation Committee has retained an independent executive compensation consultant and has established executive compensation policies and practices that support a pay for performance philosophy and the attraction and retention of executive talent. CST’s Compensation Committee has established one or more peer groups, composed generally of companies from the retail industry, against which relative company performance can be measured and executive compensation can be benchmarked. CST’s Compensation Committee has established total compensation levels and a relative mix of compensation components that align our executives’ interests with those of stockholders and that recognize individual performance. CST Compensation Committee’s decisions on base pay, annual incentive bonus targets, and long-term incentive award targets to reflect factors such as each named executive officer’s level of responsibility as well as market pay data for similar positions at comparable peer companies. Long-term equity incentive awards are a critical element in the mix of CST executive compensation, linking compensation of our executives to long-term increases in the market price of our common stock, thereby aligning the interests of our executives to those of our stockholders.
The total pay opportunities for our named executive officers are linked to the creation of stockholder value by using variable pay elements tied to company and stock performance measures. CST’s Compensation Committee has established an annual incentive bonus program, along with specific bonus targets for each executive, which uses company performance metrics relevant to our business as well as individual performance measures.
CST’s Compensation Committee has established a long-term incentive award program under the Plan that provides for the grant of long-term equity compensation including performance-based equity awards. We believe that granting performance-based equity awards better links an executive’s compensation to stockholder value by ensuring that the executive receives limited or no benefit from the award unless stockholders have benefited from the appreciation in the value of our common stock.
Benefits
CST provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executives. The following table provides a brief summary of our retirement benefit programs applicable to all of our employees, including our named executive officers.

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation
401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓
Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓
Excess Savings Plan	A non-qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Effects of the Distribution on Outstanding Stock-Based Awards
No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options held by CST employees, Valero adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Employee Matters Agreement” included elsewhere in this prospectus.
Severance Arrangements
CST has not entered into change of control agreements with its named executive officers.
Compensation-Related Policies
Executive Compensation Clawback Policy
Under CST’s executive compensation “clawback” policy, in the event of a material restatement of CST’s financial results, CST’s Board of Directors, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to CST’s named executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, CST’s board (or appropriate committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of CST all or a portion of the specified compensation awarded to named executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by CST’s board (or committee), received by such officer the 3-year period preceding the date on which CST is required to prepare an accounting restatement. In determining whether to seek recovery, the policy states that CST’s board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of CST in any related proceeding or investigation. The full text of CST’s policy is available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.
Compensation Consultant Independence and Disclosure Policy
Under CST’s compensation consultant independence and disclosure policy, CST’s Compensation Committee shall confirm independence, including a consideration of the independence factors prescribed by the NYSE and conflicts of interest, when selecting compensation consultants.
Further, per the terms of CST’s compensation consultant independence disclosure policy, CST will make certain disclosures pertaining to compensation consultants in its proxy statements for annual meetings of stockholders. For any compensation consultant retained by CST’s Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, CST will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of CST and the nature of those services. The full text of the policy is available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.

Stock Ownership Guidelines
CST’s stock ownership and retention guidelines require that CST’s nonemployee directors and executive officers meet the applicable guideline set forth below:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Two times Base Salary
Outside Directors	Three times Annual Cash Retainer
For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.
In addition, our stock retention guidelines require that our directors retain 50% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted stock until they attain their target stock ownership goal.
In addition, CST’s directors and officers may not purchase, sell or write calls, puts or other options or derivative instruments on shares of CST common stock, and CST’s directors and officers are prohibited from pledging shares of CST common stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by CST’s Compensation Committee. The full text of CST’s stock ownership and retention guidelines is included in CST’s Corporate Governance Guidelines (as Article IX), available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.
Insider Trading and Speculation in CST Stock
CST’s officers, directors, and employees are prohibited from purchasing or selling CST securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, CST’s policies prohibit its officers, directors, and employees from speculating in CST stock, which includes short selling (profiting if the market price of CST’s stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. CST’s Compensation Committee does not time the grants of long-term incentive awards around CST’s release of undisclosed material information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables provide information with respect to the beneficial ownership of our common stock as of September 12, 2013 (1) beneficial owner of more than 5% of our outstanding common stock based on publicly available information, (2) each of our directors, (3) each executive officer named in the Summary Compensation Table included in this prospectus and (4) all of our executive officers and directors as a group. Except as otherwise noted above or in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. The mailing address for each of the directors and executive officers listed below is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249. Applicable percentage ownership is based on 75,599,434 shares of common stock outstanding at November 1, 2013.
Security Ownership of Certain Beneficial Owners
The following table describes each person, or group of affiliated persons, that qualifies as a beneficial owner of more than 5% of our common stock immediately following the distribution.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Valero Energy Corporation One Valero Way San Antonio, Texas 78249	15,079,448(1)	19.9%
Scout Capital Management, L.L.C. 640 Fifth Avenue, 22nd Floor New York, New York 10019	4,485,000(2)	5.9%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,927,081(3)	5.2%

(1)
For a description of certain voting arrangements relating to the shares of our common stock retained by Valero, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero” included elsewhere in this prospectus.

(2)
Scout Capital Management, L.L.C. filed with the SEC a Schedule 13G with respect to CST on May 28, 2013, reporting that it or certain of its affiliates beneficially owned in the aggregate 4,485,000 shares of CST common stock, for which it had sole voting power and sole dispositive power.

(3)
BlackRock, Inc. filed with the SEC an amended Schedule 13G with respect to Valero on February 5, 2013, reporting that it or certain of its affiliates beneficially owned in the aggregate 35,343,735 shares of Valero common stock, for which it had sole voting power and sole dispositive power. In connection with the distribution, BlackRock received one share of CST common stock for every nine shares of Valero common stock held on the record date.

Security Ownership of Management and Directors
The following table presents the number of shares of CST common stock that our directors and executive officers beneficially own on September 12, 2013. No executive officer or director owns any class of equity securities of CST other than common stock. None of the shares listed below are pledged as security.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of September 12, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Charles (Hal) Adams	6,827(1)	*
Anthony P. Bartys	10,230(2)	*
Donna M. Boles	4,233(3)	*
Kimberly S. Bowers	89,426(4)	*
Roger G. Burton	4,233(5)	*
Michael S. Ciskowski	21,548(6)	*
S. Eugene Edwards	9,891(7)	*
Ruben M. Escobedo	6,594(8)	*
Denise Incandela	3,935(9)	*
Clayton E. Killinger	41,489(10)	*
William G. Moll	4,233(11)	*
Stephan F. Motz	9,888(12)	*
Alan Schoenbaum	8,733(13)	*
Michael Wargotz	4,233(14)	*
Directors and executive officers as a group (14 persons)	221,559	*

(1)	Includes 6,000 unvested restricted shares awarded to Mr. Adams under the Plan.

(2)	Includes 8,000 unvested restricted shares awarded to Mr. Bartys under the Plan.

(3)	Includes 4,233 unvested restricted shares awarded to Ms. Boles under the Plan.

(4)	Includes 70,400 unvested restricted shares awarded to Ms. Bowers under the Plan.

(5)	Includes 4,233 unvested restricted shares awarded to Mr. Burton under the Plan.

(6)
Includes 11,460 shares held by HJNJ Investments, Ltd., an entity which Mr. Ciskowski controls, and 101 shares held in Valero’s qualified 401(k) plan (“Valero Thrift Plan”) over which Mr. Ciskowski has discretionary control.

(7)	Includes 1,126.10 shares held in the Valero Thrift Plan over which Mr. Edwards has discretionary control.

(8)	Includes 4,233 unvested restricted shares awarded to Mr. Escobedo under the Plan.

(9)	Includes 3,935 unvested restricted shares awarded to Ms. Incandela under the Plan.

(10)	Includes 25,000 unvested restricted shares awarded to Mr. Killinger under the Plan.

(11)	Includes 4,233 unvested restricted shares awarded to Mr. Moll under the Plan.

(12)	Includes 6,000 unvested restricted shares awarded to Mr. Motz under the Plan.

(13)	Includes 4,233 unvested restricted shares awarded to Mr. Schoenbaum under the Plan.

(14)	Includes 4,233 unvested restricted shares awarded to Mr. Wargotz under the Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Separation from Valero
On May 1, 2013, Valero completed the separation of Valero’s retail business and we became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries. After the transfer of the Valero retail business to us, Valero effected a pro rata distribution of 80% of the outstanding shares of our common stock to Valero’s stockholders. The remaining 20% of our common stock was retained by Valero. We continue to have a number of significant commercial arrangements with Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero” included elsewhere in this prospectus.
The transferred assets included:

•	real and personal property assets, including owned and leased retail sites and retail sites under construction;

•	fuel, merchandise and supplies inventories;

•	the Corner Store brand (including certain trade names and trademarks), certain other intellectual property and software used in the business;

•	a leased distribution center in Texas that supplies over 570 of our convenience stores in the U.S.;

•	dealer, vendor, and supplier contracts;

•	rights to ATMs, video and game rental dispensers and other services provided on premises;

•	cash on hand related to the business; and

•	receivables related to the retail business and other assets reflected on CST’s combined balance sheet.
These assets were transferred to CST or its subsidiaries, either directly or by the transfer of equity interests in entities that hold such assets. The liabilities transferred to CST consisted of liabilities related to the transferred assets described above and the liabilities reflected on CST’s combined balance sheet. See “Business and Properties” for information regarding some of the particular assets and liabilities of the retail business, and “Certain Relationships and Related Party Transactions—The Separation from Valero” for information regarding the legal agreement pursuant to which the assets and liabilities of the retail business will be transferred to CST.
In connection with the separation, we incurred an aggregate of $1.05 billion in new debt. The $1.05 billion of indebtedness consists of:

•	$550 million aggregate principal amount of our outstanding 5.00% senior notes due 2023 (which we refer to as the “outstanding notes”); and

•
$500 million principal amount under our senior secured term loan, which will initially bear interest at LIBOR plus 1.75%, and in the future will bear interest at the LIBOR plus an applicable margin determined based on our leverage ratio.

Agreements between Us and Valero
Before the separation, we were a subsidiary of Valero, and we engaged in related-party transactions with Valero. Those transactions are described in more detail in Note 13 of the notes to audited combined financial statements that are included in this prospectus and Note 8 of the notes to unaudited consolidated and combined financial statements.

As part of the separation and the distribution, we entered into a Separation and Distribution Agreement and several other agreements with Valero to effect the separation and to provide a framework for our relationship with Valero after the separation and the distribution. These agreements provide for the allocation between us and Valero of the assets, liabilities and obligations of Valero and its subsidiaries, and govern various aspects of the relationship between us and Valero subsequent to the separation, including with respect to transition services, employee benefits, intellectual property rights, tax matters and other commercial relationships. In addition to the Separation and Distribution Agreement, which contains key provisions related to the separation and the distribution, these agreements include, among others:

•	Tax Matters Agreement;

•	Employee Matters Agreement;

•	Transition Services Agreements;

•	Stockholder’s and Registration Rights Agreement;

•	U.S. Fuel Supply Agreements;

•	Petroleum Product Supply Agreement (Canada);

•	Office Lease Agreement (U.S.);

•	Office Sublease Agreement (Canada); and

•	Claims Service Agreement.
The summaries of the material terms of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference into this prospectus.
Separation and Distribution Agreement
The Separation and Distribution Agreement governs the terms of the separation of the retail business from Valero’s other businesses. Generally, the Separation and Distribution Agreement includes Valero’s and our agreements relating to the restructuring steps taken to complete the separation, including the assets, equity interests and rights transferred, liabilities assumed, contracts assigned and related matters. The Separation and Distribution Agreement provided for Valero and us to transfer specified assets (including the equity interests of certain Valero subsidiaries) and liabilities between CST and its subsidiaries, on the one hand, and Valero’s remaining businesses, on the other hand.
Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, neither Valero nor CST makes any representation or warranty as to the assets, equity interests, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value or freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Valero or CST or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the separation. All assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.
The Separation and Distribution Agreement governs the treatment of aspects relating to indemnification, insurance, litigation responsibility, confidentiality, management, intellectual property (including trademarks) and cooperation.
Tax Matters Agreement
The Tax Matters Agreement governs Valero’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.
In general, under the Tax Matters Agreement, responsibility for taxes incurred during the periods prior to the distribution are allocated in the following manner:

•	With respect to any U.S. federal income taxes of the affiliated group of which Valero is the common parent, Valero generally is responsible for all such taxes.

•
With respect to U.S. state or local income taxes of any state or local consolidated, combined or unitary group that includes Valero or one of its subsidiaries and us, Valero generally is responsible for such taxes to the extent attributable to one of our subsidiaries included in such consolidated, combined or unitary group.

•
Valero generally is responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only Valero and its subsidiaries (excluding us and our subsidiaries), and we generally are responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only us or our subsidiaries.

•
We and Valero generally are responsible for certain non-income taxes, such as property, motor fuel, excise, sales and use taxes, attributable to each company and its respective subsidiaries (or property owned by such company or one of its subsidiaries following the distribution).

In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is responsible for any taxes imposed on Valero that arise from the failure of the distribution and certain related transactions to qualify as a tax-free transaction for federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.
The Tax Matters Agreement also sets forth Valero’s and our obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.
Employee Matters Agreement
In connection with the separation and the distribution, we entered into an Employee Matters Agreement between us and Valero. The Employee Matters Agreement governs Valero’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the treatment of outstanding Valero equity awards. The Employee Matters Agreement also sets forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Valero to us, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credits, the sharing of employee information and the duplication or acceleration of benefits.
Transition Services Agreements
In connection with the separation and the distribution, we entered into two Transition Services Agreements: one between us and Valero and one between our Canadian subsidiary and Valero. The Transition Services Agreements set forth the terms on which Valero will provide to us, and we will provide to Valero, on a temporary basis, certain services or functions that the companies historically have shared. Transition services may include administrative, payroll, human resources, data processing, environmental health and safety, financial audit support, financial transaction support, legal support services, IT and network infrastructure systems and various other support and corporate services. The Transition Services Agreements provides for the provision of specified transition services generally for a period of up to eighteen months, on a cost or a cost-plus basis.

Stockholder’s and Registration Rights Agreement
In connection with the distribution, we and Valero entered into a Stockholder’s and Registration Rights Agreement pursuant to which we agreed that, upon the request of Valero, we would use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Valero after the distribution. In addition, Valero granted us a proxy to vote the shares of our common stock that Valero retained following the distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Valero to a person other than Valero, and neither the voting agreement nor the proxy would limit or prohibit any such sale or transfer.
U.S. Fuel Supply Agreements
The U.S. Fuel Supply Agreements provides for a long-term supply of branded motor fuel to our retail sites. The U.S. Motor fuel will be sold to us at various terminal locations throughout the U.S. at market-based prices and we will engage third-party transportation companies to deliver the motor fuel to retail sites in our U.S. network. We have open credit and payment terms of “net 10” days; however, these could change based on Valero’s standard practices and/or our financial condition. The U.S. Fuel Supply Agreements included provisions covering the addition and removal of retail sites, the processing of bank cards by Valero (for which we will pay processing fees) and the license to us of the right to use Valero’s brands and trademarks. We have the ability to purchase unbranded motor fuel under certain circumstances.
Petroleum Product Supply Agreement (Canada)
We entered into a long-term Petroleum Product Supply Agreement with Valero to purchase branded motor fuel and heating oil for our Canadian operations. The Petroleum Product Supply Agreement contained provisions relating to, among other things, the term of the agreement, payment terms and use of supplier’s brand names. The motor fuel is sold to us at various terminal locations throughout Canada at market-based prices. We engaged third-party transportation companies to deliver the motor fuel to our Canadian retail sites and to use a combination of company owned and third-party owned and operated vehicles to supply our heating oil customers.
We have open credit and payment terms of “net 10” days; however, these could change based on Valero’s standard practices and/or our financial condition.
Office Lease Agreement (U.S.)
In connection with the separation and the distribution from Valero, we entered into an Office Lease Agreement with Valero, pursuant to which we leased approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease is five years, but we have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges to be paid by us under the lease is consistent with the rates charged for comparable office space in the San Antonio area.
Office Sublease Agreement (Canada)
We also sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges under the sublease are straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease is subject to the consent of the landlord under the lease.
Claims Service Agreement
Under the Claims Service Agreement, Valero provides us with insurance claims management services to help us manage claims under our workers’ compensation (and Texas non-subscriber), general liability, auto liability and property policies. The services provided by Valero include maintaining claims files, investigating claims made against us, hiring independent investigators, medical experts and other third parties to provide claims-related services, recommending settlements and discharging certain obligations we may have under applicable workers’ compensation laws. Valero employs licensed claims adjusters who have historically performed these services for the retail business, and Valero charges us rates that are consistent with those charged by third parties for similar services. We have the right to terminate the Claims Service Agreement at any time upon 90 days’ prior notice to Valero.
Treatment of Stock-Based Compensation
No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation. Valero accelerated the vesting of all of its non-vested restricted stock awards held by our employees on or prior to the record date before the separation. Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. Valero’s outstanding stock-based awards and long-term incentive plans included adjustments made to the exercise prices and the number of options or shares, as applicable, to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.
As discussed under “Corporate Governance and Management—Executive Officers” the individuals listed below serve as executive officers of CST. As executive officers of CST, each person is considered a “related person” (as defined in Item 404(a) of SEC Regulation S-K). Prior to the distribution, restricted shares of Valero common stock held by the executive officers were subject to accelerated vesting. The number of shares subject to accelerated vesting, the approximate related expense to be recognized by Valero or CST, and the approximate dollar value of the related-persons’ interests in the transaction are as follows:

Name	No. of Shares of Valero Restricted Stock Held as of March 28, 2013	Amount of Expense	Approximate Dollar Value of Shares(c)
Kimberly S. Bowers (a)	47,936	$1,288,643	$2,180,609
Clayton E. Killinger (a)	25,468	687,139	1,158,539
Stephan F. Motz	13,593	217,857	618,346
Anthony P. Bartys (b)	9,495	—	431,928
Charles (Hal) Adams	6,291	142,094	286,178

(a)	Expense related to the accelerated vesting of restricted stock held by Ms. Bowers and Mr. Killinger was recognized by Valero because those shares were awarded for services provided to Valero.

(b)
Valero uses the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees. Mr. Bartys is retirement eligible and, as a result, all expense related to his restricted stock awards were recognized immediately upon grant. Therefore, no expense was recognized in connection with the accelerated vesting of his restricted stock.

(c)
Determined by multiplying the number of shares times $45.49, the closing price of Valero’s common stock as reported on the NYSE on March 28, 2013. In addition to the acceleration of Valero restricted stock awards described above, in consideration for Ms. Bowers and Mr. Killinger terminating their employment with Valero and agreeing to serve as executive officers of CST, Valero made cash severance payments to Ms. Bowers and Mr. Killinger in the amounts of $536,510 and $322,650, respectively, immediately following the distribution. In anticipation of the distribution, (i) Valero, as sole stockholder of CST, approved the terms and conditions of the Plan and (ii) Valero and the CST Board of Directors approved grants under the terms and conditions of the Plan to each of our named executive officers of (a) options to purchase shares of CST common stock and (b) shares of CST restricted stock.

Review of Related-Party Transactions
We have a Code of Business Conduct and Ethics, which requires all directors and executive officers to promptly bring to the attention of the General Counsel and, in the case of directors, the Chairman of the Nominating and Governance Committee or, in the case of executive officers, the Chairman of the Audit Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related-party transaction. For purposes of our Code of Business Conduct and Ethics, a related-party transaction is a transaction in which the company (including its affiliates) is a participant and in which any director or executive officer (or their immediate family members) has a direct or indirect material interest. For so long as Valero continues to be a related party, including due to its retained ownership in us, transactions with Valero will be related-party transactions subject to the Code of Business Conduct and Ethics. Any such transaction or relationship will be reviewed by our company’s management or the appropriate Board committee to ensure it does not constitute a conflict of interest and is reported appropriately. Additionally, the Nominating and Governance Committee’s charter provides for the committee to conduct an annual review of related-party transactions between each of our directors and the company (and its affiliates) and to make recommendations to the Board of Directors regarding the continued independence of each Board member.

DESCRIPTION OF OTHER INDEBTEDNESS
On March 20, 2013, we entered into a credit agreement providing for our senior credit facilities, which became available to us following the consummation of the separation, in an aggregate principal amount of $800 million, which consists of:

•
a five-year senior secured revolving credit facility in a principal amount of $300 million, with a standby letter of credit subfacility in an aggregate principal amount of $150 million and a swingline subfacility in the amount of $30 million; and

•	a five-year senior secured term loan facility in a principal amount of $500 million.
In addition, the credit agreement contains an accordion feature that allows us, subject to the satisfaction of certain conditions, including our receipt of increased commitments from existing lenders or new commitments from new lenders, to incur additional term loans under new term loan facilities or to increase the amount of the commitments under our revolving credit facility, in an aggregate principal amount of up to $200 million. We refer to the revolving credit facility, the term loan facility and any additional term loan facilities entered into pursuant to the credit agreement collectively as our senior credit facilities.
Our revolving credit facility is available for ongoing working capital requirements and for other general corporate purposes of CST and our subsidiaries. As of June 30, 2013, we had no borrowings outstanding under this facility and, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraint to availability, we had approximately $198 million available for future borrowings. We borrowed $500 million principal amount under our new term loan facility on the distribution date substantially simultaneously with the separation, the proceeds of which were used to make a cash distribution to Valero on the distribution date.
Borrowings under the senior credit facilities and obligations under certain hedging agreements and treasury management agreements are (i) unconditionally guaranteed, on a joint and several basis, by certain of our existing and future subsidiaries and (ii) secured by first priority security interests on substantially all personal property of CST and such subsidiary guarantors.
The credit agreement governing our senior credit facilities contains various covenants and restrictive provisions that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur certain liens or permit them to exist;

•	make certain investments and acquisitions;

•	merge or consolidate with another company;

•	change the nature of our business;

•	transfer, sell or otherwise dispose of assets;

•	make distributions on or redeem or repurchase stock;

•	amend the provisions of or make certain payments on subordinated debt;

•	enter into certain types of transactions with affiliates; and

•	enter into certain restrictive agreements.
The credit agreement also contains various financial covenants that require us to maintain a maximum total adjusted leverage ratio of 3.75 to 1.00 through December 31, 2015 and 3.50 to 1.00 thereafter and a minimum fixed charge coverage ratio of 1.30 to 1.00 and that limit the amount of expansion capital expenditures that we may make in any calendar year. We were in compliance with all financial covenants under the senior credit facilities as of June 30, 2013.

In addition, the credit agreement contains certain events of default including, but not limited to (i) delinquent payments; (ii) material inaccuracy of representations or warranties; (iii) non-performance of covenants; (iv) cross-defaults under other debt documents and monetary judgments in excess of $25 million; (v) a change in control (which includes the acquisition by any person or group of 35% of the voting stock of CST); (vi) voluntary or involuntary bankruptcy proceedings; (vii) invalidity or unenforceability of the loan documents; (viii) material events relating to the Employee Retirement Income Security Act of 1974 and (ix) incurrence of material uninsured losses. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our senior credit facilities, the administrative agent may declare any outstanding principal under our senior credit facilities, together with accrued and unpaid interest, to be immediately due and payable.
Borrowings under our senior credit facilities (other than swingline loans) bear interest at our option at either (a) for “Base Rate Loans,” a base rate equal to the highest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.50% and, (iii) a one-month Eurodollar rate plus 1.00% (except when given notice with respect to the unavailability of LIBOR as an interest rate) or (b) for “LIBOR Rate Loans,” an adjusted Eurodollar rate, calculated in a manner set forth in the credit agreement plus, in each case, an applicable margin. Initially, all LIBOR Rate Loans have an applicable margin of 1.75%, and all Base Rate Loans have an applicable margin of 0.75%. Future applicable margins range from 0.25% to 2.00%, determined based on our leverage ratio and whether we have elected the base rate or LIBOR. Swingline loans bear interest at base rate plus the base rate applicable margin.
The unused portion of the commitments under our revolving credit facility are subject to a commitment fee ranging from 0.20% to 0.35%, determined based on our leverage ratio.
Repayment under our term loan facility is amortized in quarterly installments. Borrowings under our senior credit facilities are subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions. Commencing with the calendar year ended December 31, 2014, borrowings under our senior credit facilities are subject to mandatory prepayments with excess cash flow in any calendar year in which our leverage ratio exceeds 3.00 to 1.00.

DESCRIPTION OF THE EXCHANGE NOTES
You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to CST Brands, Inc. and not to any of its Subsidiaries.
The outstanding notes were issued and the exchange notes will be issued under the indenture dated May 1, 2013, among the Company, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee. Except as otherwise indicated below, the following summary applies to the outstanding notes issued May 1, 2013 and to the exchange notes to be issued in connection with the exchange offer. The terms of the exchange notes are the same as the terms of the outstanding notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement, and (iv) the exchange notes will not contain provisions relating to an increase in any interest rate notes under circumstances related to the timing of the exchange offer.
The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the registration rights agreement.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. All references to “holders” in this description are to registered holders of notes.
Brief Description of the Notes and the Note Guarantees
The Notes
The notes are:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company;

•	senior in right of payment to any future subordinated Indebtedness of the Company; and

•	fully and unconditionally guaranteed by the Guarantors, on a joint and several basis.
However, the notes are effectively subordinated to any secured Indebtedness of the Company, including all borrowings under the Credit Agreement (which is secured by substantially all of the personal property of the Company and the Guarantors) to the extent of the value of the assets securing such Indebtedness. See “Risk Factors—The notes and the guarantees of the notes are our and our subsidiary guarantors’ senior unsecured obligations. As such, the notes are effectively subordinated to any of our and our subsidiary guarantors’ secured debt, including any future debt under our senior credit facilities.”
The Note Guarantees
The notes are fully and unconditionally guaranteed, on a joint and several basis, by each of the Company’s current and future Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement.
Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	effectively subordinated to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.
All of our Domestic Subsidiaries guarantee the notes. None of our Foreign Subsidiaries guarantee the notes. Under the circumstances described below under the caption “—Certain Covenants—Additional Note Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes.
All of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. For the six month period ended June 30, 2013, our non-guarantor subsidiaries represented approximately 39% of our revenues. In addition, these non-guarantor subsidiaries represented 34% of our assets as of June 30, 2013. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to the Company.
Principal, Maturity and Interest
The Company has issued $550 million in aggregate principal amount of notes and proposes to issue the like amount of exchange notes in this exchange offer. The Company may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The exchange notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on May 1, 2023.
Interest on the notes accrues at the rate of 5.00% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2013. The Company will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.
Interest on the notes accrues from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal of, premium, if any, on, and interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.
We will pay principal of, premium, if any, on, interest on and Special Interest, if any, on the notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.
Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.
Note Guarantees
The notes are fully and unconditionally guaranteed, on a joint and several basis, by each of the Company’s current and future Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Note Guarantees from being voided in bankruptcy. See “Risk Factors—Risks Related to the Notes—Any guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.”
A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture and the registration rights agreement pursuant to a supplemental indenture in form reasonably satisfactory to the trustee; or

(b)	such sale or other disposition and the application of the Net Proceeds therefrom do not violate the “Asset Sales” provisions of the indenture.
The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;

(2)
in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	at such time as such Guarantor ceases to guarantee any Indebtedness of the Company under the Credit Agreement, other than as a result of payment under such guarantee; or

(5)
upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption
At any time prior to May 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon notice as provided in the indenture, at a redemption price equal to 105% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)
at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.
At any time prior to May 1, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Except pursuant to the preceding paragraphs and the final paragraph under “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Company’s option prior to May 1, 2018.
On and after May 1, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%
Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the Company will mail a notice to each holder describing briefly the transaction or transactions that constitute the Change of Control and offering to repurchase notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(2)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of The Depository Trust Company (“DTC”), in New York, New York), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that holders of not less than 90% in aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the notes held by such holders, the Company will have the right, upon notice as provided in the indenture, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability therefor;

(b)
any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d)
any Designated non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken with all other Designated non-Cash Consideration received pursuant to this clause (d) since the Issue Date that is at the time outstanding, not to exceed the greater of (i) $75 million and (ii) 5% of the Consolidated Net Tangible Assets of the Company at the time of receipt of such Designated non-Cash Consideration (with the Fair Market Value of each item of Designated non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds to any combination of the following:

(1)	to repay, redeem or otherwise retire secured Indebtedness of the Company or a Restricted Subsidiary;

(2)
to acquire all or substantially all of the assets of, or any Capital Stock of, one or more other Persons primarily engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company;

(3)	to make capital expenditures in respect of the Company’s or any of its Restricted Subsidiaries’ Permitted Business; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
The requirement of clause (2), (3) or (4) of the immediately preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.
Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by the indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC, or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.
The Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes under the Credit Agreement or any other debt agreement, the Company could seek the consent of the lenders under those agreements to the purchase of notes or could attempt to refinance the borrowings under those agreements. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—We may not be able to repurchase the notes with cash upon a change of control or in connection with an offer to repurchase the notes as a result of an asset sale as required by the indenture.”
Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or transmitted electronically (for notes held in book-entry form) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption without condition will become due on the date fixed for redemption. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Certain Covenants
Changes in Covenants if Notes Rated Investment Grade
If on any date following the Issue Date:

(1)
the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the provisions of the indenture described under the following captions in this prospectus will no longer be applicable to the notes:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(6)	“—Certain Covenants—Transactions with Affiliates”;

(7)	“—Certain Covenants—Business Activities”;

(8)	“—Certain Covenants—Payments for Consent”; and

(9)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”
There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)
repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)
make any principal payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of principal within six months of or at the Stated Maturity thereof; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments“), unless, at the time of and immediately after giving effect to such Restricted Payment:

(a)	no Default (other than a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing January 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)
100% of the aggregate net cash proceeds and the Fair Market Value of (A) Marketable Securities (other than Marketable Securities of the Company) that are sold for cash or otherwise cancelled, liquidated or repaid for cash not more than 120 days after receipt by the Company, and (B) other assets used or useful in a Permitted Business, in each case received by the Company after the Issue Date (I) as a contribution to its common equity capital, (II) from the issue or sale of Qualifying Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying

Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company) or (III) upon the exercise of any options, warrants or rights to purchase Qualifying Equity Interest; plus

(iii)
to the extent that any Restricted Investment that was made after the Issue Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(iv)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary pursuant to the terms of the indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary thereof after the Issue Date, the lesser of (a) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (b) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(v)
50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period;

provided that, for the avoidance of doubt, any Restricted Payments made pursuant to clause (10) of the next succeeding paragraph shall be included in the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date.
The preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)
the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company, with a sale or contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale or contribution; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(ii) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Company;

(4)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of, or exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such repurchase, redemption, defeasance, acquisition or retirement occurs not more than 120 days after such incurrence;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employee benefit plan, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10 million in any calendar year, with any portion of such $10 million amount that is unused in any calendar year to be carried forward to the next successive calendar year and added to such amount, plus, to the extent not previously applied or included, the net cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests (other than Disqualified Stock) to employees or directors of the Company or its Restricted Subsidiaries that occur after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c)(ii) of the preceding paragraph);

(6)
(i) the repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise price therefor and (ii) any repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7)
the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness that is contractually subordinated in right of payment to the notes or to any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under “—Repurchase at the Option of Holders—Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale in accordance with provisions similar to the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the indenture) has made the Change of Control Offer or Asset Sale Offer, as applicable, with respect to the notes as a result of such Change of Control or Asset Sale, as applicable, and has completed the repurchase or redemption of all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as applicable;

(8)
so long as no Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(10)
so long as no Default (other than a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements of the Company are available, the Total Leverage Ratio would not be greater than 3.00 to 1.00; and

(11)
so long as no Default (other than a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments after the Issue Date in an aggregate amount not to exceed the greater of (i) $50 million and (ii) 3% of the Consolidated Net Tangible Assets of the Company determined as of the date of such Restricted Payment.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)—(11), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.
For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur“) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (including Acquired Debt) that may be incurred and the preferred stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $400 million at any one time outstanding.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)
the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $1,000 million and (ii) the sum of $500 million and 25% of the Consolidated Net Tangible Assets of the Company determined as of the date of such incurrence; provided that the amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $200 million at any one time outstanding;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness described under clause (1) of this paragraph);

(3)
the incurrence by the Company and the Guarantors of Indebtedness represented by the outstanding notes and the related Note Guarantees to be issued on the Issue Date and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (i) $75 million and (ii) 5% of the Consolidated Net Tangible Assets of the Company determined as of the date of such incurrence;

(5)
the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of the Company, or Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary of the Company, in each case that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (17), (18) or (20) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an incurrence (as of the date of such sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock (as of the date of such sale or transfer) by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)
the Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary thereof, in each case to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid performance, appeal or surety bonds and other similar obligations in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(11)
the incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is (A) extinguished within five Business Days of its incurrence or (B) if in respect of credit or purchase cards, is extinguished within 60 days of its incurrence;

(12)
any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction not prohibited by the indenture, provided (A) such obligation is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in ordinary course supply arrangements;

(14)	Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements;

(15)	Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(16)	Indebtedness consisting of obligations under deferred compensation arrangements, non-competition agreements or similar arrangements;

(17)
the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (A) $75 million and (B) 5% of the Consolidated Net Tangible Assets of the Foreign Subsidiaries determined as of the date of such incurrence;

(18)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(19)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the notes issued on the Issue Date or the exchange notes; and

(20)
the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by the Company of any Disqualified Stock or the issuance by any of the Restricted Subsidiaries of preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (A) $50 million and (B) 3% of the Consolidated Net Tangible Assets of the Company determined as of the date of such incurrence.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes or the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide, classify and reclassify such item of Indebtedness, Disqualified Stock or preferred stock, as applicable, on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, as applicable, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the reclassification of any lease or other liability of the Company or any of its Restricted Subsidiaries as Indebtedness due to a change in accounting principles after the Issue Date will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by the specified Person at such date; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including Attributable Debt) upon any of its assets or property now owned or hereafter acquired, unless all payments due to holders under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.
Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions therein are not materially more restrictive, taken as a whole, than those contained in those agreements on the Issue Date, as determined by the Company in its reasonable and good faith judgment;

(2)	the indenture, the notes and the Note Guarantees;

(3)
agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in (A) the indenture, the notes and the Note Guarantees or (B) agreements governing Indebtedness on the Issue Date, in each case as determined by the Company in its reasonable and good faith judgment;

(4)	applicable law, rule, regulation or order;

(5)
agreements or instruments with respect to a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the reasonable and good faith judgment of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)
any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on that Restricted Subsidiary pending its sale or other disposition;

(9)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Company in its reasonable and good faith judgment;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into (A) in the ordinary course of business or (B) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)
encumbrances or restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)	customary encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the indenture from time to time;

(14)
any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition; and

(15)
with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred pursuant to clause (17) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes.

Merger, Consolidation or Sale of Assets
The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)
the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)
the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period; and

(5)
the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, comply with the indenture.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Company (1) with or into one of the Guarantors for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.
Upon any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing in which the Company is not the surviving entity, the surviving Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such surviving Person had been named as the Company in the indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets), the Company will be relieved of all obligations and covenants under the indenture and the notes.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10 million, unless:

(1)
the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available to compare to such Affiliate Transaction, such Affiliate Transaction is nonetheless fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Company delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million but no greater than $40 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliated Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of

Directors of the Company, if any. For purposes of this clause (b), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors of the Company or (y) in the event there are no disinterested members, a letter from an accounting, appraisal or investment banking firm of national standing is provided stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such Affiliate Transaction meets the requirements of clause (1) above.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of customary compensation to, and the provision of customary indemnity and other benefits on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(7)	loans or advances to employees in the ordinary course of business not to exceed (i) $1 million to any individual employee and (ii) $2.5 million in the aggregate at any one time outstanding;

(8)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of the Board of Directors of the Company, such transactions are on terms, taken as a whole, not materially less favorable to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;

(9)
any transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction;

(10)
any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph; and

(11)
transactions described in or made pursuant to the Separation Documents and other agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Company and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date.

Business Activities
The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any Indebtedness of the Company under the Credit Agreement, then that Restricted Subsidiary will become a Guarantor by executing a supplemental indenture to the trustee within 10 business days of the date on which it guaranteed such Indebtedness, which guarantee will be full and unconditional, on a joint and several basis with the guarantees by the other Guarantors.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to either be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or represent a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.
Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, after the Company has furnished same to the trustee (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations applicable to an accelerated filer (except as indicated below), after giving effect to all applicable extensions and cure periods:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K;

(2)	all current reports that would be required to be filed with the SEC on Form 8-K; and

(3)
if at any time the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days after furnishing to the trustee the reports and financial statements required by clauses (1) and (2) of this paragraph, hold a conference call to discuss such reports and the results of operations for the relevant reporting period.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, commencing with the Form 10-K in respect of the fiscal year ending December 31, 2013, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).
If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Company provides all required reports to the trustee or holders of notes, as applicable, or files all required reports with the SEC; provided that such cure shall not otherwise affect the rights of the holders under “—Events of Defaults and Remedies” if the principal of, premium, if any, on, and interest and Special Interest, if any, on, the notes have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.
In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Registration Rights; Special Interest
The Company, the Guarantors and the initial purchasers entered into the registration rights agreement at the closing of the offering of the outstanding notes. Pursuant to the registration rights agreement, the Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the

Exchange Offer Registration Statement, the Company and the Guarantors will offer to the holders of Entitled Securities (as defined below) pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Entitled Securities for the exchange notes.
If:

(1)	the Company and the Guarantors are not:

(a)	permitted to file the Exchange Offer Registration Statement; or

(b)	permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Entitled Securities notifies the Company prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)
it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
For purposes of the preceding, “Entitled Securities“ means each outstanding note until the earliest to occur of:

(1)	the date on which such outstanding note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2)
following the exchange by a broker-dealer in the exchange offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)	the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)
the date on which such outstanding note is actually sold pursuant to Rule 144 under the Securities Act; provided that an outstanding note will not cease to be an Entitled Security for purposes of the exchange offer by virtue of this clause (4).

The registration rights agreement provides that:

(1)	the Company and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 270 days after the closing of this offering;

(2)
the Company and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 360 days after the closing of this offering;

(3)	unless the exchange offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will:

(a)	commence the exchange offer within 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC; and

(b)
use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the exchange offer commenced, exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

(4)
if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use all commercially reasonable efforts to (a) file the Shelf Registration Statement with the SEC on or prior to the later of (i) 45 days after such filing obligation arises and (ii) 270 days after the closing of this offering and (b) to cause the Shelf Registration to be declared effective by the SEC on or prior to the later of (i) 90 days after such obligation arises and (ii) 360 days after the closing of this offering.

If:

(1)	the Company and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date“);

(3)
the Company and the Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement (or longer, if required by applicable securities laws); or

(4)
the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Entitled Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default“), then the Company and the Guarantors will pay Special Interest to each holder of Entitled Securities until all Registration Defaults have been cured.
With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Special Interest will be paid in an amount equal to 0.25% per annum of the principal amount of Entitled Securities outstanding. The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.00% per annum of the principal amount of the Entitled Securities outstanding.
All accrued Special Interest will be paid by the Company and the Guarantors on the next scheduled interest payment date to DTC or its nominee or successor by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
On the date of cure of all Registration Defaults, the accrual of Special Interest will cease.
Holders of outstanding notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Entitled Securities, a holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.
The registration rights agreement provides that we may delay the filing or the effectiveness of the Exchange Offer Registration Statement (if any) or the Shelf Registration Statement (if any) and shall not be required to maintain the effectiveness thereof or amend or supplement such registration statements in the event that, and for a period of time (a

“Blackout Period”) not to exceed an aggregate of 90 days in any twelve-month period, maintaining the effectiveness of such registration statement or filing an amendment or supplement thereto (or, if no registration statement has yet been filed, to filing such a registration statement) would (i) require the public disclosure of material non-public information concerning any transaction or negotiations involving the Company or any of its consolidated subsidiaries that would materially interfere with such transaction or negotiations or obtaining any financial statements relating to any such acquisition or business combination required to be included in the Shelf Registration Statement or Exchange Offer Registration Statement would be impracticable, (ii) require the public disclosure of material non-public information concerning the Company at a time when its directors and executive officers are restricted from trading in the Company’s securities or (iii) otherwise materially interfere with financing plans, acquisition activities or business activities of the Company. No Special Interest shall accrue during any Blackout Period.
Events of Default and Remedies
Each of the following is an “Event of Default“:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)
failure by the Company for 180 days after notice to the Company from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under “—Certain Covenants—Reports”;

(5)
failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)
is caused by a failure to pay principal of, premium or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default“); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; provided, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded or (iii) such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, any such Default or Event of Default under the indenture (but not any acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)
failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)
except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)
certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary thereof that is a Significant Subsidiary or any group of Restricted Subsidiaries thereof that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, and is known to the trustee, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal of, premium, if any, on, and interest and Special Interest, if any, on, the notes, if a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, and is known to the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.
The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, the notes.
The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance“) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, on, or interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance“) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Note Guarantee and any security for the notes (other than the trust), if any, will be released.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, on, and interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date; provided that if such redemption is made as provided in the second paragraph under “—Optional Redemption,” (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date;

(2)
in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)
the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)
the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, or interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption or repurchase of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)
waive a Default or Event of Default in the payment of principal of, premium, if any, on, or interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium, if any, on, or interest or Special Interest, if any, on, the notes (other than waivers permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)
to conform the text of the indenture, the notes or the Note Guarantees to any provision of the “Description of Notes” in the offering circular used in connection with the offering of the outstanding notes;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(7)	to secure the notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

(8)	to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the indenture;

(9)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(10)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.
The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1)	either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium, if any, on, and interest and Special Interest, if any, on, the notes to the date of Stated Maturity or redemption; provided that if such redemption is made as provided in the second paragraph under “—Optional Redemption,” (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date;

(2)
in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at Stated Maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
U.S. Bank National Association will be the trustee under the indenture. The trustee and its affiliates may perform certain commercial and investment banking services for us from time to time, including acting as a lender under the Credit Agreement, for which they will receive customary fees. If the trustee or any of its affiliates becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee or its relevant affiliate to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.
Governing Law
The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Additional Information
Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to CST Brands, Inc., One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, Attention: Investor Relations.

Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt“ means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided further that, notwithstanding the foregoing, in respect of the Company, beneficial ownership by Valero of 20% or less of the Voting Stock of the Company will be deemed not to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium“ means, with respect to any note on any redemption date, the greater of:

(1)	1% of the principal amount of the note; and

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the note at May 1, 2018, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through May 1, 2018, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.
“Asset Sale“ means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million;

(2)	the sale, lease, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(5)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(6)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens” and dispositions in connection with Permitted Liens;

(7)	the sale or other disposition of cash or Cash Equivalents or other financial instruments;

(8)	transfers of property subject to casualty or condemnation proceedings;

(9)
the sale, lease, conveyance or other disposition of products, services, inventory, equipment, real property, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(10)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(11)	the sale or transfer of Equity Interests of Unrestricted Subsidiaries;

(12)	the voluntary termination of Hedging Obligations; and

(13)
the trade or exchange by the Company or any Restricted Subsidiary of any asset for any other asset or assets; provided that the Fair Market Value of the asset or assets received by the Company or such Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the asset or assets disposed of by the Company or such Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to clause (1) above.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.
“Attributable Debt“ in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” As used in the first sentence of this definition, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.
“Beneficial Owner“ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.
“Board of Directors“ means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day“ means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.
“Capital Lease Obligation“ means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.
“Capital Stock“ means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents“ means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by (i) the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or (ii) any foreign country whose sovereign debt has a rating of at least “A1” from Moody’s and at least “A+” from S&P or any agency or instrumentality of such foreign country (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than one year from the date of acquisition;

(3)
certificates of deposit, time deposits, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4)
marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)
in the case of any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business that are similar to the items specified in clauses (1) through (7) of this definition.

“Change of Control“ means the occurrence after the Issue Date of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company in accordance with the Delaware General Corporation Law;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Company or such other Person outstanding immediately prior to such transaction constitutes or is converted into or exchanged for Voting Stock of the Company, such other Person or a Person of which the Company or such other Person is a direct or indirect wholly-owned Subsidiary and (ii) immediately after giving effect to such transaction, either (x) the holders of Voting Stock of the Company outstanding immediately prior to such transaction own not less than a majority of the Voting Stock of the Company, such other Person or a Person of which the Company or such other Person is a direct or indirect wholly-owned Subsidiary or (y) the members of the Board of Directors of the Company immediately prior to such transaction constitute not less than a majority of the members of the Board of Directors of the Company, such other Person or a Person of which the Company or such other Person is a direct or indirect wholly-owned Subsidiary; or

(5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect Wholly-Owned Subsidiary of a Person or directly or indirectly sells, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to such Person or a Wholly-Owned Subsidiary thereof and (b)(i) the holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) no other Person (including any “person” (as that term is used in Section 13

(d)(3) of the Exchange Act)) (other than a holding company satisfying the requirements of this sentence) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares, immediately following such transaction.
“Change of Control Offer“ has the meaning assigned to that term in the indenture governing the notes.
“Consolidated EBITDA“ means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)
depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for a potential cash charge or expense that reduced Consolidated EBITDA in a prior period), in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income“ means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)
all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain (or loss), will be excluded;

(2)
the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)
the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles after December 31, 2012 will be excluded;

(5)	unrealized gains and losses with respect to Hedging Obligations, including, without limitation, those resulting from the application of FASB ASC 815, will be excluded;

(6)	gains and losses due solely to fluctuations in currency values and the related tax effects will be excluded;

(7)	gains and losses attributable to discontinued operations will be excluded; and

(8)	non-cash interest expense attributable to the equity component of convertible debt, including under ASC Topic 470, will be excluded.
“Consolidated Net Tangible Assets“ of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Restricted Subsidiaries reflected on such balance sheet and minus, without duplication, all goodwill, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet, all calculated on a consolidated basis in accordance with GAAP.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Continuing Directors“ means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement“ means that certain Credit Agreement, dated as of March 20, 2013, among the Company, as borrower, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent, swingline lender and an issuing lender, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital market markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.
“Credit Facilities“ means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, or other similar instruments, in each case with banks, investment banks, institutional lenders or investors, or other financial institutions, providing for revolving credit loans, term loans, capital market financings, private placements, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Default“ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated non-Cash Consideration“ means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a sale of or collection on such Designated non-Cash Consideration.
“Disqualified Stock“ means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary“ means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Equity Interests“ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering“ means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.
“Existing Indebtedness“ means all Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value“ means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts greater than or equal to $50 million and otherwise by any officer of the Company (unless otherwise provided in the indenture).
“FASB ASC 815“ means Financial Accounting Standards Board Accounting Standards Codification 815.
“Fixed Charge Coverage Ratio“ means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date“), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, in each case involving consideration in excess of $10 million, and including all related financing transactions (including repayment of Indebtedness) and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated EBITDA and any pro forma expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)
the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)
any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)
any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period;

(6)
if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7)
interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges“ means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary thereof, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capital Lease Obligation due to a change in accounting principles after the Issue Date, the interest component of all payments associated with such lease or other liability shall be excluded from Fixed Charges.

“Foreign Subsidiary“ means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
“GAAP“ means generally accepted accounting principles in the United States, which are in effect from time to time.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “Guarantee“ has a correlative meaning.
“Guarantors” means the Restricted Subsidiaries of the Company that Guarantee the notes in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Indebtedness“ means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	representing matured reimbursement obligations in respect of letters of credit or bankers’ acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)
representing any Hedging Obligations, if and to the extent any of the preceding items (other than Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. Furthermore, notwithstanding the foregoing, any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute or be deemed “Indebtedness.”

“Investments“ means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding

(1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date“ means the first date on which the notes are issued under the indenture.
“Lien“ means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Marketable Securities“ means publicly traded debt or equity securities that are listed for trading on a national securities exchange.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the ratings business thereof.
“Net Proceeds“ means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)
the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations;

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)	amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)
amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5)	distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.
“Non-Recourse Debt“ means Indebtedness:

(1)
as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except pursuant to a Lien of the type permitted by item (27) in the definition of “Permitted Liens”; and

(2)
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, as provided in the indenture.
“Obligations“ means any principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Permitted Acquisition Indebtedness“ means Indebtedness or Disqualified Stock of the Company and Indebtedness and preferred stock of any of the Company’s Restricted Subsidiaries to the extent such Indebtedness, Disqualified Stock or preferred stock was Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company, (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or (c) assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), in each case other than Indebtedness, Disqualified Stock or preferred stock incurred or issued in contemplation of such merger, consolidation, acquisition or conversion, provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either:

(1)
immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(2)
immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business“ means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.
“Permitted Investments“ means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)
any Investment made as a result of the receipt of non-cash consideration from (A) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (B) a disposition of assets that does not constitute an Asset Sale;

(5)	any Investment made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed (A) $1 million to any individual employee and (B) $2.5 million in the aggregate at any one time outstanding;

(9)
any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (A) the notes or (B) any other Indebtedness of the Company or any of its Restricted Subsidiaries that is not expressly subordinated in right of payment to the notes, provided that the Indebtedness being paid, purchased, redeemed, defeased or otherwise acquired or retired was permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)
any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(11)
any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(12)
Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)
guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(14)
Investments in any Person to the extent such Investments consist of advances, deposits and prepayments for purchases of any assets, prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, in each case made in the ordinary course of business by the Company or any of its Restricted Subsidiaries; and

(15)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (A) $75 million and (B) 5% of the Consolidated Net Tangible Assets of the Company determined as of the date of such Investment.

In determining whether any Investment is a Permitted Investment, the Company may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under the caption “—Certain Covenants—Restricted Payments.” For the purposes of determining compliance with any U.S. dollar-denominated restriction on Investments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Investment shall be calculated based on the relevant currency exchange rate in effect on the date that such Investment was made.

“Permitted Liens“ means:

(1)
Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)
Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements; provided that, on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.5 to 1.0; provided, further, that for the purposes of the calculation of the Secured Leverage Ratio under this clause (2), the amount outstanding under clause (1) of the definition of Permitted Debt shall be deemed to be $1,000 million;

(3)	Liens in favor of the Company or the Guarantors;

(4)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto, proceeds thereof, replacements, dividends or distributions in respect thereof) other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(5)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)
Liens to secure the performance of tenders, bids, statutory obligations, insurance, surety, stay, customs, statutory or appeal bonds, government contracts, leases, workers compensation obligations, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness (and improvements thereon, accessions thereto, proceeds thereof and replacements in respect thereof);

(8)	Liens existing on the Issue Date;

(9)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)
Liens imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’ and other Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Company or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(11)
survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)
the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds, replacements or distributions thereof); and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16)
bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)
Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)
Liens on assets of any Foreign Subsidiary to secure Indebtedness permitted by clause (17) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(22)	Liens of franchisors arising in the ordinary course of business not securing Indebtedness;

(23)
leases with respect to the assets or properties of the Company or any Restricted Subsidiary, in each case entered into in the ordinary course of the Company’s or such Restricted Subsidiary’s business, so long as such leases do not, individually or in the aggregate, (a) interfere in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary or (b) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(24)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(25)
options, put and call arrangements, rights of first refusal and similar rights (a) relating to Investments in Subsidiaries, joint ventures, partnerships and the like or (b) provided for in contracts or agreements entered into in the ordinary course of business;

(26)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(27)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary;

(28)	Liens to secure Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(29)
Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(30)
Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(31)
Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary, which defeasance is otherwise not prohibited by the indenture; and

(32)
Liens with respect to obligations that are at any one time outstanding not to exceed the greater of (i) $50 million and (ii) 3% of Consolidated Net Tangible Assets of the Company determined as of the date of such incurrence.

“Permitted Refinancing Indebtedness“ means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date that is (a) later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)
such Indebtedness is not incurred by a Restricted Subsidiary other than a Guarantor if the Company or a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person“ means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Qualifying Equity Interests“ means Equity Interests of the Company other than Disqualified Stock.
“Reporting Default“ means a Default described in clause (4) under “—Events of Default and Remedies.”
“Restricted Investment“ means an Investment other than a Permitted Investment.
“Restricted Subsidiary“ of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, or any successor to the ratings business thereof.

“Secured Leverage Ratio“ means, on any date, the ratio of:

(1)	the aggregate principal amount of secured Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, to:

(2)	the aggregate amount of the Company’s Consolidated EBITDA for the most recent four-quarter period for which internal financial statements are available.
The Secured Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Fixed Charge Coverage Ratio.
“Separation Documents“ means (1) the Separation and Distribution Agreement to be entered into by and between Valero and the Company, including all exhibits and schedules thereto, and (2) the registration statement on Form 10 (No. 001-35743), including all exhibits and schedules thereto, filed by the Company with the SEC on November 16, 2012, as amended or supplemented to (but not including) the Issue Date.
“Significant Subsidiary“ means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Special Interest“ has the meaning assigned to that term pursuant to the registration rights agreement.
“Stated Maturity“ means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of incurrence thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary“ means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Leverage Ratio“ means, on any date, the ratio of:

(1)	the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries of the Company outstanding on such date, to:

(2)	the aggregate amount of the Company’s Consolidated EBITDA for the most recent four-quarter period for which internal financial statements are available.
The Total Leverage Ratio shall be calculated using the same methodologies and assumptions used to calculate the Fixed Charge Coverage Ratio.
“Treasury Management Arrangement“ means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate“ means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2018; provided, however, that if the then remaining term of the notes to May 1, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2018, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unrestricted Subsidiary“ means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
“Valero” refers to Valero Energy Corporation and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.
“Voting Stock“ of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity“ means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary“ of a Person means a Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by such Person or another Wholly-Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM
Except as set forth below, the exchange notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants“) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants“). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, premium, if any, on, and interest and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. None of the Company, the Guarantors or the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time without notice. None of the Company, the Guarantors, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, exchange note certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believes to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes
The Company will issue certificated notes in registered definitive form to each person that DTC identifies as the beneficial owner of the notes represented by Global Notes upon surrender by DTC of the Global Notes if:

(1)
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days;

(2)	the Company, at its option but subject to DTC’s requirements, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes, and DTC requests the issuance of certificated notes.
Neither the Company nor the trustee will be liable for any delay by DTC, its nominee or any Participant or Indirect Participant in identifying the beneficial owners of notes and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations, as of the date of this prospectus, relevant to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This summary is based upon current provisions of the Code, its legislative history, existing and proposed Treasury Regulations promulgated under the Code, rulings, pronouncements, judicial decisions and administrative interpretations by the IRS all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.
The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the exchange of outstanding notes for exchange notes or the ownership and disposition of the exchange notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, currencies or commodities, banks, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or former long-term residents of the United States, persons liable for the alternative minimum tax, persons who hold exchange notes as part of a straddle, hedge, conversion transaction, wash sale, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, personal holding companies, persons deemed to sell the exchange notes under any constructive sale provision of the Code, or investors in pass through entities, including partnerships, certain trusts, and Subchapter S corporations. In addition, this summary is limited to holders who acquired their outstanding notes in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the outstanding notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold (or will hold) the outstanding notes and exchange notes as capital assets within the meaning of Section 1221 of the Code (generally property held for investment purposes). This summary does not address the effect of any U.S. state or local income or other tax laws, or any foreign tax laws.
If a partnership or any entity or arrangement treated as a partnership for U.S. federal tax purposes holds outstanding notes or exchange notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and the tax treatment of the partnership. Partnerships holding outstanding notes or exchange notes and partners in such partnerships should consult their tax advisors.
Exchange of Notes Pursuant to the Exchange Offer
The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized as a result of exchanging an outstanding note for such exchange note. Further, your tax basis in the exchange note will equal your tax basis in the outstanding note determined as of the time of the exchange and your holding period for the exchange note will include the period during which you held the outstanding note.
Potential Contingent Payment Debt Treatment
In certain circumstances described under “Description of Exchange Notes—Optional Redemption” and “Description of Exchange Notes—Repurchase at the Option of Holders” we may be obligated to make payments on the exchange notes in excess of stated interest and principal. We intend to take the position that the possibility that such additional amounts will be paid (and any other additional amounts we may have been obligated to pay with respect to the outstanding notes) does not cause the exchange notes to be treated as contingent payment debt instruments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be made. Assuming such position is respected, our determination is binding on a holder, unless such holder explicitly discloses a contrary position to the IRS in the manner prescribed by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the exchange notes. Holders should consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the exchange notes and the consequences thereof. The remainder of this discussion assumes the exchange notes are not contingent payment debt instruments.
U.S. Holders
The following summarizes the material U.S. federal income considerations to U.S. Holders of the ownership and disposition of the exchange notes. As used herein, the term “U.S. Holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident alien of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest—A U.S. Holder generally will be required to recognize as ordinary income all stated interest paid or accrued on the exchange notes in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption, or Retirement—A U.S. Holder generally will recognize gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of an exchange note measured by the difference, if any, between:

•
the sum of the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of an exchange note is attributable to accrued but unpaid interest on the exchange note, which amount will be taxable as ordinary interest income to the extent the U.S. Holder has not previously included such amounts in income in the manner described above under “—Taxation of Interest”); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.
A U.S. Holder’s adjusted tax basis in the exchange notes determined as of the time of the exchange generally will equal the amount paid for the outstanding notes (decreased by the amount of any payment on the outstanding notes other than payment of stated interest). A U.S. Holder’s gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, such U.S. Holder has held the outstanding note and the exchange note for a combined period of more than one year. In the case of a non-corporate U.S. Holder, long-term capital gains are currently subject to preferential rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following summarizes the material U.S. federal income tax considerations to Non-U.S. Holders of the ownership and disposition of the exchange notes. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of an exchange note that is not classified for U.S. federal income tax purposes as a partnership and is not a U.S. Holder.
Taxation of Interest—Payments of interest on an exchange note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	the Non-U.S. Holder is not a “bank” receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

•	such interest payments are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•	the Non-U.S. Holder, as beneficial owner, satisfies the applicable certification requirement below.
The certification requirement generally is satisfied if the beneficial owner of an exchange note certifies on IRS Form W-8BEN (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a United States person and provides his, her or its name and address, and

•	such beneficial owner timely files the IRS Form W-8BEN with the withholding agent; or

•
in the case of exchange notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the withholding agent with a copy thereof and otherwise complies with the applicable certification requirements.

A Non-U.S. Holder that does not qualify for the exemption from U.S. federal withholding tax described above generally will be subject to U.S. federal withholding tax at the rate of 30% on payments of interest on the exchange notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us, our paying agent, or the person who otherwise would be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
If the payments of interest on an exchange note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, in the event an income tax treaty is applicable, the payments of interest are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), such payments will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such payments of interest also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.
Sale, Exchange, Redemption, or Retirement—Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other disposition of an exchange note generally will not be subject to U.S. federal income or withholding tax, unless:

•
such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States);

•
in the case of an amount which is attributable to accrued but unpaid interest, the Non-U.S. Holder does not meet the conditions described above for exemption from U.S. federal income or withholding tax; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.
If a Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of an exchange note and certain other requirements are met, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain, which gain may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
If a Non-U.S. Holder is engaged in a trade or business within the United States and gain on an exchange note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), such Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. If the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such gain also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.
Information Reporting and Backup Withholding
Information reporting requirements may apply to certain payments of principal and interest on the exchange notes and to proceeds received from the sale or other disposition of an exchange note. Information reporting will apply to payments to a U.S. Holder of interest on, or the proceeds of the sale or other disposition of, the exchange notes unless such U.S. Holder is an exempt recipient. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to furnish its taxpayer identification number and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding.
Payments to a Non-U.S. Holder of interest on the exchange notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder. A Non-U.S. Holder generally will not be subject to U.S. backup withholding tax on these payments provided that the Non-U.S. Holder certifies as to its foreign status and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or such Non-U.S. Holder otherwise establishes an exemption. Payment of the proceeds of a sale of an exchange note effected through an office located in the United States of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption.
Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of an exchange note affected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records of the Non-U.S. Holder’s foreign status and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of an exchange note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business within the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•
is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability provided such holder timely furnishes the required information to the IRS.

Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.
Medicare Tax and Foreign Accounts
Unearned Income Medicare Contribution Tax—An additional 3.8% Medicare tax will be imposed on certain net investment income of individuals (other than nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest (including interest paid with respect to an exchange note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of an exchange note) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the exchange notes.
FATCA—The Hiring Incentives to Restore Employment Act, which contains provisions originally proposed in the Foreign Account Tax Compliance Act (“FATCA”), was enacted on March 18, 2010 and would impose a 30% U.S. withholding tax on “withholdable payments,” which include certain U.S. source payments, including interest and gross proceeds from a disposition of property (such as the exchange notes) of a type which can produce U.S. source interest, if paid to certain foreign entities on or after certain specified dates. However, under recently promulgated regulations and other administrative guidance, because the exchange notes will be issued prior to July 1, 2014, they will be treated as grandfathered and no FATCA withholding tax will be applicable with respect to interest paid on or gross proceeds from a disposition of the exchange notes unless the exchange notes are materially modified on or after July 1, 2014. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on an investment in the exchange notes.
THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER’S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES AND THEIR OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION
The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.
In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of CST within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.
All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that (x), for a period ending upon the earlier of (i) 180 days after the consummation of the exchange offer, subject to extension under limited circumstances, or (ii) or when all exchange notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales and (y) upon request, we will make the prospectus, as amended or supplement, available to any broker-dealer for use in connection with any resale of any exchange notes for a period of not less than 90 days after the consummation of the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.
We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.
Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS
The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Jackson Walker L.L.P., San Antonio, Texas. In rendering its opinion, Jackson Walker LLP will rely upon the opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas, as to all matters governed by the laws of the State of Arkansas and the opinion of Varnum LLP, Grand Rapids, Michigan, as to all matters governed by the laws of the State of Michigan.

EXPERTS
The combined financial statements of CST Brands, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(UNAUDITED)
Explanatory Note to Unaudited Consolidated and Combined Financial Statements
On May 1, 2013, Valero completed the separation of Valero’s retail business and we became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries.
The following unaudited consolidated and combined financial statements present our financial statements for periods prior to and after the separation and distribution. The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect our financial results for all periods prior to the separation and distribution. The unaudited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. See Note 1 to the accompanying unaudited combined and consolidated financial statements for additional information concerning the basis of presentation of these unaudited consolidated and combined financial statements.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Millions of Dollars, Except Par Value)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash	$414	$61
Receivables, net of allowance of $1 and $2	197	134
Inventories	163	168
Deferred income taxes	9	13
Prepaid expenses and other	14	8
Total current assets	797	384
Property and equipment, at cost	1,892	1,863
Accumulated depreciation	(618)	(587)
Property and equipment, net	1,274	1,276
Goodwill and intangible assets, net	53	41
Deferred income taxes	112	—
Other assets, net	71	8
Total assets	$2,307	$1,709
LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current liabilities:
Current portion of debt and capital lease obligations	$29	$1
Accounts payable	83	95
Accounts payable to Valero	342	—
Accrued expenses	44	40
Taxes other than income taxes	23	92
Income taxes payable	9	—
Total current liabilities	530	228
Debt and capital lease obligations, less current portion	1,025	4
Deferred income taxes	89	123
Other long-term liabilities	112	107
Commitments and contingencies
Stockholders’ equity / net investment:
Common stock (250,000,000 shares authorized at $0.01 par value and 75,397,241 issued and outstanding at June 30, 2013)	1	—
Additional paid-in capital (APIC)	395	—
Net parent investment	—	1,082
Retained earnings	20	—
Accumulated other comprehensive income (AOCI)	135	165
Total stockholders’ equity / net investment	551	1,247
Total liabilities and stockholders’ equity / net investment	$2,307	$1,709

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Millions of Dollars, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues (a)	$3,211	$3,345	$6,399	$6,557
Costs and expenses:
Cost of sales	2,919	2,977	5,874	5,973
Operating expenses	161	161	320	316
General and administrative expenses	20	14	35	29
Depreciation, amortization and accretion expense	30	29	60	56
Total costs and expenses	3,130	3,181	6,289	6,374
Operating income	81	164	110	183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—
Income before income tax expense	75	164	105	183
Income tax expense	32	56	41	61
Net income	$43	$108	$64	$122
Earnings per common share
Basic earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Earnings per common share – assuming dilution
Diluted earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding – assuming dilution (in thousands)	75,407	75,397	75,402	75,397

Supplemental information:
(a) Includes excise taxes of:	$336	$501	$811	$979
See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Millions of Dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$43	$108	$64	$122
Other comprehensive income (loss):
Foreign currency translation adjustment	(20)	(8)	(30)	1
Other comprehensive income (loss) before income taxes	(20)	(8)	(30)	1
Income taxes related to items of other comprehensive income	—	—	—	—
Other comprehensive income (loss)	(20)	(8)	(30)	1
Comprehensive income	$23	$100	$34	$123
See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Millions of Dollars)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$64	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	2	1
Depreciation, amortization and accretion expense	60	56
Deferred income tax expense (benefit)	8	(4)
Changes in current assets and current liabilities	217	22
Other operating activities, net	—	3
Net cash provided by operating activities	351	200
Cash flows from investing activities:
Capital expenditures	(90)	(46)
Acquisitions	(4)	(61)
Proceeds from dispositions of property and equipment	—	2
Other investing activities, net	(2)	—
Net cash used in investing activities	(96)	(105)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	500	—
Debt issuance and credit facility origination costs	(18)	—
Payments of capital lease obligations	(1)	—
Net transfers to Valero	(378)	(172)
Net cash provided by (used in) financing activities	103	(172)
Effect of foreign exchange rate changes on cash	(5)	(1)
Net increase (decrease) in cash	353	(78)
Cash at beginning of period	61	132
Cash at end of period	$414	$54
See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN EQUITY
(Millions of Dollars and Shares)
(Unaudited)

	Common Stock			Net Parent	Retained
	Shares	Par	APIC	Investment	Earnings	AOCI	Total
Balance as of December 31, 2012	—	$—	$—	$1,082	$—	$165	$1,247
Net income	—	—	—	44	20	—	64
Net transfers to Valero	—	—	—	(731)	—	—	(731)
Issuance of stock at the separation and distribution	75	1	(1)	—	—	—	—
Reclassification of net parent investment to APIC	—	—	395	(395)	—	—	—
Stock-based compensation expense	—	—	1	—	—	—	1
Other comprehensive loss	—	—	—	—	—	(30)	(30)
Balance as of June 30, 2013	75	$1	$395	$—	$20	$135	$551
See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	THE SEPARATION AND DISTRIBUTION, BASIS OF PRESENTATION, CONCENTRATION RISK AND INTERIM FINANCIAL INFORMATION
The Separation and Distribution
On April 4, 2013, the Valero Energy Corporation (“Valero” or “Parent”) Board of Directors approved the separation and distribution (the “separation and distribution”) of its retail business resulting in a separate, publicly traded company named CST Brands, Inc. (“CST”). In accordance with a separation and distribution agreement, the two companies were separated by Valero’s distributing to its stockholders 80% of the common stock of CST on May 1, 2013 (the “Distribution Date”). Each Valero stockholder received one share of CST common stock for every nine shares of Valero common stock held at the close of business on the record date of April 19, 2013 (the “Record Date”). Fractional shares of CST common stock were not distributed and any fractional shares of CST common stock otherwise issuable to a Valero stockholder were sold in the open market on such stockholder’s behalf, and such stockholder received a cash payment with respect to that fractional share. The remaining 20% of the common stock of CST was retained by Valero. In conjunction with the separation and distribution, Valero received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Valero, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) United States (“U.S.”) holders of Valero common stock upon their receipt of shares of CST common stock in the distribution, except with respect to cash received in lieu of fractional shares. However, the transfer of assets and liabilities associated with Valero’s retail business in Canada is taxable for Canadian income tax purposes.
In connection with the separation and distribution, CST incurred an aggregate of $1.05 billion in new debt, consisting of: (i) $550 million aggregate principal amount of senior unsecured bonds (the “notes”); and (ii) $800 million in senior secured credit facilities, comprised of a $500 million term loan facility (the “term loan”) and a $300 million revolving credit facility (the “revolving credit facility”). We have not borrowed under the revolving credit facility as of the date of this filing; however approximately $3 million of letters of credit have been issued under this facility. For more information on the indebtedness, see Note 7 to these condensed notes to consolidated and combined financial statements.
We transferred the cash proceeds of the term loan to Valero and issued the notes to Valero in connection with the separation of the assets (including the equity interests of certain Valero subsidiaries) and liabilities of Valero’s retail business from Valero and the transfer of those assets (including the equity interests of certain Valero subsidiaries) and liabilities to us. Valero transferred our notes to a third-party lender to satisfy certain of Valero’s then-outstanding debt obligations. As a result of these financing transactions, we incurred total indebtedness of $1.05 billion for which we did not retain any cash following the separation and distribution.
As a result of the separation and distribution, the tax basis of certain of our Retail–U.S. assets related to certain historical intercompany transactions between Valero and us were stepped-up, but the historical book basis of these assets was not stepped-up because the distribution represents a transaction with Valero’s stockholders. Therefore, we realized an $18 million adjustment to a portion of our U.S. deferred income tax liabilities.
The separation and distribution was a taxable event in Canada, and as a result, the tax basis of certain assets and liabilities of our Retail–Canada segment were stepped up to their fair values. The historical book basis of those assets and liabilities, however, were not stepped-up because they were wholly owned by Valero and were transferred within the Valero consolidated group. As a result, we recognized a deferred tax asset of $115 million from the step-up in the tax basis of those assets and liabilities.
Also as a result of the separation and distribution, we recorded $7 million of deferred tax expense related to the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution.
CST was not responsible for any tax payments related to the separation and distribution in the U.S. and Canada.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

A registration statement on Form 10, as amended through the time of its effectiveness, describing the separation and the distribution was filed by CST with the U.S. Securities and Exchange Commission (“SEC”) and was declared effective on April 11, 2013 (the “Form 10”). On May 2, 2013, CST stock began trading on the New York Stock Exchange under the “CST” stock symbol.
Basis of Presentation
CST was incorporated in November 2012 and, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10. CST was formed solely in contemplation of the separation and distribution and, prior to May 1, 2013, had not commenced operations and had no material assets, liabilities or commitments.
Prior to the separation and distribution, these financial statements reflect the combined historical financial position, results of operations and cash flows of Valero’s retail business in the U.S. and Canada that were owned by direct and indirect wholly-owned subsidiaries of Valero, including an allocable portion of Valero’s corporate costs. The legal transfer of the assets (including the equity interests of certain Valero subsidiaries), liabilities and operations of Valero’s retail business into CST occurred on May 1, 2013. However, for ease of reference, these consolidated and combined financial statements are referred to as those of CST. Unless otherwise stated or the context otherwise indicates, all references in these consolidated and combined financial statements to “us,” “our,” or “we” mean CST.
Neither of our segments carried out transactions with the other during the periods presented; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the consolidation or combination of these operations.
The unaudited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and distribution. All of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income prior to the separation and distribution also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, human resources and information technology (“IT”). These allocations were based primarily on specific identification of time and/or activities associated with CST’s operations, employee headcount or capital expenditures. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Subsequent to the separation and distribution, Valero continues to perform certain of these corporate functions on our behalf, for which we are charged a fee, in accordance with the Transition Services Agreements. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the combined periods presented and may not reflect our combined financial position, results of operations and cash flows had we operated as a stand-alone company during the combined periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company during the combined periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including IT and related infrastructure.
Prior to the separation and distribution, we transferred cash to Valero daily and Valero funded our operating and investing activities as needed. Accordingly, cash held by Valero at the corporate level was not allocated to us. Cash presented on our combined balance sheet prior to the separation and distribution represented cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in automated teller machines (“ATMs”) in our Retail–Canada segment. We reflected transfers of cash to and from Valero’s cash management system as a component of net parent investment on our combined balance sheet, and these net transfers of cash were reflected as a financing activity in our combined statement of cash flows. We did not include any interest income on the net cash transfers to Valero.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect our financial results for all periods prior to the separation and distribution. Accordingly:

•
Our consolidated and combined statement of income and comprehensive income for the three months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the one month ended April 30, 2013. Our consolidated and combined statement of income and comprehensive income for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and of the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statements of income and comprehensive income for the three and six months ended June 30, 2012 consist entirely of the combined results of Valero’s retail business.

•
Our consolidated balance sheet at June 30, 2013, consists of the consolidated balances of CST, while our combined balance sheet at December 31, 2012 consists of the combined balances of Valero’s retail business.

•
Our consolidated and combined statement of cash flows for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statement of cash flows for the six months ended June 30, 2012 consists entirely of the combined results of Valero’s retail business.

•
Our consolidated and combined statement of changes in equity for the six months ended June 30, 2013 consists of both the combined activity of Valero’s retail business prior to April 30, 2013 and the consolidated activity of CST subsequent to the separation and distribution.

Concentration Risk
Valero supplied substantially all of the motor fuel purchased by us for resale during all periods presented.
We entered into a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement with Valero in connection with the separation and distribution for the supply of motor fuel to our Retail–U.S. operations, which we refer to as the “U.S. Fuel Supply Agreements.” In addition, we entered into a separate Petroleum Product Supply Agreement with Valero for the supply of motor fuel to our Retail–Canada segment. Under the U.S. Fuel Supply Agreements and the Product Supply Agreement in Canada, we will continue to purchase motor fuel from Valero. The U.S. Fuel Supply Agreements and Petroleum Product Supply Agreement in Canada contain minimum annual purchase obligations. The minimum purchase obligation provisions of these agreements require us to purchase minimum annual volumes of motor fuel at market-based prices. In the event that we do not purchase the minimum volumes, the agreements include a charge for the difference between the total minimum volume commitment to be purchased over the terms of the agreements and the volumes actually purchased by us. This amount will decline over time as we purchase motor fuel from Valero.
No customers are individually material to our operations.
Interim Financial Information
These unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature unless disclosed otherwise. Management believes that the disclosures made are adequate to make the information presented not misleading. The financial statements contained herein should be read in conjunction with the combined financial statements and notes thereto included in the Form 10. Financial information for the three and six months ended June 30, 2013 and 2012 included in these condensed notes to consolidated and combined financial statements is derived from our unaudited financial statements. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The balance sheet as of December 31, 2012 has been derived from our audited financial statements as of that date. For further information, refer to our financial statements and notes thereto included in our Form 10.

2.	ACQUISITIONS
In July 2012, we completed the acquisition of The Crackerbox, LLC (“Crackerbox”) for total cash consideration of $61 million. No contingent assets or liabilities were acquired or assumed. In the first quarter of 2013, an independent appraisal of the assets acquired through the acquisition of Crackerbox was completed. The purchase price of Crackerbox was allocated based on the fair values of the assets acquired at the date of acquisition resulting from this appraisal. The primary changes to the preliminary purchase price allocation disclosed in the Form 10 consisted of an $18 million adjustment to goodwill resulting from a change in the estimated fair value of property and equipment. The purchase price allocation of the acquisition of Crackerbox was determined based on the acquisition-date fair values of the assets acquired and is as follows (in millions):

Inventories	$3
Property and equipment	38
Other assets	2
Goodwill	18
Total consideration	$61
The adjustment to property and equipment discussed above did not result in a material adjustment to depreciation expense.
We have not presented pro forma results of operations for the three and six months ended June 30, 2012 because this acquisition was not material to our results of operations.
During 2013, we acquired one new company operated site and converted three dealer/agent sites to company operated sites in our Retail–Canada segment for $4 million.

3.	EARNINGS PER COMMON SHARE
Basic earnings per common share is computed by dividing the net income available to common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of stock options and restricted stock in the periods in which such effect is dilutive.
On May 1, 2013, 75,397,241 shares of our common stock were distributed to Valero’s stockholders and Valero in conjunction with the separation and distribution. For comparative purposes, and to provide a more meaningful calculation of earnings per share, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation and distribution presented in the calculation of weighted-average shares outstanding.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of basic and diluted earnings per common share computations for the three and six months ended June 30, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings per common share:
Net income attributable to stockholders	$43	$108	$64	$122
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Total earnings per share	$0.57	$1.43	$0.84	$1.62

Earnings per common share - assuming dilution:
Net income attributable to stockholders	$43	$108	$64	$122
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Common equivalent shares:
Restricted stock (in thousands)	10	—	5	—
Weighted-average common shares outstanding - assuming dilution (in thousands)	75,407	75,397	75,402	75,397
Earnings per common shares - assuming dilution	$0.57	$1.43	$0.84	$1.62
Excluded from the calculation of shares used in the diluted earnings per share calculation for the three months and six months ended June 30, 2013 are 131,622 and 66,174 of weighted-average anti-dilutive options, respectively. Excluded from the calculation of shares used in the diluted earnings per share calculation for the three months and six months ended June 30, 2013 are 106,760 and 53,676 of weighted-average anti-dilutive restricted shares, respectively.
No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation and distribution. Therefore, there are no stock-based awards included in the calculation of shares used in the diluted earnings per share prior to the separation and distribution.

4.	INVENTORIES
Inventories consisted of the following (in millions):

	June 30,	December 31,
	2013	2012
Convenience store merchandise	$110	$111
Motor fuel (at LIFO)	51	56
Supplies	2	1
Inventories	$163	$168
As of June 30, 2013 and December 31, 2012, the replacement cost (market value) of motor fuel inventories exceeded their LIFO carrying amounts by approximately $55 million and $56 million, respectively.

5.	INCOME TAXES
Our effective income tax rate for the three and six months ended June 30, 2013 was 43% and 39%, respectively, compared with 34% and 33% for the corresponding periods of 2012. The effective tax rate differs from the federal statutory rate of 35% primarily due to state income taxes and the impact of foreign operations. Also impacting our effective tax rate for the second quarter and first six months of 2013 was a $7 million deferred tax expense we recorded

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution, which represented a 10% and 7% component of the effective rate for the three and six months ended June 30, 2013, respectively.
The provision for income taxes for periods prior to the separation and distribution were computed as if we were a stand-alone company.

6.	COMMITMENTS AND CONTINGENCIES
Tax Matters
We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.
Litigation Matters
We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any possible loss in excess of amounts already recorded will not be material to our results of operations, financial position or liquidity.
There have been no significant changes to the litigation matters discussed in Note 9 of our combined financial statements for the year ended December 31, 2012, which are included in the Form 10.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

7.	DEBT
Our balances for long-term debt and capital leases are as follows (in millions):

	June 30,	December 31,
	2013	2012
5.00% senior notes due 2023	$550	$—
Term loan due 2018 (effective rate of 1.95% at June 30, 2013)	500	—
Capital leases	4	5
Total debt outstanding	1,054	5
Less current portion	(29)	(1)
Debt, less current portion	$1,025	$4

Availability under revolving credit facility (expires 2018):
Total available credit facility limit	$300	$—
Letters of credit outstanding	(3)	—
Maximum leverage ratio constraint (a)	(99)	—
Total available and undrawn	$198	$—

(a)	Our credit facility contains a maximum lease adjusted leverage ratio of 3.75 to 1.00. As a result, we were limited to the amount we could borrow under our revolving credit facility at June 30, 2013.
In connection with the issuance of our new long-term debt, we incurred debt issuance and credit facility origination costs of $18 million, which is amortized into interest expense using the effective interest method over the terms of the associated notes and credit facilities.
Notes
Our $550 million notes are guaranteed, jointly and severally, on a senior unsecured basis by certain of our domestic subsidiaries. The notes and the guarantees are unsecured senior obligations of CST and the guarantor subsidiaries, respectively. Accordingly, they are: equal in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness; senior in right of payment to any of our and the guarantors’ future subordinated indebtedness; effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our new credit facilities; and effectively subordinated to all future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us).
If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain periods of time, we will be required to use such proceeds to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of repurchase. Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.
The indenture governing the notes, among other things, imposes limitations on our ability to: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock; make specified types of investments and acquisitions; enter into new lines of business; enter into transactions with affiliates; and sell assets or merge with other companies.
The notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”). In connection with the offering of the notes, we entered into a registration rights agreement pursuant to which we and the guarantors of the notes will register substantially identical exchange notes under the Securities Act and permit holders to exchange the notes for the registered exchange notes.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Credit Facilities
Our new credit facilities provide for an aggregate amount of $800 million in financing, with a final maturity date on May 1, 2018, consisting of the following:

•	a term loan facility in an aggregate principal amount of $500 million; and

•	a revolving credit facility in an aggregate principal amount of up to $300 million.
The credit facilities are guaranteed by our domestic subsidiaries and secured by security interests and liens on substantially all of our domestic subsidiaries’ assets, including 100% of the capital stock of our domestic subsidiaries and 65% of the voting equity interests and 100% of the non-voting equity interests of material, first-tier, foreign subsidiaries, subject to certain customary exceptions. The credit facilities have, among others, the following terms:

•
subject to exclusions, mandatory prepayments with the net cash proceeds of certain asset sales, insurance proceeds or condemnation awards, the incurrence of certain indebtedness and our excess cash flow (as defined in the credit agreement);

•
customary affirmative and negative covenants for credit agreements of this type, including limitations on us and our guarantor subsidiaries with respect to indebtedness, liens, fundamental changes, restrictive agreements, prepayments and amendments of certain indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates and dividends and redemptions or repurchases of stock; and

•
financial covenants consisting of (a) a maximum total lease adjusted leverage ratio initially set at 3.75 to 1.00, (b) a minimum fixed charge coverage ratio set at 1.30 to 1.00, and (c) limitations on expansion capital expenditures. As of June 30, 2013, our lease adjusted leverage ratio and fixed charge coverage ratio were 3.24 and 5.56, respectively.

Borrowings under our credit facilities bear interest at the “London Interbank Offered Rate” (“LIBOR”) plus a margin, or an alternate base rate as defined under the agreement, plus a margin. Initially, all LIBOR rate loans have an applicable interest rate margin of 1.75%, and all alternate base rate loans have an applicable interest rate margin of 0.75%. Future interest rate margins will increase or decrease based on our leverage ratio as prescribed under the credit agreement governing the credit facilities. The revolving credit facility provides for customary fees, including commitment fees and other fees.
Outstanding borrowings under our term loan facility are LIBOR loans bearing interest at 1.95% (LIBOR plus 1.75%) as of June 30, 2013.
We are required to make principal payments on the term loan in accordance with an amortization schedule as follows (in millions):

Years Ending December 31,	Total Principal to be Repaid
2013 (remainder)	$12
2014	34
2015	47
2016	69
2017	75
2018	263
Total	$500
The aggregate fair value and carrying amount of the notes and term loan at June 30, 2013 was $1.04 billion and $1.05 billion, respectively. The fair value of our debt is determined primarily using the market approach based on quoted prices provided by third-party brokers and vendor pricing services, but are not exchange-traded. These quoted prices

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

are considered Level 2 inputs under the fair value hierarchy established by ASC 820, Fair Value Measurements and Disclosures.

8.	RELATED-PARTY TRANSACTIONS
Purchased Motor Fuel
Motor fuel purchased by us from Valero is recorded as a component of cost of sales based on price formulas that vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations of wholesale motor fuel in the geographic locations where we purchase our motor fuel for resale.
Under the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada, we purchase a substantial portion of our motor fuel from Valero at “per-terminal,” market-based prices. The pricing formulas under our supply agreements changed effective January 1, 2013 and our cost of sales increased as a result of differences in price formulas from those historically charged prior to the separation and distribution. These differences in price formulas increased our cost of sales $2 million and $3 million in Retail–U.S. and Retail–Canada, respectively, during the three months ended June 30, 2013 and $4 million and $6 million in Retail–U.S. and Retail–Canada, respectively, during the six months ended June 30, 2013. In addition, the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada differ from our arrangements prior to the separation and distribution by providing for payment terms of “net 10” days after taking title to the motor fuel versus “on delivered” payment. These new payment terms became effective at the time of the separation and distribution. Due to the change in payment terms, our cash increased by $342 million during the six months ended June 30, 2013.
Medical insurance, life insurance, and employee benefit plan expenses
Valero allocated these costs to us based on Valero’s determination of actual costs attributable to our employees, which we recorded as components of operating expenses and general and administrative expenses for all periods presented. In connection with the separation and distribution, we entered into an Employee Matters Agreement between us and Valero. The Employee Matters Agreement governs Valero’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. In connection with the separation and distribution, we recognized a $15 million receivable from Valero in connection with Valero’s agreement to indemnify us for self-insurance obligations that we incurred up to and including the distribution date.
Certain corporate functions
As discussed in Note 1, certain corporate functions performed by Valero on our behalf were charged to us based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We recorded these corporate allocations as a component of general and administrative expenses in the combined and consolidated statements of income.
Transition services agreements
In connection with the separation and distribution, we entered into two Transition Services Agreements: one between CST Brands, Inc. and Valero and one between our Canadian subsidiary and Valero. The Transition Services Agreements set forth the terms on which Valero provides to us, and we provide to Valero, on a temporary basis, certain services or functions that the companies historically have shared. Transition services include administrative, payroll, human resources, data processing, environmental health and safety, financial audit support, financial transaction support, legal support services, IT and network infrastructure systems and various other support and corporate services. The Transition Services Agreements provide for the provision of specified transition services generally for a period of up to eighteen months, on a cost or a cost-plus basis. We record the fee Valero charges us for these services as a component of general and administrative expenses.
We believe that the operating expenses and general and administrative expenses allocated to us and included in the accompanying combined statements of income were a reasonable approximation of the costs related to CST’s operations. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between us and Valero, prior to the separation and distribution, are included as a component of the net parent investment. Subsequent to the separation and distribution, payables and receivables between us and Valero are shown as “Accounts Payable to Valero” on our consolidated balance sheet.
The following table reflects significant transactions with Valero (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of sales	$2,632	$2,688	$5,288	$5,390
Operating expenses	4	11	14	21
General and administrative expenses	5	9	12	17
We did not have any significant transactions with any other related parties.
Net Parent Company Investment
The following is a reconciliation of amounts presented as “Net transfers to Valero” on the consolidated and combined statement of stockholders’ equity and “Net transfers to Valero” on the consolidated and combined statement of cash flows for the six months ended June 30, 2013 (in millions):

Net transfers to Valero per the consolidated and combined statement of stockholders’ equity	$(731)
Non-cash adjustments:
Net transfers of assets and liabilities with Valero	353
Net transfers to Valero per the consolidated and combined statements of cash flows	$(378)

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

9.	SEGMENT INFORMATION
We have two reportable segments: Retail–U.S. and Retail–Canada. The Retail–U.S. segment includes convenience stores located in the United States. The Retail–Canada segment includes convenience stores, filling stations, cardlock locations and heating oil operations located in Canada. Operating revenues from our heating oil business were less than 5% of our consolidated operating revenues for the three and six months ended June 30, 2013 and have been included within the Retail–Canada segment information.
The reportable segments are strategic business units that experience different operating income margins due to geographic supply and demand attributes and specific country and local regulatory environments. Performance is evaluated based on operating income. There are no intersegment revenues. No single customer accounted for more than 10% of our consolidated and combined operating revenues.
The following table reflects activity related to our reportable segments (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues
Retail–U.S.	$2,007	$2,044	$3,935	$3,948
Retail–Canada	1,204	1,301	2,464	2,609
Total	$3,211	$3,345	$6,399	$6,557
Depreciation, amortization and accretion expense
Retail–U.S.	$21	$20	$42	$38
Retail–Canada	9	9	18	18
Total	$30	$29	$60	$56
Operating income (loss)
Retail–U.S.	$68	$132	$86	$139
Retail–Canada	33	46	59	73
General and administrative expense	(20)	(14)	(35)	(29)
Total	$81	$164	$110	$183
Income before income taxes
Operating income	$81	$164	$110	$183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—
Income before income tax expense	$75	$164	$105	$183
Capital expenditures
Retail–U.S.	$40	$20	$78	$35
Retail–Canada	10	9	12	11
Total	$50	$29	$90	$46

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Operating revenues for our principal products were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Motor fuel sales	$2,701	$2,815	$5,342	$5,477
Merchandise sales	399	385	751	731
Other	111	145	306	349
Total operating revenues	$3,211	$3,345	$6,399	$6,557
Other operating revenues are derived from our heating oil business as well as revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.
Long-lived assets include property and equipment, goodwill and intangible assets. Geographic information by country for long-lived assets consisted of the following (in millions):

	June 30,	December 31,
	2013	2012
U.S.	$971	$938
Canada	356	379
Total long-lived assets	$1,327	$1,317
Total assets by reportable segment were as follows (in millions):

	June 30,	December 31,
	2013	2012
Retail–U.S.	$1,463	$1,153
Retail–Canada	779	555
Corporate	65	1
Total assets	$2,307	$1,709

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

10.	SUPPLEMENTAL CASH FLOW INFORMATION
In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in millions):

	Six Months Ended June 30,
	2013	2012
Increase (decrease) in current assets:
Receivables, net	$(69)	$7
Inventories	3	14
Prepaid expenses and other	(6)	—
Increase (decrease) in current liabilities:
Accounts payable	1	(1)
Accounts payable to Valero	342	—
Accrued expenses	4	(5)
Taxes other than income taxes	(67)	7
Income taxes payable	9	—
Changes in current assets and current liabilities	$217	$22

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid; and

•
certain differences between balance sheet changes and the changes reflected above result from translating foreign currency denominated amounts at the applicable exchange rates as of each balance sheet date.

We made interest payments of $1 million for the six months ended June 30, 2013. We issued the$550 million notes to Valero in connection with the separation and distribution and Valero transferred the notes to a third-party lender to satisfy certain of Valero’s then-outstanding debt obligations. As a result, we did not receive cash proceeds related to the $550 million notes.
We issued 75,397,241 shares of our common stock to Valero and Valero’s stockholders in connection with the separation and distribution. As a result, we did not receive cash proceeds from the issuance of our common stock.
There were no significant interest payments, noncash investing or financing activities for the six months ended June 30, 2012.
As consolidated subsidiaries of Valero, our financial results were included in the U.S. and Canada consolidated tax returns of Valero. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments were reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were less than $1 million during the six months ended June 30, 2013 and 2012.

11.	GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets consisted of the following (in millions):

	Gross Carrying Amount		Accumulated Amortization
	June 30,	December 31,	June 30,	December 31,
	2013	2012	2013	2012
Goodwill	$18	$—
Intangible assets:
Customer lists and other	120	127	$(85)	$(86)
Total	$138	$127	$(85)	$(86)
The Customer lists and other relate primarily to our Retail–Canada segment. Therefore, the historical gross carrying amounts are translated at each balance sheet date, resulting in changes to historical amounts presented.
Goodwill is not amortized, but instead is tested for impairment at the reporting unit level at least annually, and tested for impairment more frequently if events and circumstances indicate that the goodwill might be impaired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of our fiscal year.
In performing our annual impairment analysis, ASC 350–20, Intangibles–Goodwill and Other, allows us to use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further testing is necessary. However, if we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the first step of the two-step goodwill impairment test.
In the first step of the goodwill impairment test, the reporting unit’s carrying amount (including goodwill) and its fair value are compared. If the estimated fair value of a reporting unit is less than the carrying value, a second step is

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of our “implied fair value” requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.

12.	EQUITY
Share Activity
As of June 30, 2013, a total of 250 million shares of common stock, $0.01 par value, were authorized, of which 75,397,241 were issued and outstanding.
Stock-based compensation
Prior to the separation and distribution, Valero allocated stock-based compensation costs to us based on Valero’s determination of actual costs attributable to our employees. No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, in connection with the separation and distribution. As a result, we were charged for the remaining unrecognized stock-based compensation related to those awards at that time, which was $1 million.
Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options to purchase Valero stock held by CST employees, Valero has adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.
In anticipation of the distribution, Valero, as sole stockholder of CST, and the CST Board of Directors approved the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan (the “Plan”). The Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock shares, other stock-based awards and cash awards to CST officers, directors and certain other employees. Under the Plan, stock-based grants can be made up to a maximum of 8 million shares of our common stock. We granted the following stock-based awards in the second quarter of 2013 under the Plan:

	Actual Number of Awards	Weighted-Average Grant-Date Fair Value
Stock options	228,885	$11.78
Restricted stock	199,283	$29.68
As of June 30, 2013, there were approximately 7.6 million shares available for grant under the Plan.
Compensation expense for stock-based awards is based on the fair values of the awards on the date of grant and is recognized on a straight-line basis over the vesting period of each vesting tranche. We record stock-based compensation as components of operating expenses and administrative expenses in the consolidated and combined statements of income. We recognized $2 million of stock-based compensation during the three and six months ended June 30, 2013, including the $1 million allocated to us by Valero.
Stock Options
Stock options granted under the Plan become exercisable in equal increments on the first, second and third anniversaries of their date of grant, and expire on the tenth anniversary of their date of grant. Exercise prices of these stock options are equal to the market value of the common stock on the date of grant. Market value is defined by the Plan as the mean of the highest and lowest prices per share of our stock on the New York Stock Exchange on the date of grant. The weighted-average exercise price of stock options granted under the Plan was $29.77.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model based on the exercise price and market value on the date of grant, and assumptions, including term, stock price volatility, risk-free interest rate and dividend yield. Expected term was estimated using the simplified method, which takes into account vesting and contractual term. The simplified method is being used to calculate expected term due to the lack of prior grant history and relatively small number of recent expected life assumptions available from our peers. Expected stock price volatility was based on the weighted average of our peer group’s median implied volatility, our own mean reversion volatility, and the median of our peer group’s most recent volatilities over the expected term. The risk-free interest rate was based on the rate of a zero-coupon U.S. Treasury instrument with a remaining term approximately equal to the expected term. The risk free rate was calculated by interpolating between the published 5-year and 7-year U.S. Treasury spot rates. The expected dividend yield was based on the market value of the common stock on the date of grant (as defined by the Plan) and assumed future annual dividends over the expected term.
As of June 30, 2013, there was $2 million of total unrecognized compensation cost related to unvested stock options.  This cost is expected to be recognized over a weighted-average period of approximately 1.9 years.
Restricted Stock
Restricted stock granted under the Plan vest under one of the following schedules:

•	in full on the first anniversary of their date of grant;

•	in full on the third anniversary of their date of grant; or

•	in three equal increments on the first, second and third anniversaries of their date of grant.
The fair value of each share of restricted stock is estimated on the date of grant as the mean of the highest and lowest prices per share of our stock price on the New York Stock Exchange on the date of grant. As of June 30, 2013, there was $5 million of total unrecognized compensation cost related to restricted stock. This cost is expected to be recognized over a weighted-average period of approximately 2.2 years.
Comprehensive Income
Comprehensive income for a period encompasses net income and all other changes in equity other than from transactions with our stockholders. Foreign currency translation adjustments are the only component of our accumulated other comprehensive income. Our other comprehensive loss before reclassifications results from foreign currencies (the Canadian dollar) that devalued from the U.S. dollar. Changes in foreign currency translation adjustment were as follows for the three and six months ended June 30, 2013 (in millions):

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2013	2013
Balance at the beginning of the period	$155	$165
Other comprehensive loss before reclassifications	(20)	(30)
Amounts reclassified from other comprehensive income	—	—
Net other comprehensive loss	(20)	(30)
Balance at the end of the period	$135	$135
13. FAIR VALUE MEASUREMENTS
General
U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP requires the disclosure of the fair

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets.
U.S. GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1–Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2–Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•
Level 3–Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect our own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or our own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

During the six months ended June 30, 2013, there were no transfers between the fair value hierarchy levels.
We do not have any financial instruments measured at fair value on our balance sheets for any of the years presented. Because of their maturities and/or variable interest rates, certain financial instruments have fair values approximating their carrying values. These instruments include cash and cash equivalents, accounts receivable and trade payables. The fair value disclosure related to our debt is located in Note 7.
Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in our balance sheets. U.S. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, U.S. GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment or goodwill. In addition, if such an event occurs, U.S. GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.
The fair value disclosure related to our 2012 acquisition of Crackerbox is located in Note 2.

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14. GUARANTOR SUBSIDIARIES
CST Brands, Inc.’s (the “Parent Company”) wholly-owned, domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of CST Brands, Inc. The following consolidating and combining schedules present financial information on a consolidated and combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(f):

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS
(Unaudited, Millions of Dollars)

	June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash	$—	$266	$148	$—	$414
Receivables, net	—	98	99	—	197
Inventories	—	119	44	—	163
Deferred income taxes	—	1	8	—	9
Prepaid expenses and other	—	7	7	—	14
Total current assets	—	491	306	—	797
Property and equipment, at cost	—	1,414	478	—	1,892
Accumulated depreciation	—	(463)	(155)	—	(618)
Property and equipment, net	—	951	323	—	1,274
Goodwill and intangible assets, net	—	20	33	—	53
Investment in subsidiaries	1,610	—	—	(1,610)	—
Deferred income taxes	—	—	112	—	112
Other assets, net	32	33	6	—	71
Total assets	$1,642	$1,495	$780	$(1,610)	$2,307
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$28	$1	$—	$—	$29
Accounts payable	—	48	35	—	83
Accounts payable to Valero	(1)	205	138	—	342
Accrued expenses	7	21	16	—	44
Taxes other than income taxes	—	20	3	—	23
Income taxes payable	—	5	4	—	9
Total current liabilities	34	300	196	—	530
Debt and capital lease obligations, less current portion	1,022	3	—	—	1,025
Deferred income taxes	—	89	—	—	89
Intercompany payables (receivables)	20	(20)	—	—	—
Other long-term liabilities	15	68	29	—	112
Commitments and contingencies
Stockholders’ equity:
Common stock	1	—	—	—	1
Additional paid-in capital (APIC)	395	1,038	544	(1,582)	395
Retained earnings	20	17	11	(28)	20
Accumulated other comprehensive income (AOCI)	135	—	—	—	135
Total stockholders’ equity	551	1,055	555	(1,610)	551
Total liabilities and stockholders’ equity	$1,642	$1,495	$780	$(1,610)	$2,307

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS (CONTINUED)
(Millions of Dollars)

	December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash	$—	$44	$17	$—	$61
Receivables, net	—	41	93	—	134
Inventories	—	121	47	—	168
Deferred income taxes	—	4	9	—	13
Prepaid expenses and other	—	3	5	—	8
Total current assets	—	213	171	—	384
Property and equipment, at cost	—	1,371	492	—	1,863
Accumulated depreciation	—	(435)	(152)	—	(587)
Property and equipment, net	—	936	340	—	1,276
Intangible assets, net	—	2	39	—	41
Other assets, net	—	3	5	—	8
Total assets	$—	$1,154	$555	$—	$1,709
LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$—	$1	$—	$—	$1
Accounts payable	—	52	43	—	95
Accrued expenses	—	22	18	—	40
Taxes other than income taxes	—	22	70	—	92
Income taxes payable	—	—	—	—	—
Total current liabilities	—	97	131	—	228
Capital lease obligations, less current portion	—	4	—	—	4
Deferred income taxes	—	110	13	—	123
Other long-term liabilities	—	77	30	—	107
Commitments and contingencies
Net investment:
Net parent investment	—	866	216	—	1,082
Accumulated other comprehensive income (AOCI)	—	—	165	—	165
Total net investment	—	866	381	—	1,247
Total liabilities and net investment	$—	$1,154	$555	$—	$1,709

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME
(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating revenues	$—	$3,935	$2,464	$—	$6,399
Costs and expenses:
Cost of sales	—	3,608	2,266	—	5,874
Operating expenses	—	200	120	—	320
General and administrative expenses	1	26	8	—	35
Depreciation, amortization and accretion expense	—	42	18	—	60
Total costs and expenses	1	3,876	2,412	—	6,289
Operating income	(1)	59	52	—	110
Other income, net	—	—	2	—	2
Interest expense	(7)	—	—	—	(7)
Equity in earnings of subsidiaries	28	—	—	(28)	—
Income before income tax expense	20	59	54	(28)	105
Income tax expense	—	25	16	—	41
Net income	$20	$34	$38	$(28)	$64

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$3,948	$2,609	$6,557
Costs and expenses:
Cost of sales	3,577	2,396	5,973
Operating expenses	194	122	316
General and administrative expenses	21	8	29
Depreciation, amortization and accretion expense	38	18	56
Total costs and expenses	3,830	2,544	6,374
Operating income	118	65	183
Other income, net	—	—	—
Interest expense	—	—	—
Income before income tax expense	118	65	183
Income tax expense	43	18	61
Net income	$75	$47	$122

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net income	$20	$34	$38	$(28)	$64
Other comprehensive income (loss):
Foreign currency translation adjustment	(30)	—	—	—	(30)
Other comprehensive income (loss) before income taxes	(30)	—	—	—	(30)
Income taxes related to items of other comprehensive income	—	—	—	—	—
Other comprehensive income (loss)	(30)	—	—	—	(30)
Comprehensive income	$(10)	$34	$38	$(28)	$34

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$75	$47	$122
Other comprehensive income (loss):
Foreign currency translation adjustment	—	1	1
Other comprehensive income (loss) before income taxes	—	1	1
Income taxes related to items of other comprehensive income	—	—	—
Other comprehensive income (loss)	—	1	1
Comprehensive income	$75	$48	$123

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS
(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Cash flows from operating activities:
Net income	$20	$34	$38	$(28)	$64
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation expense	—	2	—	—	2
Depreciation, amortization and accretion expense	—	42	18	—	60
Deferred income tax expense	—	5	3	—	8
Changes in current assets and current liabilities	6	149	62	—	217
Equity in earnings of subsidiaries	(28)	—	—	28	—
Other operating activities, net	—	—	—	—	—
Net cash provided by (used in) operating activities	(2)	232	121	—	351
Cash flows from investing activities:
Capital expenditures	—	(78)	(12)	—	(90)
Acquisition	—	—	(4)	—	(4)
Proceeds from dispositions of property and equipment	—	—	—	—	—
Other investing activities, net	—	(1)	(1)	—	(2)
Net cash used in investing activities	—	(79)	(17)	—	(96)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	500	—	—	—	500
Debt issuance and credit facility origination costs	(18)	—	—	—	(18)
Intercompany funding	20	(20)	—	—	—
Payments of capital lease obligations	—	(1)	—	—	(1)
Net transfers to Valero	(500)	90	32	—	(378)
Net cash provided by financing activities	2	69	32	—	103
Effect of foreign exchange rate changes on cash	—	—	(5)	—	(5)
Net increase in cash	—	222	131	—	353
Cash at beginning of year	—	44	17	—	61
Cash at end of period	$—	$266	$148	$—	$414

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$75	$47	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1	—	1
Depreciation, amortization and accretion expense	38	18	56
Deferred income tax expense (benefit)	(5)	1	(4)
Changes in current assets and current liabilities	(3)	25	22
Other operating activities, net	3	—	3
Net cash provided by operating activities	109	91	200
Cash flows from investing activities:
Capital expenditures	(35)	(11)	(46)
Acquisitions	(61)	—	(61)
Proceeds from dispositions of property and equipment	1	1	2
Other investing activities, net	—	—	—
Net cash used in investing activities	(95)	(10)	(105)
Cash flows from financing activities:
Payments of capital lease obligations	—	—	—
Net transfers to Parent	(89)	(83)	(172)
Net cash used in financing activities	(89)	(83)	(172)
Effect of foreign exchange rate changes on cash	—	(1)	(1)
Net decrease in cash	(75)	(3)	(78)
Cash at beginning of year	116	16	132
Cash at end of period	$41	$13	$54

CST BRANDS, INC.
CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENT OF CHANGES IN EQUITY
(Unaudited, Millions of Dollars)

	Common Stock					APIC
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—	—	—	—	—
Net transfers to Valero	—	—	—	—	—	—	—	—	—	—
Issuance of stock at the separation and distribution	1	—	—	—	1	(1)		—	—	(1)
Reclassification of net parent investment to APIC	—	—	—	—	—	395	1,038	544	(1,582)	395
Stock-based compensation expense	—	—	—	—	—	1		—	—	1
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—
Balance as of June 30, 2013	$1	$—	$—	$—	$1	$395	$1,038	$544	$(1,582)	$395

	Net Parent Investment					Retained Earnings
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$866	$216	$—	$1,082	$—	$—	$—	$—	$—
Net income	—	17	27	—	44	20	17	11	(28)	20
Net transfers to Valero	395	155	301	(1,582)	(731)	—	—	—	—	—
Issuance of stock at the separation and distribution	—	—	—	—	—	—	—	—	—	—
Reclassification of net parent investment to APIC	(395)	(1,038)	(544)	1,582	(395)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—					—
Other comprehensive loss	—	—	—	—	—		—	—		—
Balance as of June 30, 2013	$—	$—	$—	$—	$—	$20	$17	$11	$(28)	$20

	AOCI					Total
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$—	$165	$—	$165	$—	$866	$381	$—	$1,247
Net income	—	—	—	—	—	$20	$34	$38	$(28)	$64
Net transfers to Valero	—	—	—	—	—	$395	$155	$301	$(1,582)	$(731)
Issuance of stock at the separation and distribution	—	—	—	—	—	$—	$—	$—	$—	$—
Reclassification of net parent investment to APIC	165	—	(165)	—	—	$165	$—	$(165)	$—	$—
Stock-based compensation expense	—	—	—	—	—	$1	$—	$—	$—	$1
Other comprehensive loss	(30)	—	—	—	(30)	$(30)	$—	$—	$—	$(30)
Balance as of June 30, 2013	$135	$—	$—	$—	$135	$551	$1,055	$555	$(1,610)	$551

CST BRANDS, INC.
AUDITED COMBINED FINANCIAL STATEMENTS
Explanatory Note to Audited Combined Financial Statements
On July 31, 2012, Valero announced approval by its Board of Directors to pursue the separation of its retail business into a stand-alone, publicly traded corporation, CST Brands, Inc. On May 1, 2013, Valero completed the separation of Valero’s retail business and we (CST Brands, Inc.) became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries.
The following audited combined financial statements present our financial statements for periods prior to the separation and distribution. The audited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. See Note 2 to the accompanying audited combined financial statements for additional information concerning the basis of presentation of these audited combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
of CST Brands, Inc.:
We have audited the accompanying combined balance sheets of CST Brands, Inc. (formerly Corner Store Holdings, Inc.) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, changes in net investment and cash flows for each of the years in the three-year period ended December 31, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CST Brands, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
San Antonio, Texas
March 1, 2013, except for Note 18 as to which the date is September 13, 2013

CST BRANDS, INC.
COMBINED BALANCE SHEETS
(Millions of Dollars)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$61	$132
Receivables, net	134	172
Inventories	168	159
Deferred income taxes	13	12
Prepaid expenses and other	8	10
Total current assets	384	485
Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)
Property and equipment, net	1,276	1,153
Intangible assets, net	41	47
Other assets, net	8	6
Total assets	$1,709	$1,691
LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$1	$1
Accounts payable	95	84
Accrued expenses	40	41
Taxes other than income taxes	92	86
Total current liabilities	228	212
Capital lease obligations, less current portion	4	5
Deferred income taxes	123	124
Other long-term liabilities	107	101
Commitments and contingencies
Net investment:
Net parent investment	1,082	1,094
Accumulated other comprehensive income (AOCI)	165	155
Total net investment	1,247	1,249
Total liabilities and net investment	$1,709	$1,691
See Notes to Combined Financial Statements.

CST BRANDS, INC.
COMBINED STATEMENTS OF INCOME
(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Operating revenues (a)	$13,135	$12,863	$10,371
Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5
Total costs and expenses	12,820	12,546	10,082
Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)
Income before income tax expense	315	317	290
Income tax expense	105	103	97
Net income	$210	$214	$193

Supplemental information:
(a) Includes excise taxes	$1,987	$1,947	$1,853
See Notes to Combined Financial Statements.

CST BRANDS, INC.
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Net income	$210	$214	$193
Other comprehensive income (loss):
Foreign currency translation adjustment	10	(7)	24
Other comprehensive income (loss) before income taxes	10	(7)	24
Income taxes related to items of other comprehensive income	—	—	—
Other comprehensive income (loss)	10	(7)	24
Comprehensive income	$220	$207	$217
See Notes to Combined Financial Statements.

CST BRANDS, INC.
COMBINED STATEMENTS OF CASH FLOWS
(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$210	$214	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5
Non-cash interest expense	—	1	—
Deferred income tax expense (benefit)	(1)	12	6
Changes in current assets and current liabilities	42	(40)	12
Other operating activities, net	(2)	5	2
Net cash provided by operating activities	364	308	323
Cash flows from investing activities:
Capital expenditures	(156)	(130)	(105)
Acquisition	(61)	—	—
Proceeds from dispositions of property and equipment	2	5	3
Other investing activities, net	—	(2)	(2)
Net cash used in investing activities	(215)	(127)	(104)
Cash flows from financing activities:
Payments of capital lease obligations	(1)	(1)	(1)
Net transfers to Parent	(219)	(150)	(220)
Net cash used in financing activities	(220)	(151)	(221)
Effect of foreign exchange rate changes on cash	—	—	1
Net increase (decrease) in cash	(71)	30	(1)
Cash at beginning of year	132	102	103
Cash at end of year	$61	$132	$102
See Notes to Combined Financial Statements.

CST BRANDS, INC.
COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT
(Millions of Dollars)

	Accumulated Other Comprehensive Income	Net Parent Investment	Net Investment
Balance as of December 31, 2009	$138	$1,059	$1,197
Net income	—	193	193
Net transfers to Parent	—	(221)	(221)
Other comprehensive income	24	—	24
Balance as of December 31, 2010	162	1,031	1,193
Net income	—	214	214
Net transfers to Parent	—	(151)	(151)
Other comprehensive loss	(7)	—	(7)
Balance as of December 31, 2011	155	1,094	1,249
Net income	—	210	210
Net transfers to Parent	—	(222)	(222)
Other comprehensive income	10	—	10
Balance as of December 31, 2012	$165	$1,082	$1,247
See Notes to Combined Financial Statements.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	THE SEPARATION AND THE DISTRIBITION, BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Separation and the Distribution
On July 31, 2012, Valero Energy Corporation (“Valero” or “Parent”) announced approval by its Board of Directors to pursue the separation of its retail business into a stand-alone, publicly traded corporation, CST Brands, Inc. (“CST”). On May 1, 2013 Valero distributed to its stockholders 80% of the shares of CST common stock as of the record date for the distribution and retained the remaining 20%. CST was incorporated in Delaware as a wholly owned subsidiary of Valero in November 2012.
Basis of Presentation
As previously noted, CST was incorporated in November 2012 and, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10. CST was formed solely in contemplation of the separation and distribution, had not commenced operations and had no material assets, liabilities or commitments prior to the separation and distribution.
These combined financial statements were prepared in connection with the expected separation and distribution and are derived from the consolidated financial statements and accounting records of Valero. These statements reflect the combined historical financial position, results of operations and cash flows of CST and Valero’s retail business in the United States (“U.S.”) and Canada that were owned by direct and indirect wholly owned subsidiaries of Valero, including an allocable portion of Valero’s corporate costs. The legal transfer of the assets (including the equity interests of certain Valero subsidiaries), liabilities and operations of Valero’s retail business into CST occurred on May 1, 2013. However, for ease of reference, these combined financial statements are referred to as those of CST. Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to “us,” “our,” or “we” mean the retail business of Valero, which is referred to as CST.
The financial statements are presented as if Valero’s U.S. and Canadian retail operations had been combined for all years presented. Neither operation, however, carried out transactions with the other during the years presented; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the combination of these operations. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and the distribution, and all of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the years presented and may not reflect our combined financial position, results of operations and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
Valero uses a centralized approach to cash management and the financing of its operations. We transfered cash to Valero daily and Valero funded our operating and investing activities as needed. Accordingly, cash held by Valero at the corporate level was not allocated to us for any of the years presented. Cash presented on our combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in automated teller machines (“ATMs”). We reflected transfers of cash to and from Valero’s cash management system as a component of net parent investment on our combined balance sheets, and these net transfers of cash are reflected as a financing activity in our combined statements of cash flows. We also have not included any interest income on the net cash transfers to Valero.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Description of Business
We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks (which is an unattended self-service filling station that provides motor fuel to fleet customers, such as trucking and other commercial customers), (ii) the sale of convenience merchandise items and services in convenience stores and (iii) the sale of heating oil to residential customers and the sale of heating oil and motor fuel to small commercial customers. We generally refer to a convenience store, filling station or cardlock as a “retail site.”
Significant Accounting Policies
Principles of Combination
These combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of direct and indirect wholly owned subsidiaries of Valero that hold the assets and liabilities and reflect the operations of Valero’s retail business in the U.S. and Canada. These subsidiaries, however, did not carry out any transactions with each other during the years presented; therefore, there were no transactions or accounts to be eliminated in connection with the combination.
Net Parent Investment
The net parent investment represents Valero’s historical investment in CST, CST’s accumulated net earnings after taxes and the net effect of transactions with, and allocations from, Valero.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.
Receivables
Receivables represent amounts due from credit card companies and from our heating oil customers (“trade receivables”). Trade receivables are carried at original invoice amount. Other receivables consist primarily of amounts due from financial institutions as reimbursement for cash distributed from ATM machines that were funded by us and amounts due from vendors related to vendor rebates (see “Vendor Allowances and Rebates” for our policy regarding the accounting for vendor rebates). We maintain an allowance for doubtful accounts, which is adjusted based on management’s assessment of our customers’ historical collection experience, known credit risks and industry and economic conditions.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Inventories
Inventories are carried at the lower of cost or market. The cost of supplies and convenience store merchandise is determined principally under the weighted-average cost method. The cost of motor fuel inventories is determined under the last-in, first-out (“LIFO”) method using the dollar-value LIFO method, with any increments valued based on purchase prices at the end of the year.
Property and Equipment
The cost of property and equipment purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs and normal maintenance of property and equipment is expensed as incurred. Betterments of property and equipment are those which extend the useful lives of the property and equipment or improve the safety of our operations. Betterments also include additions to and enlargements of our retail sites. The cost of property and equipment constructed includes certain overhead costs allocable to the construction activities.
When property and equipment are retired or replaced, the cost and related accumulated depreciation are eliminated, with any gain or loss reflected in depreciation, amortization and accretion expense, unless such amounts are reported separately due to materiality.
Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.
Impairment of Assets
Long-lived assets, which include property and equipment and finite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods. See Note 3 for our impairment analysis of our long-lived assets.
Environmental Matters
Liabilities for future remediation costs are recorded when environmental assessments from governmental regulatory agencies and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies, without establishing a range of loss for these liabilities. Environmental liabilities are difficult to assess and estimate due to uncertainties related to the magnitude of possible remediation, the timing of such remediation and the determination of our obligation in proportion to other parties. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts and potential improvements in remediation technologies. Amounts recorded for environmental liabilities have not been reduced by possible recoveries from third parties.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Asset Retirement Obligations
We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to remove underground storage tanks (“USTs”) for motor fuel at owned and leased retail sites at the time we incur that liability, which is generally when the UST is installed. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST. Accretion expense is reflected in depreciation, amortization and accretion expense. We base our estimates of the anticipated future costs for removal of a UST on our prior experience with removal. Removal costs include the cost to remove and destroy the USTs, soil remediation costs resulting from the spillage of small quantities of motor fuel in the normal operations of our business and other miscellaneous costs. We review our assumptions for computing the estimated liability for the removal of USTs on an annual basis. Any change in estimated cash flows is reflected as an adjustment to the liability and the associated asset.
Foreign Currency Translation
The functional currency of our Canadian operations is the Canadian dollar. Balance sheet accounts are translated into U.S. dollars using exchange rates in effect as of the balance sheet date. Revenue and expense accounts are translated using the weighted-average exchange rates during the year presented. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income.
Revenue Recognition
Revenues are recorded upon delivery of the products to our customers, which is the point at which title to the products is transferred, and when payment has either been received or collection is reasonably assured.
We present motor fuel excise taxes on sales on a gross basis with supplemental information regarding the amount of such taxes included in revenues provided in a footnote on the face of the statements of income.
Shipping and Handling Costs
Costs incurred for the shipping and handling of motor fuel and convenience store merchandise are included in inventories, and therefore, reflected in cost of sales when the related item is sold.
Income Taxes
Income taxes are accounted for under the asset and liability method, as if we were a separate taxpayer rather than a member of Valero’s consolidated income tax return. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.
Vendor Allowances and Rebates
We receive payments for vendor allowances and volume rebates from various suppliers of convenience store merchandise. Our accounting practices are as follows:

•	Vendor allowances for price markdowns are credited to cost of sales during the period the related markdown is taken.

•	Volume rebates of merchandise are recorded as reductions to cost of sales when the merchandise qualifying for the rebate is sold.

•	Slotting and stocking allowances received from a vendor are recorded as a reduction to cost of sales over the period covered by the agreement.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The aggregate amounts recorded as a reduction to cost of sales for vendor allowances and rebates for the years ended December 31, 2012, 2011 and 2010 were $70 million, $62 million and $63 million, respectively. The recording of vendor allowances and rebates does not require us to make any significant estimates.
Concentration Risk
Valero supplied substantially all of the motor fuel purchased by us for resale during all years presented. No customers are individually material to our operations.

2.	ACQUISITION
In June 2012, we signed an agreement with The Crackerbox, LLC to buy 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas. In July 2012, we completed the acquisition of these sites, including motor fuel inventories, for total cash consideration of $61 million, and no contingent assets or liabilities were acquired or assumed.
The assets acquired were recognized at their acquisition-date estimated fair values as follows (in millions):

Inventories	$3
Property and equipment	56
Other assets	2
Total consideration	$61
In the first quarter of 2013, we received an independent appraisal of the fair value of the assets acquired, which resulted in an $18 million adjustment to goodwill from a change in the estimated fair value of property and equipment.
We have not presented pro forma results of operations for the year ended December 31, 2012, or actual results of operations from the acquisition date through December 31, 2012, because this acquisition was not material to our results of operations. The combined statements of income for the year ended December 31, 2012 include the results of the acquisition since the acquisition date.
3. IMPAIRMENT
Our retail sites are the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of long-lived assets. Cash flows from each retail site vary from year to year and as a result, we identified and recorded asset impairment losses in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors impacted the overall operations of certain of our individual retail sites.
For each retail site where events or changes in circumstances indicated that the carrying amount of the assets might not be recoverable, we compared the retail site’s carrying amount to its estimated future undiscounted cash flows to determine recoverability. If the sum of the estimated undiscounted cash flows did not exceed the carrying value, we then estimated the fair value of these retail sites to measure the impairment. To estimate the fair value of our retail sites, we used an income approach reflecting internally developed cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

As a result of our impairment evaluation process, we concluded that some retail sites were impaired. The aggregate carrying values, estimated fair values and asset impairment losses for each segment were as follows (in millions):

	Year Ended December 31,
	2011	2010
Retail–U.S.:
Carrying values	$3	$3
Less: Estimated fair values	1	1
Asset impairment loss	$2	$2

Retail–Canada:
Carrying values	$1	$4
Less: Estimated fair values	—	1
Asset impairment loss	$1	$3
4. RECEIVABLES
Receivables consisted of the following (in millions):

	December 31,
	2012	2011
Trade receivables	$115	$147
Other	21	27
	136	174
Allowance for doubtful accounts	(2)	(2)
Receivables, net	$134	$172
Changes in the allowance for doubtful accounts consisted of the following (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$2	$2	$2
Increase in allowance charged to expense	—	1	1
Accounts charged against the allowance, net of recoveries	—	(1)	(1)
Balance as of end of year	$2	$2	$2

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INVENTORIES
Inventories consisted of the following (in millions):

	December 31,
	2012	2011
Convenience store merchandise	$111	$104
Motor fuel (at LIFO)	56	54
Supplies	1	1
Inventories	$168	$159
As of December 31, 2012 and 2011, the replacement cost (market value) of motor fuel inventories exceeded their LIFO carrying amounts by approximately $56 million and $56 million, respectively.
6. PROPERTY AND EQUIPMENT
Major classes of property and equipment consisted of the following (in millions):

	December 31,
	2012	2011
Land	$387	$339
Retail site buildings	476	406
Equipment	560	535
Leasehold improvements	276	254
Other	135	130
Construction in progress	29	14
Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)
Property and equipment, net	$1,276	$1,153
Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $103 million, $101 million and $94 million, respectively.
We had land and certain retail sites under capital leases totaling $9 million and $9 million as of December 31, 2012 and 2011, respectively. Accumulated amortization on assets under capital leases was $5 million and $4 million as of December 31, 2012 and 2011, respectively. See Note 9 for future minimum rentals on capital lease obligations.
7. INTANGIBLE ASSETS
Intangible assets, net consisted of the following (in millions):

	Gross Carrying Amount		Accumulated Amortization
	December 31,		December 31,
	2012	2011	2012	2011
Customer list	$124	$120	$(85)	$(74)
Other	3	2	(1)	(1)
Total	$127	$122	$(86)	$(75)

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

All of our intangible assets are subject to amortization and are amortized on a straight-line basis primarily over five to 15 years. Amortization expense for intangible assets was $8 million, $8 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The estimated aggregate amortization expense for the years ending December 31, 2013 through December 31, 2016 is $8 million per year and $1 million for the year ending December 31, 2017.
8. ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES
Accrued expenses and other long-term liabilities consisted of the following (in millions):

	Accrued Expenses		Other Long-Term Liabilities
	December 31,		December 31,
	2012	2011	2012	2011
Wage and other employee-related liabilities	$22	$19	$—	$—
Environmental liabilities	2	2	3	2
Self-insurance accruals (see Note 9)	6	6	11	12
Asset retirement obligations	2	2	77	74
Other	8	12	16	13
Accrued expenses and other long-term liabilities	$40	$41	$107	$101
Environmental Liabilities
During the year ended December 31, 2012, we added approximately $3 million to our environmental liabilities and settled approximately $2 million of our environmental liabilities. During the two-year period ended December 31, 2011, changes in our environmental liabilities were insignificant, with additions, reductions and settlement activity, each being less than $2 million during each year.
Asset Retirement Obligations
We have asset retirement obligations for the removal of USTs at owned and leased retail sites. There is no legal obligation to remove USTs while they remain in service. However, environmental laws in the U.S. and Canada require that USTs be removed within one to two years after the USTs are no longer in service, depending on the jurisdiction in which the USTs are located. We have estimated that USTs at our owned retail sites will remain in service approximately 20 years and that we will have an obligation to remove those USTs at that time. For our leased retail sites, our lease agreements generally require that we remove certain improvements, primarily USTs and signage, upon termination of the lease. There are no assets that are legally restricted for purposes of settling our asset retirement obligations.
Changes in our asset retirement obligations were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$76	$72	$70
Additions to accrual	2	2	1
Accretion expense	4	4	4
Settlements	(4)	(2)	(3)
Foreign currency translation	1	—	—
Balance as of end of year	$79	$76	$72

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Other
Other accrued expenses include contingent lease accruals, unearned revenue related to our heating oil operations and contingent liabilities related to legal matters and for claims for indirect taxes that are both probable and reasonably estimable.
9. COMMITMENTS AND CONTINGENCIES
Leases
We have long-term operating lease commitments for land for retail sites, office facilities, retail site buildings and related equipment that generally contain renewal options for periods ranging from five to ten years. In addition to minimum rental payments, certain leases require additional contingent payments based on motor fuel volume sold. We also have capital lease commitments for certain retail sites as described in Note 6. In most cases, we expect that in the normal course of business, our leases will be renewed or replaced by other leases.
As of December 31, 2012, our future minimum lease payments for (i) operating leases having initial or remaining noncancelable lease terms in excess of one year and (ii) capital leases were as follows (in millions):

	Operating Leases	Capital Leases
2013	$23	$2
2014	18	1
2015	15	1
2016	12	1
2017	9	—
Thereafter	26	3
Total minimum rental payments	$103	8
Less amount representing interest		(3)
Net minimum rental payments		$5
Rental expense was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Minimum rental expense	$25	$25	$25
Contingent rental expense	23	23	23
Total rental expense	$48	$48	$48
Litigation Matters
We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any possible loss in excess of amounts already recorded will not be material to our results of operations, financial position or liquidity, except for the litigation matters discussed below.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

MTBE Litigation
As of December 2012, we were named in four cases alleging liability related to methyl-tertiary butyl ether (“MTBE”) contamination in groundwater.  The plaintiffs are generally water providers, governmental authorities and private water companies alleging that refiners, marketers or retailers of MTBE and gasoline containing MTBE are liable for manufacturing or distributing a defective product. Three of the cases are pending in federal court and are consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York (Multi-District Litigation Docket No. 1358, In re: Methyl-Tertiary Butyl Ether Products Liability Litigation). One case is pending in state court.
We have recorded a loss contingency liability with respect to our MTBE litigation portfolio; however, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity. An estimate of the possible loss or range of loss in excess of the amount accrued due to an adverse result in all or substantially all of these cases cannot reasonably be made because of a number of factors, including uncertainties regarding the scope of the contamination, an incomplete discovery process with respect to our contribution to the contamination (if any) and the inherent uncertainty of litigation. It should be noted, however, that Valero will fully indemnify us for these matters in connection with the separation and the distribution, which is discussed in Note 1.
Temperature Adjusted Fuel Complaints
On December 13, 2006, a class action complaint was filed against Valero, Shell Oil Products Company LLC, ConocoPhillips, Chevron USA, Inc., Tesoro Refining and Marketing Company, Wal-Mart Stores, Inc., Costco Wholesale Corporation, The Kroger Company and a few other retailers in San Francisco federal court. The complaint accused the defendants of violating state consumer protection laws by failing to adjust the volume or price of fuel when the fuel temperature exceeded 60 degrees Fahrenheit. Following this filing, numerous other federal complaints were filed and consolidated in the U.S. District Court for the District of Kansas (Multi-District Litigation Docket No. 1840, In re: Motor Fuel Temperature Sales Practices Litigation). In mid-April 2012, Valero and certain of the other defendants reached a preliminary class settlement with the plaintiffs. On September 28, 2012, the court initially denied approval of this settlement concluding that the settling parties had failed to show how the settlement sufficiently benefited the class members. The settling parties, including Valero, agreed with the court and supplemented the record to demonstrate how the settlement will benefit the class. On December 10, 2012, the court approved the settlement. We had recorded an immaterial loss contingency liability with respect to this matter consistent with our liability under the settlement; therefore, we have no additional exposure due to the court’s approval of the settlement.
Because a portion of Valero’s alleged liability in the class action allegedly arises out of our retail operations, we have agreed to indemnify Valero for 50% of the monetary portion of the settlement (or otherwise 50% of any monetary payment that Valero ultimately may be obligated to pay in final resolution of the class action). We have also agreed to certain actions required under the settlement agreement on a prospective basis, including the posting of fuel temperatures at our U.S. retail sites. The settlement agreement includes a full release from liability for Valero and its affiliates, including us.
Canadian Price Fixing Claims
Ultramar Ltd., Valero’s principal Canadian subsidiary (“Ultramar”), was named as a defendant in four class actions alleging that Ultramar and other competitors engaged in illegal price fixing in four distinct markets in the province of Québec. The cases were filed in June 2008 following a guilty plea by Ultramar and an employee and charges laid against several alleged co-conspirators. As a result, four class actions were filed on the same day in the matters of (i) Simon Jacques vs Ultramar et al in the Superior Court of Québec, District of Québec City, (ii) Daniel Thouin/ Marcel Lafontaine vs Ultramar et al, Superior Court of Québec, District of Montreal, (iii) Michael Jeanson et al vs Ultramar et al, Superior Court of Québec, District of Hull and (iv) Thibeau vs Ultramar et al, Superior Court of Québec, District of Montreal. As required pursuant to the civil procedure rules in effect, the first filed claim is given priority, and the others are suspended pending final judgment on the first filed claim. The guilty plea followed an extensive government investigation and was confined to a limited time period and limited geographic area around Thetford Mines and Victoriaville in Québec.  The plaintiffs attempted to widen the scope, alleging the existence of a conspiracy extending between 2002 and 2008 throughout Québec.  The court allowed a time range of 2002 to 2006 but did not expand the geographic area beyond the four limited markets identified by the investigation.  A hearing on class suitability took

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

place in September 2009, and in November 2009, the court authorized the action to proceed on a class basis for the limited geographic area discussed above.  A statement of claim was filed but the proceedings were suspended until May 5, 2011.  The suspension was a result, in part, of damage proof issues for plaintiffs that developed pre-discovery.  The court required the plaintiffs to file a report on damages on May 5, 2011. Ultramar intends to vigorously contest the scope of alleged liability and damages.
On June 10, 2011, Ultramar was served with a “new” amended motion to institute a class action in the matter of Daniel Thouin/Marcel Lafontaine v. Ultramar Ltd., et al., Superior Court of Québec, District of Québec. This matter had previously been put in abeyance to allow the first filed claim discussed above to proceed. The plaintiff changed the venue and the geographical scope of its recourse alleging that defendants colluded in other regions of Québec. By issuing this motion, the attorney for the plaintiff (the same as for the other price fixing matter) is trying to extend its claim outside the limited territory authorized by the court in the Jacques matter.  On September 6, 2012, the Superior Court of Québec granted the plaintiff’s motion to extend the scope of the territory to be covered by the action.
Ultramar’s alleged liability in these claims arises entirely out of our retail operations in Canada. As a result, we expect that we will agree to indemnify and hold harmless Valero fully from any liability associated with these claims pursuant to the Separation and Distribution Agreement.
During the fourth quarter of 2012, we concluded a loss was probable and reasonably estimable and as such, we recorded an immaterial loss contingency liability. Due to the inherent uncertainty of litigation, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity with respect to one or more of the lawsuits. An estimate of the possible loss or range of loss from an adverse result in all or substantially all of these cases cannot be reasonably made due to a number of factors, the most significant of which is that no amount of damages has been specified by the plaintiffs.
Environmental Matters
We are subject to extensive federal, state, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions and characteristics, composition, storage and sale of motor fuel, and the health and safety of our employees.
We are required to make financial expenditures to comply with regulations governing USTs adopted by federal, state, provincial and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the U.S. Environmental Protection Agency has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking USTs. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. In addition, the U.S. Federal Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. We believe we are in compliance in all material respects with applicable environmental requirements, including those applicable to our underground storage tanks.
We are in the process of investigating and remediating contamination at a number of our sites as a result of recent or historic releases of motor fuel. In 2013, we expect to spend about $2 million on remediation projects and do not expect to exceed this amount in 2014 or 2015. In addition, we make routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities as a result of releases of motor fuel from storage systems.
Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the multiplicity of possible solutions and the duration of remedial and monitoring activity required. Accruals for environmental liabilities are recorded based on our best estimate using all information that is available at the time. Loss estimates are measured and liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors. Also considered when measuring environmental liabilities are our prior experience in remediation of contaminated sites, other companies’ cleanup experience and data released by the relevant authority.
Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. If governmental climate change or greenhouse gas reduction initiatives are enacted, they could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming Solutions Act, also known as AB 32, directs the California Air Resources Board (“CARB”) to develop and issue regulations to reduce greenhouse gas emissions in California to 1990 levels by 2020. CARB has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. CARB is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to us starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase cost that we are unable to recover or otherwise adversely impact consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.
Self-Insurance Matters
We are partially self-insured for our general liability insurance. We maintain insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. We are a nonsubscriber under the Texas Workers’ Compensation Act and maintain an employee injury plan in compliance with the Employee Retirement Income Security Act of 1974 in the U.S., which is self-insured. For our U.S. operations outside of Texas, we maintain statutory workers’ compensation insurance, which is partially self-insured. In Canada, we are a subscriber under the public system workers’ compensation of the provinces where we operate. As of December 31, 2012, there are a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in other accrued expenses. Additionally, there are open claims under previous policies that have not been resolved as of December 31, 2012. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $17 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on our financial position and results of operations. Valero will fully indemnify us for these and similar matters that may be incurred up to the date of the separation and the distribution, which is discussed in Note 1.
We were insured under Valero’s insurance policies for occurrences prior to the completion of the distribution. The specifications and insured limits under those policies, however, were at a level consistent with Valero as a whole. As a result, we were effectively self-insured and were exposed to most losses relating to occurrences prior to the completion of the distribution. We obtained comprehensive insurance coverage subsequent to the completion of the distribution, but we may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our financial position and results of operations.
Tax Matters
We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Health Care Reform
In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of the U.S. health care plans. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our annual health care costs will increase by approximately $5 million in 2014.
10. STOCK-BASED COMPENSATION
Overview
CST did not have any stock compensation plans prior to adoption of the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan. Instead, our eligible employees participated in Valero’s 2011 Omnibus Stock Incentive Plan (the “OSIP”), which authorized the grant of stock and stock-based awards. Awards available under the OSIP included options to purchase shares of common stock of Valero and restricted stock that vests over a period determined by Valero’s compensation committee. Prior to the approval of the OSIP by Valero’s stockholders, most of the equity awards granted to our employees were made under Valero’s 2005 Omnibus Stock Incentive Plan and 2003 Employee Stock Incentive Plan.
Up to the completion of the separation and the distribution described in Note 1, our employees participated in Valero’s stock-based compensation plans. No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation. Valero charges us for the estimated fair value of stock-based awards related to our employees as that expense is recognized by Valero.
Total stock-based compensation expense charged to us was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Stock-based compensation expense	$2	$3	$2
As of December 31, 2012, Valero had $2 million of unrecognized stock-based compensation cost that it expected to charge to us over the remaining vesting period (approximately two years). However, Valero accelerated the vesting of restricted stock awards held by our employees on or prior to the record date. As a result, we were charged for the remaining unrecognized stock-based compensation related to those awards at that time.
Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options to purchase Valero stock held by CST employees, Valero has adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement. Any future expense related to these options will be recorded by Valero.
Summary of Valero’s Stock-Based Compensation Plans
Stock Options
Under the terms of Valero’s various stock-based compensation plans, the exercise price of options granted is not less than the fair market value of Valero’s common stock on the date of grant. Stock options become exercisable pursuant to the individual written agreements between the participants and Valero, usually in three or five equal annual installments beginning one year after the date of grant, with unexercised options generally expiring seven or ten years from the date of grant.
The fair value of stock options granted during 2012 was estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. Prior to 2012, the fair value of stock options were valued at the date of grant using the Black-Scholes option pricing model. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. EMPLOYEE BENEFIT PLANS
Overview
Our employees were employees of Valero until completion of the separation and the distribution from Valero described in Note 1. As a result, our employees participated in certain defined benefit and defined contribution plans sponsored by Valero. Valero charged us for all benefit costs associated with our employees and carried the obligations for employee benefit plans in its financial statements. Our share of those costs was charged to us through affiliate billings and reflected in operating expenses and general and administrative expenses.
Because we were not the plan sponsor of these plans, our combined balance sheets do not reflect any assets or liabilities related to these plans.
Following the completion of the separation and the distribution, our active employees no longer participate in benefit plans sponsored or maintained by Valero, and instead participate in our benefit plans. No assets and/or liabilities under Valero’s plans were transferred to us following completion of the separation and the distribution.
The information below is limited to amounts associated with our employees.
Valero’s Defined Benefit Plans
Valero is the sponsor of the defined benefit pension plans that cover certain of our employees. These plans provide eligible employees with retirement income based primarily on years of service and compensation during specific periods. Valero funds the pension plans as required by local regulations. The assets of the plans are held by major financial institutions and are well diversified and include investments in domestic and international equities, mutual funds, corporate debt instruments, government securities, common collective trusts, insurance contracts and cash and cash equivalents.
Valero also provides health care and life insurance benefits for certain retired employees through its postretirement benefit plans. Certain of our employees become eligible if, while still working for us, they reach normal retirement age or take early retirement. These plans are unfunded, and retired employees share the cost of the health care benefits.
For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. pension cost	$2	$1	$1
Canadian pension cost	2	2	2
U.S. postretirement benefit cost	—	—	—
Summary of Valero’s Defined Contribution Plans
Valero Savings Plan
Valero is the sponsor of the Valero Savings Plan, which covered certain of our U.S. employees. Under this plan, participants contributed from 1% to 30% of their eligible compensation. Valero contributes $0.60 for every $1.00 of the participant’s contribution up to 6% of eligible compensation. At Valero’s discretion, it may also make profit-sharing contributions, which can range from 3.5% to 5% of eligible compensation, to the plan to be allocated to the participants.
Valero Energy Corporation Thrift Plan
Valero is the sponsor of the Valero Energy Corporation Thrift Plan, which covered our U.S. employees who are not covered by the Valero Savings Plan. Employees are immediately eligible to participate in the plan and receive employer matching contributions. Valero matched 100% of participant contributions up to 6% of each participant’s total annual salary, excluding cash bonuses.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Ultramar Ltd. Savings Plan
Valero is the sponsor of the Ultramar Ltd. Savings Plan, which covered all of our Canadian employees. Permanent employees are eligible after three months of service, temporary employees are eligible after one year of service, and seasonal employees are eligible after 220 days of services during 36 consecutive months. Valero contributed 9% of the employee’s base salary plus 50% of the employee’s voluntary contribution, which is limited to 6% of base salary. Valero’s contribution does not exceed 12% of the base salary.
For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Valero Savings Plan	$7	$5	$6
Valero Energy Corporation Thrift Plan	1	1	1
Ultramar Ltd. Savings Plan	3	3	3
12. INCOME TAXES
Income before income tax expense from our U.S. and Canadian operations was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. operations	$202	$160	$157
Canadian operations	113	157	133
Income before income tax expense	$315	$317	$290
The following is a reconciliation of income tax expense to income taxes computed by applying the U.S. statutory federal income tax rate (35% for all years presented) to income before income tax expense (in millions):

	Year Ended December 31,
	2012	2011	2010
Federal income tax expense at the U.S. statutory rate	$110	$111	$101
U.S. state income tax expense, net of U.S. federal income tax effect	4	4	4
Canadian operations	(9)	(11)	(7)
Credits	—	(1)	(1)
Income tax expense	$105	$103	$97

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Components of income tax expense related to net income were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current:
U.S. federal	$67	$40	$44
U.S. state	6	5	4
Canada	33	46	43
Total current	106	91	91

Deferred:
U.S. federal	1	14	8
U.S. state	—	1	1
Canada	(2)	(3)	(3)
Total deferred	(1)	12	6
Income tax expense	$105	$103	$97
The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows (in millions):

	December 31,
	2012	2011
Deferred income tax assets:
Tax credit carryforwards	$8	$8
Net operating losses (“NOLs”)	1	1
Environmental liabilities	1	1
Inventories	10	10
Other assets	16	17
Total deferred income tax assets	36	37
Less: Valuation allowance	(1)	(1)
Net deferred income tax assets	35	36

Deferred income tax liabilities:
Property and equipment	(145)	(147)
Other	—	(1)
Total deferred income tax liabilities	(145)	(148)
Net deferred income tax liabilities	$(110)	$(112)
We had the following income tax credit and loss carryforwards as of December 31, 2012 (in millions):

	Amount	Expiration
U.S. state income tax credits	$12	2026
U.S. state NOL (gross amount)	16	2018
We have recorded a valuation allowance as of December 31, 2012 due to uncertainties related to our ability to utilize our state NOLs. The valuation allowance is based on our estimates of future taxable income in the various jurisdictions in which we operate and the period over which deferred income tax assets will be recoverable. The realization of net

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

deferred income tax assets recorded as of December 31, 2012 is primarily dependent upon our ability to generate future taxable income in certain U.S. states.
Subsequently recognized tax benefits in the amount of $1 million related to the valuation allowance for deferred income tax assets as of December 31, 2012 will be allocated as an income tax benefit.
Deferred income taxes have not been provided on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases of our Canadian subsidiaries based on the determination that such differences are essentially permanent in duration in that the earnings of these subsidiaries are expected to be indefinitely reinvested in the Canadian operations. If these earnings were not considered indefinitely reinvested, deferred income taxes would have been recorded after consideration of U.S. foreign tax credits. The decision by us to forgo these elections could significantly increase our income tax expense. It is not practicable to estimate the amount of additional tax that might be payable on those earnings, if distributed.
As of December 31, 2012 and 2011, we did not have any unrecognized tax benefits.
Our financial results are included in the U.S. and Canada consolidated tax returns of Valero prior to the separation and distribution. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010.
13. RELATED-PARTY TRANSACTIONS
Related-party transactions include the purchase of motor fuel from Valero, fees charged by Valero for processing credit card transactions on our behalf, the allocation of medical and life insurance costs, stock-based compensation allocations, employee benefit plan allocations and certain corporate functions performed by Valero. Motor fuel purchased by us from Valero is recorded as a component of cost of sales based on transfer price formulas that vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations. Valero charged us a percentage of credit card sales or, for certain transactions, a percentage as well as a fixed amount per credit card transaction, which we recorded as a component of cost of sales. Medical insurance, life insurance, stock-based compensation and employee benefit plan expenses were allocated to us based on Valero’s determination of actual costs attributable to our employees and are recorded as components of operating expenses and general and administrative expenses. As discussed in Note 1, certain corporate functions performed by Valero on our behalf were charged to us based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We recorded these corporate allocations as a component of general and administrative expenses and believe that the amount allocated to us is a reasonable approximation of the costs related to CST. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between us and Valero are included as a component of the net parent investment.
The following table reflects significant transactions with related parties (in millions):

	Year Ended December 31,
	2012	2011	2010
Cost of sales	$10,810	$10,533	$8,170
Operating expenses (a)	43	36	35
General and administrative expenses (a)	36	36	33

(a)	Includes stock-based compensation and employee benefit plan expense allocations that are more fully described in Notes 10 and 11, respectively.

Net Parent Investment
The following is a reconciliation of the amounts presented as “Net transfers to Parent” on our statements of changes in net investment and the amounts presented as “Net transfers to Parent” on our statements of cash flows.

	Year Ended December 31,
	2012	2011	2010
Net transfers to Parent per statements of changes in net investment	$(222)	$(151)	$(221)
Non-cash transactions:
Transfers of assets to Parent	3	1	1
Net transfers of cash to Parent per statements of cash flows	$(219)	$(150)	$(220)
14. SEGMENT INFORMATION
We have two reportable segments: Retail–U.S. and Retail–Canada. The Retail–U.S. segment includes convenience stores located in the U.S. The Retail–Canada segment includes convenience stores, filling stations, cardlocks and heating oil operations. Our heating oil operations are not significant and have been included within the Retail–Canada segment information. General and administrative expenses that are not included in either of the two reportable segments are included in the corporate category.
The reportable segments are strategic business units that experience different operating income margins due to geographic supply and demand and country and local regulatory environments. They are managed separately as each business requires unique marketing strategies that address country-specific operating requirements. Performance is evaluated based on operating income. There are no intersegment revenues.
The following table reflects activity related to segment operating income (in millions):

	Retail– U.S.	Retail– Canada	Corporate	Total
Year ended December 31, 2012:
Operating revenues from external customers	$7,907	$5,228	$—	$13,135
Depreciation, amortization and accretion expense	78	37	—	115
Operating income (loss)	246	130	(61)	315
Total expenditures for long-lived assets	181	42	—	223

Year ended December 31, 2011:
Operating revenues from external customers	7,557	5,306	—	12,863
Depreciation, amortization and accretion expense	76	37	—	113
Operating income (loss)	202	174	(59)	317
Total expenditures for long-lived assets	91	39	—	130

Year ended December 31, 2010:
Operating revenues from external customers	6,183	4,188	—	10,371
Depreciation, amortization and accretion expense	71	34	—	105
Operating income (loss)	197	149	(57)	289
Total expenditures for long-lived assets	68	37	—	105

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Operating revenues from external customers for our principal products were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Motor fuel sales (gasoline and diesel)	$11,047	$10,758	$8,443
Merchandise sales	1,496	1,484	1,445
Other	592	621	483
Total operating revenues	$13,135	$12,863	$10,371
Operating revenues by geographic area are shown in the table below (in millions). The geographic area is based on location of customer, and no single customer accounted for more than 10% of our combined operating revenues.

	Year Ended December 31,
	2012	2011	2010
U.S.	$7,907	$7,557	$6,183
Canada	5,228	5,306	4,188
Total operating revenues	$13,135	$12,863	$10,371
Long-lived assets include property and equipment and intangible assets. Geographic information by country for long-lived assets consisted of the following (in millions):

	December 31,
	2012	2011
U.S.	$938	$836
Canada	379	364
Total long-lived assets	$1,317	$1,200
Total assets by reportable segment were as follows (in millions):

	December 31,
	2012	2011
Retail–U.S.	$1,153	$1,132
Retail–Canada	555	558
Corporate	1	1
Total assets	$1,709	$1,691

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. SUPPLEMENTAL CASH FLOW INFORMATION
In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Decrease (increase) in current assets:
Receivables, net	$41	$(30)	$(11)
Inventories	(5)	(5)	(3)
Prepaid expenses and other	2	(4)	—
Increase (decrease) in current liabilities:
Accounts payable	4	(2)	7
Accrued expenses	(3)	(4)	(1)
Taxes other than income taxes	3	5	20
Changes in current assets and current liabilities	$42	$(40)	$12
The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	the amounts shown above exclude changes in cash, deferred income taxes and current portion of capital lease obligations;

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid; and

•
certain differences between balance sheet changes and the changes reflected above result from translating foreign currency denominated amounts at the applicable exchange rates as of each balance sheet date.

There were no significant noncash investing and financing activities for the years ended December 31, 2012, 2011 and 2010.
Cash flows related to interest and income taxes were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Interest paid	$1	$1	$1
Income taxes paid, net	106	91	91
Our financial results are included in the U.S. and Canada consolidated tax returns of Valero prior to the separation and distribution. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010. As a result, the amounts reflected as “income taxes paid, net” represent the current portion of income tax expense for the respective year.
16. FAIR VALUE MEASUREMENTS
General
GAAP requires that certain financial instruments, such as derivative instruments, be recognized at their fair values in our balance sheets. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. We had no financial instruments, however, that were required to be recognized at their fair values in our balance sheets as of December 31, 2012 or 2011. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Other Financial Instruments.”
Nonfinancial assets, such as property and equipment, and nonfinancial liabilities are recognized at their carrying amounts in our balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred. This information is provided below under “Nonrecurring Fair Value Measurements.”
GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1 - Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•
Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect our own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or our own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

The financial instruments and nonfinancial assets and liabilities included in our disclosure of fair value measurements are categorized according to the fair value hierarchy based on the inputs used to measure their fair values.
Nonrecurring Fair Value Measurements
As discussed in Note 3, we concluded that certain of our retail sites were impaired as of December 31, 2011 and 2010. To estimate fair value of the convenience stores, we used an income approach reflecting internally developed discounted cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The table below presents the fair value (in millions) of our nonfinancial assets measured on a nonrecurring basis during the years ended December 31, 2011 and 2010, and categorized according to the fair value hierarchy of the inputs utilized by us to determine the fair values as of December 31, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value as of December 31	Total Loss Recognized During the Year Ended December 31
2011:
Property and equipment	$—	$—	$1	$1	$3
2010:
Property and equipment	—	—	2	2	5
There were no liabilities that were measured at fair value on a nonrecurring basis during the years ended December 31, 2012, 2011 and 2010.
Other Financial Instruments
Cash is a financial instrument that we recognize in our balance sheets at its carrying amount. The fair value of this financial instrument approximates its carrying amount due to the low level of credit risk (Level 1).
17. QUARTERLY FINANCIAL DATA (Unaudited)
The following table summarizes quarterly financial data for the years ended December 31, 2012 and 2011 (in millions).

	2012 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$3,212	$3,345	$3,382	$3,196
Operating income	19	164	35	97
Net income	15	108	23	64

	2011 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$2,962	$3,430	$3,353	$3,118
Operating income	43	120	84	70
Net income	31	80	55	48

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. GUARANTOR SUBSIDIARIES
In connection with the separation and distribution, CST Brands, Inc. (the “Parent Company”) issued $550 million aggregate principal amount of senior unsecured bonds which are fully and unconditionally guaranteed, on a joint and several basis, by its wholly-owned, domestic subsidiaries (the “Guarantor Subsidiaries”). The following combining schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(f):
COMBINING BALANCE SHEETS
(Millions of Dollars)

	December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash	$—	$44	$17	$—	$61
Receivables, net	—	41	93	—	134
Inventories	—	121	47	—	168
Deferred income taxes	—	4	9	—	13
Prepaid expenses and other	—	3	5	—	8
Total current assets	—	213	171	—	384
Property and equipment, at cost	—	1,371	492	—	1,863
Accumulated depreciation	—	(435)	(152)	—	(587)
Property and equipment, net	—	936	340	—	1,276
Intangible assets, net	—	2	39	—	41
Other assets, net	—	3	5	—	8
Total assets	$—	$1,154	$555	$—	$1,709
LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$—	$1	$—	$—	$1
Accounts payable	—	52	43	—	95
Accrued expenses	—	22	18	—	40
Taxes other than income taxes	—	22	70	—	92
Total current liabilities	—	97	131	—	228
Capital lease obligations, less current portion	—	4	—	—	4
Deferred income taxes	—	110	13	—	123
Other long-term liabilities	—	77	30	—	107
Commitments and contingencies
Net investment:
Net parent investment	—	866	216	—	1,082
Accumulated other comprehensive income (AOCI)	—	—	165	—	165
Total net investment	—	866	381	—	1,247
Total liabilities and net investment	$—	$1,154	$555	$—	$1,709

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS (CONTINUED)
(Millions of Dollars)

	December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
ASSETS
Current assets:
Cash	$116	$16	$132
Receivables, net	64	108	172
Inventories	109	50	159
Deferred income taxes	3	9	12
Prepaid expenses and other	5	5	10
Total current assets	297	188	485
Property and equipment, at cost	1,224	454	1,678
Accumulated depreciation	(390)	(135)	(525)
Property and equipment, net	834	319	1,153
Intangible assets, net	2	45	47
Other assets, net	1	5	6
Total assets	$1,134	$557	$1,691
LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$1	$—	$1
Accounts payable	46	38	84
Accrued expenses	18	23	41
Taxes other than income taxes	19	67	86
Total current liabilities	84	128	212
Capital lease obligations, less current portion	5	—	5
Deferred income taxes	109	15	124
Other long-term liabilities	75	26	101
Commitments and contingencies
Net investment:
Net parent investment	861	233	1,094
Accumulated other comprehensive income (AOCI)	—	155	155
Total net investment	861	388	1,249
Total liabilities and net investment	$1,134	$557	$1,691

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME
(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating revenues	$—	$7,907	$5,228	$—	$13,135
Costs and expenses:
Cost of sales	—	7,185	4,815	—	12,000
Operating expenses	—	398	246	—	644
General and administrative expenses	—	44	17	—	61
Depreciation, amortization and accretion expense	—	78	37	—	115
Total costs and expenses	—	7,705	5,115	—	12,820
Operating income	—	202	113	—	315
Other income, net	—	—	1	—	1
Interest expense	—	(1)	—	—	(1)
Income before income tax expense	—	201	114	—	315
Income tax expense	—	74	31	—	105
Net income	$—	$127	$83	$—	$210

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$7,557	$5,306	$12,863
Costs and expenses:
Cost of sales	6,893	4,842	11,735
Operating expenses	383	253	636
General and administrative expenses	42	17	59
Depreciation, amortization and accretion expense	76	37	113
Asset impairment losses	2	1	3
Total costs and expenses	7,396	5,150	12,546
Operating income	161	156	317
Other income, net	—	1	1
Interest expense	(1)	—	(1)
Income before income tax expense	160	157	317
Income tax expense	59	44	103
Net income	$101	$113	$214

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME (CONTINUED)
(Millions of Dollars)

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$6,183	$4,188	$10,371
Costs and expenses:
Cost of sales	5,540	3,770	9,310
Operating expenses	372	233	605
General and administrative expenses	40	17	57
Depreciation, amortization and accretion expense	72	33	105
Asset impairment losses	2	3	5
Total costs and expenses	6,026	4,056	10,082
Operating income	157	132	289
Other income, net	1	1	2
Interest expense	(1)	—	(1)
Income before income tax expense	157	133	290
Income tax expense	57	40	97
Net income	$100	$93	$193

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF COMPREHENSIVE INCOME
(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net income	$—	$127	$83	$—	$210
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	10	—	10
Other comprehensive income (loss) before income taxes	—	—	10	—	10
Income taxes related to items of other comprehensive income	—	—	—	—	—
Other comprehensive income (loss)	—	—	10	—	10
Comprehensive income	$—	$127	$93	$—	$220

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$101	$113	$214
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(7)	(7)
Other comprehensive income (loss) before income taxes	—	(7)	(7)
Income taxes related to items of other comprehensive income	—	—	—
Other comprehensive income (loss)	—	(7)	(7)
Comprehensive income	$101	$106	$207

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$100	$93	$193
Other comprehensive income (loss):
Foreign currency translation adjustment	—	24	24
Other comprehensive income (loss) before income taxes	—	24	24
Income taxes related to items of other comprehensive income	—	—	—
Other comprehensive income (loss)	—	24	24
Comprehensive income	$100	$117	$217

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS
(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Cash flows from operating activities:
Net income	$—	$127	$83	$—	$210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	—	78	37	—	115
Deferred income tax expense (benefit)	—	1	(2)	—	(1)
Changes in current assets and current liabilities	—	20	22	—	42
Other operating activities, net	—	(2)	—	—	(2)
Net cash provided by operating activities	—	224	140	—	364
Cash flows from investing activities:
Capital expenditures	—	(114)	(42)	—	(156)
Acquisition	—	(61)	—	—	(61)
Proceeds from dispositions of property and equipment	—	2	—	—	2
Other investing activities, net	—	—	—	—	—
Net cash used in investing activities	—	(173)	(42)	—	(215)
Cash flows from financing activities:
Payments of capital lease obligations	—	(1)	—	—	(1)
Net transfers to Parent	—	(122)	(97)	—	(219)
Net cash used in financing activities	—	(123)	(97)	—	(220)
Effect of foreign exchange rate changes on cash	—	—	—	—	—
Net increase (decrease) in cash	—	(72)	1	—	(71)
Cash at beginning of year	—	116	16	—	132
Cash at end of year	$—	$44	$17	$—	$61

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)
(Millions of Dollars)

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$101	$113	$214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	76	37	113
Asset impairment losses	2	1	3
Non-cash interest expense	1	—	1
Deferred income tax expense (benefit)	14	(2)	12
Changes in current assets and current liabilities	(35)	(5)	(40)
Other operating activities, net	5	—	5
Net cash provided by operating activities	164	144	308
Cash flows from investing activities:
Capital expenditures	(91)	(39)	(130)
Proceeds from dispositions of property and equipment	3	2	5
Other investing activities, net	(1)	(1)	(2)
Net cash used in investing activities	(89)	(38)	(127)
Cash flows from financing activities:
Payments of capital lease obligations	(1)	—	(1)
Net transfers to Parent	(47)	(103)	(150)
Net cash used in financing activities	(48)	(103)	(151)
Effect of foreign exchange rate changes on cash	—	—	—
Net increase in cash	27	3	30
Cash at beginning of year	89	13	102
Cash at end of year	$116	$16	$132

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)
(Millions of Dollars)

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$100	$93	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	72	33	105
Asset impairment losses	2	3	5
Deferred income tax expense (benefit)	9	(3)	6
Changes in current assets and current liabilities	(6)	18	12
Other operating activities, net	1	1	2
Net cash provided by operating activities	178	145	323
Cash flows from investing activities:
Capital expenditures	(68)	(37)	(105)
Proceeds from dispositions of property and equipment	2	1	3
Other investing activities, net	(1)	(1)	(2)
Net cash used in investing activities	(67)	(37)	(104)
Cash flows from financing activities:
Payments of capital lease obligations	(1)	—	(1)
Net transfers to Parent	(116)	(104)	(220)
Net cash used in financing activities	(117)	(104)	(221)
Effect of foreign exchange rate changes on cash	—	1	1
Net increase (decrease) in cash	(6)	5	(1)
Cash at beginning of year	95	8	103
Cash at end of year	$89	$13	$102

CST BRANDS, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CHANGES IN NET INVESTMENT
(Millions of Dollars)

	Accumulated Other Comprehensive Income			Net Parent Investment			Net Investment
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Balance as of December 31, 2009	$—	$138	$138	$823	$236	$1,059	$823	$374	$1,197
Net income	—	—	—	100	93	193	100	93	193
Net transfers to Parent	—	—	—	(116)	(105)	(221)	(116)	(105)	(221)
Other comprehensive income	—	24	24	—	—	—	—	24	24
Balance as of December 31, 2010	—	162	162	807	224	1,031	807	386	1,193
Net income	—	—	—	101	113	214	101	113	214
Net transfers to Parent	—	—	—	(47)	(104)	(151)	(47)	(104)	(151)
Other comprehensive income	—	(7)	(7)	—	—	—	—	(7)	(7)
Balance as of December 31, 2011	—	155	155	861	233	1,094	861	388	1,249
Net income	—	—	—	127	83	210	127	83	210
Net transfers to Parent	—	—	—	(122)	(100)	(222)	(122)	(100)	(222)
Other comprehensive income	—	10	10	—	—	—	—	10	10
Balance as of December 31, 2012	$—	$165	$165	$866	$216	$1,082	$866	$381	$1,247

CST Brands, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers

(a)
CST Brands, Inc., Autotronic Systems, Inc., CST Arizona Stations, Inc., CST California Stations, Inc., CST Marketing and Supply Company, CST Security Services, Inc., CST Shamrock Stations, Inc., CST USA Inc., National Convenience Stores Incorporated and TOC-DS Company are each incorporated under the laws of the State of Delaware. The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.

CST Brands, Inc.’s Amended and Restated Certificate of Incorporation provides that no director will be liable to CST Brands, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, the DGCL requires that liability be imposed for the following: any breach of the director’s duty of loyalty to the corporation or its stockholders; any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by the DGCL; and any transaction from which the director derived an improper personal benefit. The organizational documents of each of CST Arizona Stations and National Convenience Stores Incorporated provides for similar limitations.
Additionally, the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation-a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
CST Brands, Inc.’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, CST Brands, Inc. will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of CST Brands, Inc., or by reason of the fact that director or officer is or was serving, at CST Brands, Inc.’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including the subsidiary guarantors and including service with respect to employee benefit plans maintained or sponsored by the registrants. CST Brands, Inc. will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the best interests of CST Brands, Inc. and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to the registrants. Any amendment of this provision will not reduce CST Brands, Inc.’s indemnification obligations relating to actions taken before an amendment. The organizational documents of CST Arizona Stations, Inc., CST California Stations, Inc., CST Marketing and Supply Company, CST Security Services, Inc., CST Shamrock Stations, Inc., CST USA

Inc., National Convenience Stores Incorporated and TOC-DS Company provides for similar indemnification.The organizational documents of Autotronic Systems, Inc. provides for similar indemnification, except no indemnification is available if the person requesting indemnification is adjudged to be liable for negligence or misconduct in the performance of duty.

(b)
CST Services LLC, ELR, LLC, and Sigmor Company, LLC are each formed under the laws of the State of Delaware. The Delaware Limited Liability Company Act (“DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The organizational documents of each of CST Services LLC, ELR, LLC, and Sigmor Company, LLC provides for the indemnification of such entity’s directors, officers, manages and members. The organizational documents of ELR, LLC provide that no member or manager will be liable to the company or its members for monetary damages for acts or omissions in their capacity as a member or manager or other persons except to the extent required by law and the organizational documents of CST Services LLC and Sigmor Company, LLC empower the managers to make arrangements for payment of losses or liabilities to protect its members, managers, officers, agents and employees against loss or liability. The organizational documents of CST Services LLC, ELR, LLC and Sigmor Company, LLC also empower the company to purchase insurance on behalf of such entity’s directors, officers, managers and members.

(c)
Emerald Marketing, Inc., Sigmor Beverage, Inc., Sigmor Number 5, Inc., Sigmor Number 43, Inc., Sigmor Number 79, Inc., Sigmor Number 80, Inc., Sigmor Number 103, Inc., Sigmor Number 105, Inc., Sigmor Number 119, Inc., Sigmor Number 178, Inc., Sigmor Number 196, Inc., Sigmor Number 238, Inc., Sigmor Number 259, Inc., Sigmor Number 422, Inc., Sunshine Beverage Co. and Valley Shamrock, Inc. are each incorporated under the laws of the State of Texas. The Texas Business Organizations Code (“TBOC”) provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent that it is determined that the person acted in good faith; reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and, in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. With respect to expenses, the amount of expenses other than a judgment must be reasonable. The organizational documents of each of Emerald Marketing, Inc., Sigmor Beverage, Inc., Sigmor Number 5, Inc., Sigmor Number 43, Inc., Sigmor Number 79, Inc., Sigmor Number 80, Inc., Sigmor Number 103, Inc., Sigmor Number 105, Inc., Sigmor Number 119, Inc., Sigmor Number 178, Inc., Sigmor Number 196, Inc., Sigmor Number 238, Inc., Sigmor Number 259, Inc., Sigmor Number 422, Inc., Sunshine Beverage Co. and Valley Shamrock, Inc. provide for indemnification of such entity’s directors and officers. The organizational documents of Sigmor Beverage, Inc. and Sunshine Beverage Co. provide that no director will be liable to the company or its shareholders for monetary damages for acts or omissions in their capacity as a director to the fullest extent permitted by law.

(d)
Big Diamond, LLC, Big Diamond Number 1, LLC, CST Diamond Holdings, LLC, Real Estate Ventures, LLC, and Skipper Beverage Company, LLC are each formed under the laws of the State of Texas. CST Arkansas Stations, LLC is formed under the laws of the State of Arkansas. CST Metro LLC is formed under the laws of the State of Michigan. The TBOC and the laws of the states of Arkansas and Michigan governing limited liability companies contain provisions similar to the DLLCA regarding the indemnification of members or managers or other persons. The organizational documents of Big Diamond, LLC, Big Diamond Number 1, LLC, CST Diamond Holdings, LLC, Real Estate Ventures, LLC, Skipper Beverage Company, LLC, CST Arkansas Stations, LLC, and CST Metro LLC provide for the indemnification of such entity’s directors, officers, managers and members. The organizational documents of Real Estate Ventures, LLC provide that no member or manager will be liable to the company or its members for monetary damages for acts or omissions in their capacity as a member or manager or other persons except to the extent required by law. The organizational documents of Big Diamond, LLC, Big Diamond Number 1, LLC, CST Arkansas Stations LLC, CST Diamond Holdings, LLC, CST Metro LLC, CST Services LLC, Real Estate Ventures, LLC, Skipper Beverage Company, LLC and Sigmor Company, LLC also empower the company to purchase insurance on behalf of such entity’s directors, officers, managers and members.

(e)
CST Diamond, L.P. is a limited partnership formed under the laws of the State of Texas. Under the TBOC, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions as are set forth in the applicable law or the partnership agreement. The organizational documents of CST Diamond, L.P. provides for the indemnification of its general partner and such entity's directors, officers, employees and agents incurred as a result of their actions or omissions on behalf of the partnership, except in the case of gross negligence, fraud or bad faith. The organizational documents of CST Diamond, L.P. further provide that its general partner and such entity's directors, officers, successor or assigns will be liable to the partnership or its limited partners for monetary damages for any acts or failure to act on behalf of the partnership except in the case of fraud, bad faith or negligence. The organizational documents of CST Diamond, L.P. also empower the partnership to purchase insurance, including insurance it may elect to purchase on behalf of the general partner or its governing persons.

(f)
Pursuant to Section 5 of the Registration Rights Agreement, dated May 1, 2013, among CST Brands, Inc., the guarantors and the initial purchasers named therein, each holder of the notes has agreed to indemnify CST Brands, Inc., the guarantors and each person, if any, who controls CST Brands, Inc. or the guarantors within the meaning of the Securities Act or the Exchange Act from and against certain losses, claims, damages or liabilities that may be incurred in connection with the registration of the initial notes, to the extent that such losses, claims, damages or liabilities arise from an omission or untrue statement contained in written information furnished to CST Brands, Inc. by such holder of the notes.

(g)
The Offering Agreement, dated April 25, 2013, among CST Brands, Inc., the guarantors and the initial purchasers named therein, contains provisions by which the initial purchasers agree to indemnify CST Brands, Inc., the guarantors, their respective directors and officers and each person, if any, who controls CST Brands, Inc. or the guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against certain losses, claims, damages or liabilities.

(h)
CST Brands, Inc. has obtained insurance policies that insure its directors and officers and those of its subsidiaries, including the guarantor subsidiaries, against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if CST Brands, Inc. is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

(i)
CST Brands, Inc. has entered into indemnification agreements with directors, officers and certain other employees of CST Brands, Inc. and its subsidiaries indemnifying them to the fullest extent permitted by applicable law against liability they may incur in their capacity as a director or officer of CST Brands, Inc. and in their capacity as a director or officer of each of the guarantor subsidiaries including the advancement of defense expenses (including legal fees).

(j)
The above discussion of the DGCL, the DLLCA, the TBOC and other applicable laws and the organizational documents of the registrants is not intended to be exhaustive and is qualified in its entirety by such statute and the applicable organizational documents. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.
(a) Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.
(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of that registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit No.	Description
2.1
Separation and Distribution Agreement dated as of April 29, 2013 by and among Valero Energy Corporation and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

3.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)
3.3*	Composite Certificate of Incorporation of Autotronic Systems, Inc. (as amended through September 15, 2011)
3.4*	Bylaws of Autotronic Systems, Inc.
3.5*	Certificate of Formation of Big Diamond, LLC
3.6*	Amended and Restated Limited Liability Company Agreement of Big Diamond, LLC
3.7*	Certificate of Formation of Big Diamond Number 1, LLC
3.8*	Limited Liability Company Agreement of Big Diamond Number 1, LLC
3.9*	Composite Certificate of Incorporation of CST Arizona Stations, Inc. (as amended through June 19, 2013)
3.10*	Bylaws of CST Arizona Stations, Inc. (f/k/a Diamond Shamrock Arizona, Inc.)
3.11*	Composite Articles of Organization for Limited Liability Company of CST Arkansas Stations, LLC (as amended through February 28, 2013)
3.12*	Limited Liability Company Agreement of CST Arkansas Stations, LLC (f/k/a Valero Arkansas Retail LLC)
3.13*	Composite Certificate of Incorporation of CST California Stations, Inc. (as amended through February 28, 2013)
3.14*	Bylaws of CST California Stations, Inc. (f/k/a Valero California Retail Company)
3.15*	Composite Certificate of Formation of CST Diamond Holdings LLC (as amended through June 20, 2013)
3.16*	Amended and Restated Limited Liability Company Agreement of CST Diamond Holdings LLC (f/k/a VRG Diamond Holdings, LLC)
3.17*	Composite Certificate of Limited Partnership of CST Diamond, L.P. (as amended through February 28, 2013)
3.18*	Amended and Restated Agreement of Limited Partnership of CST Diamond, L.P.
3.19*	Certificate of Incorporation of CST Marketing and Supply Company
3.20*	Bylaws of CST Marketing and Supply Company
3.21*	Articles of Organization of CST Metro LLC
3.22*	Amended and Restated Operating Agreement of CST Metro LLC
3.23*	Certificate of Incorporation of CST Security Services, Inc.
3.24*	Bylaws of CST Security Services, Inc.
3.25*	Certificate of Formation of CST Services LLC
3.26*	Amended and Restated Limited Liability Company Agreement of CST Services LLC

3.27*	Composite Certificate of Incorporation of CST Shamrock Stations, Inc. (as amended through June 19, 2013)
3.28*	Bylaws of CST Shamrock Stations, Inc. (f/k/a Diamond Shamrock Stations, Inc.)
3.29*	Certificate of Incorporation of CST USA INC.
3.30*	Bylaws of CST USA INC.
3.31*	Certificate of Formation of ELR, LLC
3.32*	Limited Liability Company Agreement of ELR, LLC
3.33*	Composite Articles of Incorporation of Emerald Marketing, Inc. (as amended through April 19, 2010)
3.34*	Bylaws of Emerald Marketing, Inc.
3.35*	Amended and Restated Certificate of Incorporation of National Convenience Stores Incorporated
3.36*	Bylaws of National Convenience Stores Incorporated
3.37*	Certificate of Formation of Real Estate Ventures, LLC
3.38*	Company Agreement of Real Estate Ventures, LLC
3.39*	Composite Articles of Incorporation of Sigmor Beverage, Inc. (as amended through April 19, 2010)
3.40*	Bylaws of Sigmor Beverage, Inc.
3.41*	Certificate of Formation of Sigmor Company, LLC
3.42*	Limited Liability Company Agreement of Sigmor Company, LLC
3.43*	Composite Articles of Incorporation of Sigmor Number 5, Inc. (as amended through April 19, 2010)
3.44*	Bylaws of Sigmor Number 5, Inc.
3.45*	Composite Articles of Incorporation of Sigmor Number 43, Inc. (as amended through April 19, 2010)
3.46*	Bylaws of Sigmor Number 43, Inc.
3.47*	Composite Articles of Incorporation of Sigmor Number 79, Inc. (as amended through April 19, 2010)
3.48*	Bylaws of Sigmor Number 79, Inc.
3.49*	Composite Articles of Incorporation of Sigmor Number 80, Inc. (as amended through April 19, 2010)
3.50*	Bylaws of Sigmor Number 80, Inc.
3.51*	Composite Articles of Incorporation of Sigmor Number 103, Inc. (as amended through April 19, 2010)
3.52*	Bylaws of Sigmor Number 103, Inc.
3.53*	Composite Articles of Incorporation of Sigmor Number 105, Inc. (as amended through April 19, 2010)
3.54*	Bylaws of Sigmor Number 105, Inc.
3.55*	Composite Articles of Incorporation of Sigmor Number 119, Inc. (as amended through April 19, 2010)
3.56*	Bylaws of Sigmor Number 119, Inc.
3.57*	Composite Articles of Incorporation of Sigmor Number 178, Inc. (as amended through April 19, 2010)
3.58*	Bylaws of Sigmor Number 178, Inc.
3.59*	Composite Articles of Incorporation of Sigmor Number 196, Inc. (as amended through April 19, 2010)
3.60*	Bylaws of Sigmor Number 196, Inc.
3.61*	Composite Articles of Incorporation of Sigmor Number 238, Inc. (as amended through April 19, 2010)
3.62*	Bylaws of Sigmor Number 238, Inc.
3.63*	Composite Articles of Incorporation of Sigmor Number 259, Inc. (as amended through March 22, 2011)

3.64*	Bylaws of Sigmor Number 259, Inc.
3.65*	Composite Articles of Incorporation of Sigmor Number 422, Inc. (as amended through April 19, 2010)
3.66*	Bylaws of Sigmor Number 422, Inc.
3.67*	Certificate of Formation of Skipper Beverage Company, LLC
3.68*	Limited Liability Company Agreement of Skipper Beverage Company, LLC
3.69*	Composite Articles of Incorporation of Sunshine Beverage Co. (as amended through April 19, 2010)
3.70*	Bylaws of Sunshine Beverage Co.
3.71*	Composite Certificate of Incorporation of TOC-DS Company (as amended through April 22, 1994)
3.72*	Bylaws of TOC-DS Company
3.73*	Composite Articles of Incorporation of Valley Shamrock, Inc. (as amended through April 19, 2010)
3.74*	Bylaws of Valley Shamrock, Inc.
4.1
Indenture dated as of May 1, 2013 by and among the Company, the Guarantors (as defined) and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

4.2*	First Supplemental Indenture, dated September 13, 2013, among the Company, ELR, LLC, Real Estate Ventures, LLC and U.S. Bank National Association, as Trustee.
4.3
Registration Rights Agreement dated as of May 1, 2013, by and among the Company, the Guarantors, and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC and RBS Securities Inc., as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

4.4
Stockholder’s and Registration Rights Agreement dated as of April 29, 2013, by and among Valero Energy Corporation and the Company (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

5.1*	Opinion of Jackson Walker L.L.P.
5.2*	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
5.3*	Opinion of Varnum L.L.P.
10.1
Transition Services Agreement dated as of April 29, 2013 by and between Valero Services, Inc. and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.2
Transition Services Agreement dated as of April 29, 2013 by and between ULTRAMAR LTD and CST Canada Co. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.3
Tax Matters Agreement dated as of April 29, 2013 by and between Valero Energy Corporation and the Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.4
Employee Matters Agreement dated as of April 29, 2013 by and between Valero Energy Corporation and the Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.5
Branded Distributor Marketing Agreement (Multi-Brand) dated as of May 1, 2013 by and between Valero Marketing and Supply Company and CST Marketing and Supply Company (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.6
Master Agreement dated as of May 1, 2013 by and between Valero Marketing and Supply Company and CST Marketing and Supply Company (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.7
Petroleum Product Sale Agreement dated as of May 1, 2013 by and between CST Marketing and Supply Company and Valero Marketing and Supply Company (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.8
Petroleum Product Sale Agreement dated as of May 1, 2013 by and between ULTRAMAR LTD and CST Canada Co. (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)
10.10	2013 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Registration Statement on Form 10 filed on March 1, 2013)
10.11	CST Brands, Inc. Savings Plan (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 6, 2013)
10.12	CST Brands, Inc. Excess Savings Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2013)
10.13
CST Brands. Inc. Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.14
CST Brands. Inc. Code of Ethics for Senior Financial Officers (incorporated by reference to Exhibit 14.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013)

10.15
Credit Agreement among CST Brands, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and the lenders and other financial institutions named therein, dated as of March 20, 2013 (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Registration Statement on Form 10 filed on April 4, 2013)

12.1*	Computation of ratio of earnings to fixed charges
21.1*	List of subsidiaries
23.1**	Consent of KPMG LLP
23.2*	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)
23.3*	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.2)
23.4*	Consent of Varnum L.L.P. (included in Exhibit 5.3)
24.1***	Powers of Attorney (other than for Real Estate Ventures, LLC)
24.2****	Powers of Attorney (Real Estate Ventures, LLC)
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4*	Form of Letter to Clients

*	Previously filed.

**	Filed herewith.

***	Included on signature pages of initial filing.
**** Included on signature page of Amendment No. 1 to S-4 filing.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, CST Brands, Inc., as Registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 6, 2013.

CST BRANDS, INC.

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Chief Executive Officer, President and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2013.

Signature	Name and Title
/s/ Kimberly S. Bowers	Chief Executive Officer, President and Director (Principal Executive Officer)
Kimberly S. Bowers
*	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Clayton E. Killinger
*	Director
Donna M. Boles
*	Director
Roger G. Burton
*	Director
Michael S. Ciskowski
*	Director
S. Eugene Edwards
*	Director
Ruben M. Escobedo
*	Director
Denise Incandela
*	Director
William G. Moll
*	Director
Alan Schoenbaum
*	Director
Michael H. Wargotz
* Kimberly S. Bowers hereby signs this Amendment No. 2 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on November 6, 2013, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of CST Brands, Inc. filed on September 13, 2013 with the Securities and Exchange Commission.

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Attorney-in-fact

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, each of the Registrants, as listed on the attached Schedule of Subsidiary A Registrants, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 6, 2013.

REGISTRANTS (as listed on the attached Schedule of Subsidiary A Registrants).

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Chief Executive Officer, President and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2013.

Signature	Name and Title
/s/ Kimberly S. Bowers	Chief Executive Officer, President and Director (Principal Executive Officer)
Kimberly S. Bowers
*	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Clayton E. Killinger
*	Director
Douglas M. Miller

* Kimberly S. Bowers hereby signs this Amendment No. 2 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on November 6, 2013, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of CST Brands, Inc. filed on September 13, 2013 with the Securities and Exchange Commission.

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Attorney-in-fact

SCHEDULE OF SUBSIDIARY A REGISTRANTS
Exact Name of Registrant As Specified in Its Charter

AUTOTRONIC SYSTEMS, INC.
BIG DIAMOND, LLC
By:    CST Diamond Holdings, LLC
By:    Emerald Marketing, Inc.
BIG DIAMOND NUMBER 1, LLC
By:    Big Diamond, LLC
By:    CST Diamond Holdings, LLC
By:    Emerald Marketing, Inc.
CST ARIZONA STATIONS, INC.
CST DIAMOND HOLDINGS, LLC
By:     Emerald Marketing, Inc.
CST DIAMOND, L.P.
By:     Emerald Marketing, Inc.
CST METRO LLC
By:    CST Diamond Holdings, LLC
By:    Emerald Marketing, Inc.
CST SHAMROCK STATIONS, INC.
EMERALD MARKETING, INC.
NATIONAL CONVENIENCE STORES INCORPORATED
SIGMOR BEVERAGE, INC.
SIGMOR NUMBER 5, INC.
SIGMOR NUMBER 43, INC.
SIGMOR NUMBER 79, INC.
SIGMOR NUMBER 80, INC.
SIGMOR NUMBER 103, INC.
SIGMOR NUMBER 105, INC.
SIGMOR NUMBER 119, INC.
SIGMOR NUMBER 178, INC.
SIGMOR NUMBER 196, INC.
SIGMOR NUMBER 238, INC.
SIGMOR NUMBER 259, INC.
SIGMOR NUMBER 422, INC.
SKIPPER BEVERAGE COMPANY, LLC
By:    Big Diamond, LLC
By:    CST Diamond Holdings, LLC
By:    Emerald Marketing, Inc.
SUNSHINE BEVERAGE CO.
TOC-DS COMPANY
VALLEY SHAMROCK, INC.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, each of the Registrants, as listed on the attached Schedule of Subsidiary B Registrants, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 6, 2013.

REGISTRANTS (as listed on the attached Schedule of Subsidiary A Registrants).

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Chief Executive Officer, President and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2013.

Signature	Name and Title
/s/ Kimberly S. Bowers	Chief Executive Officer, President and Director (Principal Executive Officer)
Kimberly S. Bowers
*	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Clayton E. Killinger

* Kimberly S. Bowers hereby signs this Amendment No. 2 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on November 6, 2013, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of CST Brands, Inc. filed on September 13, 2013 with the Securities and Exchange Commission.

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Attorney-in-fact

SCHEDULE OF SUBSIDIARY B REGISTRANTS
Exact Name of Registrant As Specified in Its Charter

CST ARKANSAS STATIONS, LLC
By:    CST Services LLC
By:    CST USA Inc.
CST CALIFORNIA STATIONS, INC.
By:    CST Services LLC
By:    CST USA Inc.
CST MARKETING AND SUPPLY COMPANY
CST SECURITY SERVICES, INC.
CST SERVICES LLC
By:    CST USA Inc.
CST USA INC.
ELR, LLC
By:    CST USA Inc.
SIGMOR COMPANY, LLC
By:    CST Services LLC
By:    CST USA Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Real Estate Ventures, LLC, as Registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 6, 2013.

REAL ESTATE VENTURES, LLC

By:    /s/ Clayton E. Killinger
Clayton E. Killinger
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on November 6, 2013.

Signature	Name and Title
*	President (Principal Executive Officer)
Paul C. Clark
/s/ Clayton E. Killinger	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Clayton E. Killinger
*	Manager
Douglas M. Miller

* Clayton E. Killinger hereby signs this Amendment No. 2 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact on November 6, 2013, pursuant to powers of attorney previously included with Amendment No. 1 to the Registration Statement on Form S-1 of CST Brands, Inc. filed on October 17, 2013 with the Securities and Exchange Commission.

By:    /s/ Clayton E. Killinger
Clayton E. Killinger
Attorney-in-fact